ExxonMobil

Taking on the world's toughest energy challenges.™

2007 Financial & Operating Review

ON THE COVER
ExxonMobil is uniquely positioned in the industry due to the depth and breadth of our technical and operational capabilities in our Upstream, Downstream, and Chemical businesses. We have a world-class portfolio of Upstream projects, including the East Area NGL II project in Nigeria (top left). Through the use of ExxonMobil technology, we have been able to increase the size of liquefied natural gas (LNG) ships, such as the Q-Flex LNG ship (center right), and significantly reduce shipping costs. Our Downstream portfolio includes world-class facilities with significant conversion capacity — for example, the delayed coker at our Baytown, Texas, refinery (center left) — that allow us to upgrade heavy crudes into higher-value products. ExxonMobil’s integrated chemical plant in Singapore (lower right) will be expanded through the addition of a second world-scale ethylene steam cracker and derivative units to meet the growing demand for products in Asia.
CONTENTS

Corporate Overview	1-17

The Outlook for Energy	18-21

Technology	22-28

Integration	29

Upstream – Business Overview	30-67

Downstream – Business Overview	68-83

Chemical – Business Overview	84-93

Frequently Used Terms	94-97

Index	98

General Information	Inside Back Cover
The term Upstream refers to exploration, development, production, and gas and power marketing. Downstream refers to the refining and marketing of petroleum products such as motor fuels and lubricants.
Projections, targets, expectations, estimates, and business plans in this report are forward-looking statements. Actual future results, including demand growth and energy mix; capacity growth; the impact of new technologies; capital expenditures; project plans, dates, and capacities; production rates and resource recoveries; and efficiency gains and cost savings could differ materially due to, for example, changes in oil and gas prices or other market conditions affecting the oil and gas industry; reservoir performance; timely completion of development projects; war and other political or security disturbances; changes in law or government regulation; the actions of competitors; unexpected technological developments; the occurrence and duration of economic recessions; the outcome of commercial negotiations; unforeseen technical difficulties; and other factors discussed in this report and in Item 1A of ExxonMobil’s most recent Form 10-K.
Definitions of certain financial and operating measures and other terms used in this report are contained in the section titled “Frequently Used Terms” on pages 94 through 97. In the case of financial measures, the definitions also include information required by SEC Regulation G to the extent we believe applicable.
“Factors Affecting Future Results” and “Frequently Used Terms” are also posted on our Web site and are updated from time to time.
Prior years’ data have been reclassified in certain cases to conform to the 2007 presentation basis.

EXXON MOBIL CORPORATION ▪ 2007 FINANCIAL & OPERATING REVIEW  1
Meeting the world’s fundamental and growing need for energy is a massive undertaking.
Providing reliable, affordable energy supplies in a responsible manner enables global economic progress and improves the quality of life for people around the world. ExxonMobil remains uniquely positioned to take on the key challenges facing our industry today:
▪	Safely and reliably producing oil, natural gas, and hydrocarbon products

▪	Finding and developing new supplies and products to bring to market

▪	Maximizing resource and asset value

▪	Improving energy efficiency and minimizing environmental impacts

▪	Developing the next generation of scientists and engineers

What does it take to meet these challenges?
It requires an understanding of the long-term nature of our business. It requires a consistent, systematic business model with the flexibility to adapt to changing business conditions. It requires a commitment to invest in and develop people, innovative technology, and projects that grow shareholder value. It requires a company of leaders with an unwavering commitment to integrity, operational excellence, and community development.
ExxonMobil has taken on these challenges for over 125 years while continuing to deliver superior financial results to our shareholders.

2  EXXON MOBIL CORPORATION ▪ 2007 FINANCIAL & OPERATING REVIEW
Fundamentals of Our Approach:
Consistency, Integrity, Discipline, Reliability, and Ingenuity
FINANCIAL HIGHLIGHTS

(millions of dollars, unless noted)	2007	2006	2005	2004	2003

Sales and other operating revenue(1)(2)	390,328	365,467	358,955	291,252	237,054
Net income	40,610	39,500	36,130	25,330	21,510
Cash flow from operations and asset sales(3)	56,206	52,366	54,174	43,305	30,788
Capital and exploration expenditures(3)	20,853	19,855	17,699	14,885	15,525
Cash dividends to ExxonMobil shareholders	7,621	7,628	7,185	6,896	6,515
Common stock purchases (gross)	31,822	29,558	18,221	9,951	5,881
Research and development costs	814	733	712	649	618
Cash and cash equivalents at year end(4)	33,981	28,244	28,671	18,531	10,626
Total assets at year end	242,082	219,015	208,335	195,256	174,278
Total debt at year end	9,566	8,347	7,991	8,293	9,545
Shareholders’ equity at year end	121,762	113,844	111,186	101,756	89,915
Average capital employed(3)	128,760	122,573	116,961	107,339	95,373
Share price at year end (dollars)	93.69	76.63	56.17	51.26	41.00
Market valuation at year end	504,220	438,990	344,491	328,128	269,294
Regular employees at year end (thousands)	80.8	82.1	83.7	85.9	88.3

KEY FINANCIAL RATIOS

	2007	2006	2005	2004	2003

Net income per common share (dollars)	7.36	6.68	5.76	3.91	3.24
Net income per common share – assuming dilution (dollars)	7.28	6.62	5.71	3.89	3.23
Return on average capital employed(3) (percent)	31.8	32.2	31.3	23.8	20.9
Net income to average shareholders’ equity (percent)	34.5	35.1	33.9	26.4	26.2
Debt to capital(5) (percent)	7.1	6.6	6.5	7.3	9.3
Net debt to capital(6) (percent)	(24.0)	(20.4)	(22.0)	(10.7)	(1.2)
Ratio of current assets to current liabilities	1.47	1.55	1.58	1.40	1.20
Fixed charge coverage (times)	49.9	46.3	50.2	36.1	30.8

(1)	Sales and other operating revenue includes sales-based taxes of $31,728 million for 2007, $30,381 million for 2006, $30,742 million for 2005, $27,263 million for 2004, and $23,855 million for 2003.

(2)	Sales and other operating revenue includes $30,810 million for 2005, $25,289 million for 2004 and $20,936 million for 2003 for purchases/sales contracts with the same counterparty. Associated costs were included in Crude oil and product purchases. Effective January 1, 2006, these purchases/sales were recorded on a net basis with no resulting impact on net income.

(3)	See Frequently Used Terms on pages 94 through 97.

(4)	Excluding restricted cash of $4,604 million in 2006, 2005, and 2004.

(5)	Debt includes short- and long-term debt. Capital includes short- and long-term debt, shareholders’ equity, and minority interests.

(6)	Debt net of cash and cash equivalents, excluding restricted cash.

EXXON MOBIL CORPORATION ▪ 2007 FINANCIAL & OPERATING REVIEW  3

BUSINESS MODEL
ExxonMobil has a consistent and straightforward business model that combines our long-term perspective, disciplined approach to capital investment, and focus on operational excellence to grow shareholder value. We identify, develop, and execute projects using best practices that ensure project returns will be resilient over a range of economic scenarios. We operate our facilities using proven management systems to achieve operational excellence. As a result, we are able to generate more income from a highly efficient capital base, as demonstrated by our superior return on capital employed. Our successful execution of this model delivers industry-leading financial and operating results that grow shareholder value.

ExxonMobil’s superior performance demonstrates the strength of our long-term business model.
Superior 2007 Results
•	Best-ever lost-time incident rate for our combined employee and contractor workforce
•	Record earnings of $40.6 billion, with record performance in each of our business functions
•	Annual dividend per share growth of 7 percent versus 2006, the 25th consecutive year of dividend per share increases
•	Total shareholder distributions of $35.6 billion, an increase of $3 billion versus 2006
•	Industry-leading return on average capital employed of 32 percent
•	Start-up of seven major Upstream projects
•	Total liquids production and natural gas production available for sale of 4.2 million oil-equivalent barrels per day
•	Replaced 101 percent of production with proved oil and gas reserve additions of 1.6 billion oil-equivalent barrels, including asset sales and the effect of the Venezuela expropriation, and excluding year-end price/cost effects
•	Downstream and Chemical operating cost efficiencies and margin enhancements totaling $2 billion after tax

(1) Reflects data through December 31, 2007.

(2) Royal Dutch Shell, BP, and Chevron values are calculated on a consistent basis with ExxonMobil, based on public information.

4  EXXON MOBIL CORPORATION ▪ 2007 FINANCIAL & OPERATING REVIEW
Business Strategies
ExxonMobil’s fundamental business strategies are key to achieving sustained, outstanding performance in all aspects of our business.   Consistency, integrity, discipline, reliability, and ingenuity provide the foundation for our business processes. ExxonMobil is able to meet the challenge of providing reliable, affordable energy in a responsible manner through the superior execution of our business strategies.
OPERATE IN A SAFE AND ENVIRONMENTALLY RESPONSIBLE MANNER
ExxonMobil’s commitment to safety begins with our senior management and is a core value held by our employees around the world. Our corporate culture drives us toward our goal of an incident-free workplace.
We conduct business in a manner that is compatible with the environmental and economic needs of the communities in which we operate. ExxonMobil is committed to continuous improvement in environmental performance with the goal of driving incidents with real environmental impact to zero.
UPHOLD HIGH STANDARDS
ExxonMobil adheres to all applicable laws, rules, and regulations as a minimum standard, and, when requirements do not exist, we apply responsible standards to our operations.
How we achieve results is as important as the results themselves. We choose the course of highest integrity in all of our business interactions. We believe that a well-founded reputation for high ethical standards, strong business controls, and good corporate governance is a priceless corporate asset.
Directors, officers, and employees must comply with our Standards of Business Conduct. This requirement is regularly reinforced by management.
PURSUE OPERATIONAL EXCELLENCE
Flawless operational performance is enabled through the use of management systems that ensure consistency and the development of best practices.
ExxonMobil has developed a wide range of management and operating systems that cover critical aspects of our business, including: ethics, safety, security, health, environmental performance, operations reliability, business controls, project investment and execution, energy efficiency, profit improvement, and external affairs. The disciplined application of these management and operating systems, deployed through our functional organization, has consistently delivered superior results.
INVEST WITH DISCIPLINE
The energy industry is a long-term business that requires decisions to be made with a time horizon that is measured in decades rather than months or years. We have a responsibility to our shareholders to ensure that each investment decision is made using a disciplined approach.
Our proven project management system incorporates best practices developed around the world. Emphasis on the early phases of concept selection and project execution results in investments that maximize resource and asset value.
Projects are tested over a range of economic scenarios to ensure that they are robust in a variety of business environments. Post investment, we complete a rigorous appraisal of major projects and incorporate learnings into future project planning and design. This approach ensures superior investment returns throughout the business cycle.
DIFFERENTIATE WITH PROPRIETARY TECHNOLOGY
Technology is and will remain key to meeting the world’s growing energy demand. Technological innovations allow the identification and economic development of challenged resources, optimization of operating unit performance, and development of high-performance products.

(1) Royal Dutch Shell, BP, and Chevron values are estimated on a consistent basis with ExxonMobil, based on public information.

EXXON MOBIL CORPORATION ▪ 2007 FINANCIAL & OPERATING REVIEW  5
ExxonMobil has a long-standing commitment to the development of innovative proprietary technology. We have a wide array of research programs designed to meet the needs identified in our functional businesses. Over the past five years, we have invested about $3.5 billion in research and development. As new technologies are developed, our global functional organization enables rapid deployment and value capture.
OPTIMIZE RESULTS THROUGH FUNCTIONAL DIVERSITY AND INTEGRATION
ExxonMobil’s business portfolio and level of global integration are unique in the industry. Our portfolio of assets provides advantages in scale, geographic diversity, and business mix, and mitigates risks that arise from changes in commodity prices and business cycles.
We are able to capture value through superior opportunity identification, implementation of best practices, advantaged technology, and operational optimization. The combination of our global scale and integration across our businesses gives ExxonMobil a competitive advantage that is difficult to replicate.
INCREASE EFFICIENCY THROUGH OUR GLOBAL FUNCTIONAL ORGANIZATION
ExxonMobil’s global functional organization is integral to our ongoing success. It drives senior management involvement in all major decisions and ensures that our business processes are consistent with our strategic goals. Our structure enables effective transfer of knowledge, demonstrated by our ability to rapidly deploy people and technology to support business activities around the world.
ATTRACT AND RETAIN EXCEPTIONAL PEOPLE
Delivering outstanding performance requires exceptional people. The quality of our workforce is a competitive advantage. We focus on merit-based, long-term career development for our employees. ExxonMobil is committed to maintaining a diverse workforce and a supportive work environment that is characterized by open communication, trust, and fair treatment. We recruit talented people from around the world and provide them with formal training and a broad range of experiences to develop them into the next generation of company leaders.
ENHANCE COMMUNITY DEVELOPMENT
ExxonMobil believes in creating a positive and lasting social impact in the countries in which we operate. Our operations strengthen economic growth through investment, employment, and the purchase of local goods and services.
We focus on supporting community programs that reduce barriers to development. These strategic community investment activities include enhancing health conditions, improving education, and providing increased opportunities for women and girls. These investments help to alleviate poverty, promote social progress, and increase economic growth.
This business strategy benefits the communities in which we operate and helps ensure a sustainable operating environment for our business.
MAINTAIN FINANCIAL STRENGTH
ExxonMobil’s financial position remains unparalleled within our industry and when compared to nearly every company in the world. Moody’s and Standard & Poor’s recognize our superior financial strength by assigning the highest credit rating to our financial obligations. ExxonMobil is one of very few public companies that has maintained the highest credit rating over the past several decades.
Our financial strength gives us the flexibility to pursue and finance attractive investment opportunities around the world. Host governments and project partners recognize our unique position and benefit from the financial strength and expertise we bring to the development of resources. This competitive advantage translates into superior returns for ExxonMobil’s shareholders.

(1) Net cash from operating and investing activities, excluding changes in restricted cash and cash equivalents, and marketable securities (see page 17).

6  EXXON MOBIL CORPORATION ▪ 2007 FINANCIAL & OPERATING REVIEW
Shareholder Information
ExxonMobil’s core objective is to deliver long-term growth in shareholder value. Over the past five years, we have distributed nearly $118 billion to our shareholders through quarterly dividend payments and share purchases to reduce shares outstanding. In 2007 our total shareholder distributions were $36 billion, including $28 billion of share purchases.
In 2007 ExxonMobil raised annual dividends to our shareholders to $1.37 per share, an increase of 7 percent versus the previous year. We have paid a dividend each year for more than a century and have increased annual dividends per share in each of the last 25 years.
ExxonMobil reduced the number of shares outstanding by 20 percent over the last five years through our flexible share purchase program. Reducing shares outstanding increases the percent ownership of the company that each remaining share represents and contributes to increased earnings and cash flow per share.
DIVIDEND AND SHAREHOLDER RETURN INFORMATION

	2007	2006	2005	2004	2003

Net income per common share (dollars)	7.36	6.68	5.76	3.91	3.24
Net income per common share – assuming dilution (dollars)	7.28	6.62	5.71	3.89	3.23

Dividends per common share (dollars)
First quarter	0.32	0.32	0.27	0.25	0.23
Second quarter	0.35	0.32	0.29	0.27	0.25
Third quarter	0.35	0.32	0.29	0.27	0.25
Fourth quarter	0.35	0.32	0.29	0.27	0.25

Total	1.37	1.28	1.14	1.06	0.98

Dividends per share growth (annual percent)	7.0	12.3	7.5	8.2	6.5

Number of common shares outstanding (millions)
Average	5,517	5,913	6,266	6,482	6,634
Average – assuming dilution	5,577	5,970	6,322	6,519	6,662
Year end	5,382	5,729	6,133	6,401	6,568

Cash dividends paid on common stock (millions of dollars)	7,621	7,628	7,185	6,896	6,515
Cash dividends paid to net income (percent)	19	19	20	27	30
Cash dividends paid to cash flow(1) (percent)	15	15	15	17	23

Total return to shareholders (annual percent)	24.3	39.2	11.7	27.9	20.5

Market quotations for common stock (dollars)
High	95.27	79.00	65.96	52.05	41.13
Low	69.02	56.42	49.25	39.91	31.58
Average daily close	83.23	65.35	58.24	45.29	36.14
Year-end close	93.69	76.63	56.17	51.26	41.00

(1) Net cash provided by operating activities.

EXXON MOBIL CORPORATION ▪ 2007 FINANCIAL & OPERATING REVIEW  7
Safety, Health & Environment
ExxonMobil is committed to high standards of safety, security, health, and environmental care. We continue to deliver results that demonstrate our commitment.
2007 HIGHLIGHTS
▪	Best-ever lost-time incident rate for our combined employee and contractor workforce

▪	Best-ever energy efficiency in refining and chemical operations

▪	Greater than 15 percent reduction in spills from 2006

▪	No spills from company-operated marine vessels

▪	Reduction in greenhouse gas emissions
GUIDING PRINCIPLE
ExxonMobil complies with all applicable laws and regulations, and when laws and regulations do not exist, we apply responsible standards. We aim to drive the number of injuries, illnesses, and incidents with real environmental impact to zero. Our initiatives are supported by ongoing technology programs that include internal and external work by leading scientists. We believe ExxonMobil’s overarching commitment to achieving superior performance in safety, health, and the environment is closely linked to and reflected in the outstanding performance of all other aspects of our business. We manufacture essential commodities in a manner that preserves and protects health and safety and safeguards the environment.
Safety, health, and environmental risk is managed within a company-wide framework that we call OIMS — our Operations Integrity Management System. OIMS provides us with a disciplined, structured, and global approach to managing these risks. Because the system is used in our businesses and facilities worldwide, it enables us to measure progress and ensure management accountability for results in these areas. ExxonMobil developed OIMS more than 15 years ago, and it has been strengthened through several cycles of improvement. In 2003, among other changes, the security requirements were enhanced and a globally consistent environmental planning process was added. In 2007 OIMS was refined to extend expectations to include all office workers. We are pleased that in 2007, Lloyd’s Register Quality Assurance recognized OIMS as meeting all of the requirements of the Occupational Health and Safety Assessment Series for health and safety management systems (OHSAS 18001:1999), in addition to the International Organization for Standardization’s specification for environmental management systems (ISO 14001:2004).
RISK MANAGEMENT
We recognize that risks are inherent in our business and we take a disciplined, systematic approach to reducing these risks. The same rigor and discipline that underpin our investment programs are also used in our approach to managing our ongoing operations in the areas of safety, security, health, and the environment.
Our approach includes great emphasis on business continuity planning and emergency preparedness to enable timely and effective response to incidents. In 2007 we conducted six major regional emergency response drills in locations including Malaysia, Cyprus, Sakhalin Island in Russia, Bermuda, the Gulf of Mexico, and California. In addition, we conducted drills and workshops worldwide to validate the readiness of ExxonMobil affiliates to address a potential influenza pandemic.

(1) Employee safety data from participating American Petroleum Institute companies (2007 industry data not available at time of publication).
ExxonMobil employees are trained to understand risks involved with their work environment and how to reduce them. Our industry-leading safety results reflect the success of our processes.

8  EXXON MOBIL CORPORATION ▪ 2007 FINANCIAL & OPERATING REVIEW
SAFETY AND HEALTH
At ExxonMobil, safety and health in the workplace is a top priority. Based on careful analysis of incidents and risks, we continuously work to improve the safety and health of our employees and contractors. Since 2000 we have reduced our workforce lost-time incidents by an average of over 15 percent per year, and we are continuing that trend. We will not be satisfied until we have achieved a work environment in which Nobody Gets Hurt.
ExxonMobil maintains an active commitment to the communities in which we work. We believe that self-sustaining improvements in public health are a key enabler for broader economic and social gains. We incorporate workforce and community health considerations into project planning. The DeKastri Hospital was one of the hospitals that was upgraded as a result of the Sakhalin-1 community-based needs assessment. The DeKastri Hospital is now a preferred referral center for managing local medical emergencies in Khabarovsk Krai, Russian Far East.
The DeKastri Hospital is one of the hospitals that was upgraded to manage medical and surgical emergencies within the community.
ENVIRONMENT
ExxonMobil is committed to achieving excellent environmental performance in each of our businesses to Protect Tomorrow. Today. We aim to implement scientifically sound, practical solutions that consider environmental imperatives and the economic needs of the communities in which we operate. We have a clear set of expectations to guide our environmental practices. In addition to the consistent use of OIMS and careful adherence to all applicable laws and regulations, our business functions are expected to:
▪	Deliver superior environmental performance, which will lead to competitive advantage;
▪	Continually improve performance and drive incidents with real environmental impact to zero; and,
▪	Achieve industry leadership in key environmental performance areas.
Our Corporate Environmental Aspects Guide enables comprehensive identification and risk-based assessment of environmental impacts. It provides consistent guidance to our operating facilities and design groups to identify and manage environmental risks — both episodic and cumulative risks.
Our Environmental Business Planning (EBP) process, contained within OIMS, is used by our businesses to update environmental targets and to establish improvement plans. The EBP process helps our businesses integrate environmental improvement efforts, such as spill prevention, efficiency improvements, and emissions reductions, into both routine operations and the design of new facilities.
Guided by our EBP process, we continue to take action to reduce emissions and to minimize our environmental footprint in sensitive locations.

EXXON MOBIL CORPORATION ▪ 2007 FINANCIAL & OPERATING REVIEW  9
Through actions taken in 2006 and 2007, we reduced greenhouse gas (GHG) emissions by about 5 million metric tons in 2007. Additionally we saved about $900 million in energy costs through improvements identified by our Global Energy Management System (GEMS). Our Baton Rouge Refinery was presented the EnergyStar Award by the U.S. Environmental Protection Agency in recognition of the facility’s industry-leading improvements in energy-efficient operations.
ExxonMobil is an industry leader in the use of cogeneration, a highly efficient way to generate power and steam. With facilities under construction around the world, we expect to have interests in cogeneration capacity of over 5000 megawatts in the next three years. We continue to find innovation opportunities in cogeneration applications. For example, our cogeneration project in Antwerp, Belgium, will have the ability to directly integrate heat with one of the processes in the refinery, a development that will make it unique in the industry for a large-scale project. The Antwerp cogeneration project is on schedule to start up in 2008.
ExxonMobil recognizes that rising GHG emissions pose a risk to society and ecosystems. In addition to the activities described above, we are committed to the development of technology to reduce GHG emissions:
▪	ExxonMobil is a founding sponsor of the Global Climate and Energy Project (GCEP) at Stanford University, a pioneering research effort to identify breakthrough low-GHG energy technologies.

▪	In 2007 we announced the development of new film technologies for lithium-ion batteries. This technology has the potential to significantly enhance lithium-ion battery power, safety, and reliability, thereby helping to speed the adoption of these smaller and lighter batteries into the next wave of lower-emission vehicles.

▪	In conjunction with our partners, we are progressing plans to commercialize an on-vehicle hydrogen production system in a fuel-cell-powered forklift. This application uses ExxonMobil technology that has the long-term potential to be up to 80 percent more fuel efficient than today’s internal combustion engines and reduce CO2 emissions by up to 45 percent.

▪	We have partnered with the European Commission and others in the CO2ReMoVe project to assess the viability of geological carbon storage. Over the next few years, this project will evaluate a range of technologies to monitor the injection and storage of CO2 from gas streams at the offshore Sleipner and Snohvit fields in Norway. ExxonMobil shares ownership of the Sleipner field, where over 1 million metric tons of CO2 have been sequestered each year since 1998.
LIVING IN HARMONY WITH NATURE
The Steller’s sea eagle (“Orlan” in Russian) is included in the International Union for Conservation of Nature and Natural Resources’ Red List of threatened species and is protected under the Convention on Migratory Species. These birds make their home in far eastern Russia. Today, approximately 6000 of these beautiful and graceful birds survive. Their numbers are threatened by a host of diverse factors including increased predatory activity by the brown bear.
ExxonMobil is deeply involved in efforts to preserve and increase the number of Steller’s sea eagles. As part of the Sakhalin-1 project development, we created buffer zones around the eagles’ nests to prevent encroachment by people and machinery. On advice from Russian conservation experts, the route of a pipeline was altered to be farther from the eagles’ nesting sites. Additionally, a series of innovative actions has been taken in the Steller’s sea eagle population support program. These actions include building artificial nests and perches in the surrounding area to encourage the sea eagles to continue living in their historical territories. Metal coverings specially designed to look like tree bark have been used to cover the trunks of trees containing nests, making them more difficult to climb, thus deterring brown bear predators.
Over time these efforts are expected to result in an increase in the number of these majestic birds that are the namesake for the Sakhalin-1 oil platform, Orlan.
ExxonMobil developed the Chayvo facility with buffer zones to provide protected habitats for the Steller’s sea eagles that live in the area.

10  EXXON MOBIL CORPORATION ▪ 2007 FINANCIAL & OPERATING REVIEW
FUNCTIONAL EARNINGS

	2007 Quarters
(millions of dollars)	First	Second	Third	Fourth	2007	2006	2005	2004	2003

Net Income (U.S. GAAP)
Upstream
United States	1,177	1,222	1,196	1,275	4,870	5,168	6,200	4,948	3,905
Non-U.S.	4,864	4,731	5,103	6,929	21,627	21,062	18,149	11,727	10,597
Total	6,041	5,953	6,299	8,204	26,497	26,230	24,349	16,675	14,502

Downstream
United States	839	1,745	914	622	4,120	4,250	3,911	2,186	1,348
Non-U.S.	1,073	1,648	1,087	1,645	5,453	4,204	4,081	3,520	2,168
Total	1,912	3,393	2,001	2,267	9,573	8,454	7,992	5,706	3,516

Chemical
United States	346	204	296	335	1,181	1,360	1,186	1,020	381
Non-U.S.	890	809	906	777	3,382	3,022	2,757	2,408	1,051
Total	1,236	1,013	1,202	1,112	4,563	4,382	3,943	3,428	1,432

Corporate and financing	91	(99)	(92)	77	(23)	434	(154)	(479)	1,510
Accounting change	—	—	—	—	—	—	—	—	550

Net income (U.S. GAAP)	9,280	10,260	9,410	11,660	40,610	39,500	36,130	25,330	21,510

Net income per common share (dollars)	1.64	1.85	1.72	2.15	7.36	6.68	5.76	3.91	3.24
Net income per common share — assuming dilution (dollars)	1.62	1.83	1.70	2.13	7.28	6.62	5.71	3.89	3.23

Accounting Change and Other Special Items
Upstream
United States	—	—	—	—	—	—	—	—	—
Non-U.S.	—	—	—	—	—	—	1,620	—	1,700
Total	—	—	—	—	—	—	1,620	—	1,700

Downstream
United States	—	—	—	—	—	—	(200)	(550)	—
Non-U.S.	—	—	—	—	—	—	310	—	—
Total	—	—	—	—	—	—	110	(550)	—

Chemical
United States	—	—	—	—	—	—	—	—	—
Non-U.S.	—	—	—	—	—	—	540	—	—
Total	—	—	—	—	—	—	540	—	—

Corporate and financing	—	—	—	—	—	410	—	—	2,230
Accounting change	—	—	—	—	—	—	—	—	550

Corporate total	—	—	—	—	—	410	2,270	(550)	4,480

Earnings Excluding Accounting Change and Other Special Items(1)
Upstream
United States	1,177	1,222	1,196	1,275	4,870	5,168	6,200	4,948	3,905
Non-U.S.	4,864	4,731	5,103	6,929	21,627	21,062	16,529	11,727	8,897
Total	6,041	5,953	6,299	8,204	26,497	26,230	22,729	16,675	12,802

Downstream
United States	839	1,745	914	622	4,120	4,250	4,111	2,736	1,348
Non-U.S.	1,073	1,648	1,087	1,645	5,453	4,204	3,771	3,520	2,168
Total	1,912	3,393	2,001	2,267	9,573	8,454	7,882	6,256	3,516

Chemical
United States	346	204	296	335	1,181	1,360	1,186	1,020	381
Non-U.S.	890	809	906	777	3,382	3,022	2,217	2,408	1,051
Total	1,236	1,013	1,202	1,112	4,563	4,382	3,403	3,428	1,432

Corporate and financing	91	(99)	(92)	77	(23)	24	(154)	(479)	(720)

Corporate total	9,280	10,260	9,410	11,660	40,610	39,090	33,860	25,880	17,030

Earnings per common share (dollars)	1.64	1.85	1.72	2.15	7.36	6.61	5.40	3.99	2.57
Earnings per common share — assuming dilution (dollars)	1.62	1.83	1.70	2.13	7.28	6.55	5.35	3.97	2.56

(1)	See Frequently Used Terms on pages 94 through 97.

EXXON MOBIL CORPORATION ▪ 2007 FINANCIAL & OPERATING REVIEW  11
RETURN ON AVERAGE CAPITAL EMPLOYED(1) BY BUSINESS

(percent)	2007	2006	2005	2004	2003

Upstream
United States	34.7	37.1	46.0	37.0	28.9
Non-U.S.	43.7	47.9	45.6	31.5	31.0
Total	41.7	45.3	45.7	32.9	30.4

Downstream
United States	65.1	65.8	58.8	28.6	16.7
Non-U.S.	28.7	24.5	22.6	18.0	11.5
Total	37.8	35.8	32.4	21.0	13.0

Chemical
United States	24.9	27.7	23.1	19.4	7.3
Non-U.S.	39.0	36.5	30.9	25.7	11.8
Total	34.0	33.2	28.0	23.5	10.2

Corporate and financing	NA	NA	NA	NA	NA

Corporate total	31.8	32.2	31.3	23.8	20.9

(1)	Capital employed consists of shareholders’ equity and their share of consolidated debt, including ExxonMobil’s share of amounts applicable to equity companies. See Frequently Used Terms on pages 94 through 97.
AVERAGE CAPITAL EMPLOYED (1) BY BUSINESS

(millions of dollars)	2007	2006	2005	2004	2003

Upstream
United States	14,026	13,940	13,491	13,355	13,508
Non-U.S.	49,539	43,931	39,770	37,287	34,164
Total	63,565	57,871	53,261	50,642	47,672

Downstream
United States	6,331	6,456	6,650	7,632	8,090
Non-U.S.	18,983	17,172	18,030	19,541	18,875
Total	25,314	23,628	24,680	27,173	26,965

Chemical
United States	4,748	4,911	5,145	5,246	5,194
Non-U.S.	8,682	8,272	8,919	9,362	8,905
Total	13,430	13,183	14,064	14,608	14,099

Corporate and financing	26,451	27,891	24,956	14,916	6,637

Corporate total	128,760	122,573	116,961	107,339	95,373

Average capital employed applicable to equity companies included above	24,267	22,106	20,256	18,049	15,587

(1)	Average capital employed is the average of beginning- and end-of-year business segment capital employed. See Frequently Used Terms on pages 94 through 97.

12  EXXON MOBIL CORPORATION ▪ 2007 FINANCIAL & OPERATING REVIEW
CAPITAL AND EXPLORATION EXPENDITURES(1)

(millions of dollars)	2007	2006	2005	2004	2003

Upstream
Exploration
United States	415	425	297	248	275
Non-U.S.	1,494	1,619	1,396	1,035	940
Total	1,909	2,044	1,693	1,283	1,215

Production(2)
United States	1,792	2,058	1,841	1,669	1,842
Non-U.S.	11,913	12,059	10,844	8,629	8,758
Total	13,705	14,117	12,685	10,298	10,600

Power and Coal
United States	5	3	4	5	8
Non-U.S.	105	67	88	129	165
Total	110	70	92	134	173

Total Upstream	15,724	16,231	14,470	11,715	11,988

Downstream
Refining
United States	906	559	497	550	998
Non-U.S.	1,267	1,051	871	774	768
Total	2,173	1,610	1,368	1,324	1,766

Marketing
United States	201	233	217	201	216
Non-U.S.	876	852	859	811	739
Total	1,077	1,085	1,076	1,012	955

Pipeline/Marine
United States	21	32	39	24	30
Non-U.S.	32	2	12	45	30
Total	53	34	51	69	60

Total Downstream	3,303	2,729	2,495	2,405	2,781

Chemical
United States	360	280	243	262	333
Non-U.S.	1,422	476	411	428	359
Total Chemical	1,782	756	654	690	692

Other
United States	44	130	80	66	64
Non-U.S.	—	9	—	9	—
Total other	44	139	80	75	64

Total capital and exploration expenditures	20,853	19,855	17,699	14,885	15,525

(1)	See Frequently Used Terms on pages 94 through 97.

(2)	Including related transportation.

EXXON MOBIL CORPORATION ▪ 2007 FINANCIAL & OPERATING REVIEW  13
TOTAL CAPITAL AND EXPLORATION EXPENDITURES BY GEOGRAPHY

(millions of dollars)	2007	2006	2005	2004	2003

United States	3,744	3,720	3,218	3,025	3,766
Canada/Latin America	1,522	1,862	1,940	1,867	1,826
Europe	4,042	3,721	2,829	2,845	3,046
Africa	3,639	4,019	3,815	3,330	3,657
Asia Pacific/Middle East	6,156	4,601	3,241	2,168	2,046
Russia/Caspian	1,750	1,932	2,656	1,650	1,184

Total worldwide	20,853	19,855	17,699	14,885	15,525

DISTRIBUTION OF CAPITAL AND EXPLORATION EXPENDITURES

(millions of dollars)	2007	2006	2005	2004	2003

Consolidated Companies’ Expenditures
Capital expenditures	15,242	15,361	13,792	11,901	12,857
Exploration costs charged to expense
United States	280	243	157	192	256
Non-U.S.	1,177	925	795	891	735
Depreciation on support equipment(1)	12	13	12	15	19
Total exploration expenses	1,469	1,181	964	1,098	1,010

Total consolidated companies’ capital and exploration expenditures
(excluding Depreciation on support equipment)	16,699	16,529	14,744	12,984	13,848

ExxonMobil’s Share of Non-Consolidated Companies’ Expenditures
Capital expenditures	4,122	3,315	2,938	1,865	1,651
Exploration costs charged to expense	32	11	17	36	26
Total non-consolidated companies’ capital and exploration expenditures	4,154	3,326	2,955	1,901	1,677

Total capital and exploration expenditures	20,853	19,855	17,699	14,885	15,525

(1)	Not included as part of Total capital and exploration expenditures, but included as part of Exploration expenses, including dry holes, in the Summary Statement of Income, page 16.

14  EXXON MOBIL CORPORATION ▪ 2007 FINANCIAL & OPERATING REVIEW
NET INVESTMENT IN PROPERTY, PLANT AND EQUIPMENT AT YEAR END

(millions of dollars)	2007	2006	2005	2004	2003

Upstream
United States	16,714	16,467	16,222	16,410	16,992
Non-U.S.	56,810	51,943	46,595	45,603	41,735
Total	73,524	68,410	62,817	62,013	58,727

Downstream
United States	9,705	9,320	9,334	9,408	9,714
Non-U.S.	20,443	19,598	18,695	20,402	19,852
Total	30,148	28,918	28,029	29,810	29,566

Chemical
United States	4,448	4,553	4,685	4,887	5,068
Non-U.S.	5,623	4,766	4,619	5,162	5,047
Total	10,071	9,319	9,304	10,049	10,115

Other	7,126	7,040	6,860	6,767	6,557

Total net investment	120,869	113,687	107,010	108,639	104,965

DEPRECIATION AND DEPLETION EXPENSES

(millions of dollars)	2007	2006	2005	2004	2003

Upstream
United States	1,469	1,263	1,293	1,453	1,571
Non-U.S.	7,126	6,482	5,407	4,758	4,072
Total	8,595	7,745	6,700	6,211	5,643

Downstream
United States	639	632	615	618	601
Non-U.S.	1,662	1,605	1,611	1,646	1,548
Total	2,301	2,237	2,226	2,264	2,149

Chemical
United States	405	427	416	408	410
Non-U.S.	418	473	410	400	368
Total	823	900	826	808	778

Other	531	534	501	484	477

Total depreciation and depletion expenses	12,250	11,416	10,253	9,767	9,047

OPERATING COSTS(1)

(millions of dollars)	2007	2006	2005	2004	2003

Production and manufacturing expenses	31,885	29,528	26,819	23,225	21,260
Selling, general, and administrative	14,890	14,273	14,402	13,849	13,396
Depreciation and depletion	12,250	11,416	10,253	9,767	9,047
Exploration	1,469	1,181	964	1,098	1,010

Subtotal	60,494	56,398	52,438	47,939	44,713
ExxonMobil’s share of equity company expenses	5,619	4,947	4,520	4,209	3,937

Total operating costs	66,113	61,345	56,958	52,148	48,650

(1)	See Frequently Used Terms on pages 94 through 97.

EXXON MOBIL CORPORATION ▪ 2007 FINANCIAL & OPERATING REVIEW  15
SUMMARY BALANCE SHEET AT YEAR END

(millions of dollars)	2007	2006	2005	2004	2003

Assets
Current assets
Cash and cash equivalents	33,981	28,244	28,671	18,531	10,626
Cash and cash equivalents – restricted	—	4,604	4,604	4,604	—
Marketable securities	519	—	—	—	—
Notes and accounts receivable, less estimated doubtful amounts	36,450	28,942	27,484	25,359	24,309
Inventories
Crude oil, products and merchandise	8,863	8,979	7,852	8,136	7,665
Materials and supplies	2,226	1,735	1,469	1,351	1,292
Prepaid taxes and expenses	3,924	3,273	3,262	2,396	2,068

Total current assets	85,963	75,777	73,342	60,377	45,960

Investments, advances, and long-term receivables	28,194	23,237	20,592	18,404	15,535
Property, plant and equipment, at cost, less accumulated depreciation and depletion	120,869	113,687	107,010	108,639	104,965
Other assets, including intangibles – net	7,056	6,314	7,391	7,836	7,818

Total assets	242,082	219,015	208,335	195,256	174,278

Liabilities
Current liabilities
Notes and loans payable	2,383	1,702	1,771	3,280	4,789
Accounts payable and accrued liabilities	45,275	39,082	36,120	31,763	28,445
Income taxes payable	10,654	8,033	8,416	7,938	5,152

Total current liabilities	58,312	48,817	46,307	42,981	38,386

Long-term debt	7,183	6,645	6,220	5,013	4,756
Postretirement benefits reserves	13,278	13,931	10,220	10,850	9,609
Deferred income tax liabilities	22,899	20,851	20,878	21,092	20,118
Other long-term obligations	14,366	11,123	9,997	9,612	8,112
Equity of minority and preferred shareholders in affiliated companies	4,282	3,804	3,527	3,952	3,382

Total liabilities	120,320	105,171	97,149	93,500	84,363

Shareholders’ Equity
Common stock without par value	4,933	4,786	4,477	4,053	3,834
Earnings reinvested	228,518	195,207	163,335	134,390	115,956
Accumulated other comprehensive income
Cumulative foreign exchange translation adjustment	7,972	3,733	979	3,598	1,421
Postretirement benefits reserves adjustment	(5,983)	(6,495)	—	—	—
Minimum pension liability adjustment	—	—	(2,258)	(2,499)	(2,446)
Unrealized gains/(losses) on stock investments	—	—	—	428	511
Common stock held in treasury	(113,678)	(83,387)	(55,347)	(38,214)	(29,361)

Total shareholders’ equity	121,762	113,844	111,186	101,756	89,915

Total liabilities and shareholders’ equity	242,082	219,015	208,335	195,256	174,278

The information in the Summary Statement of Income (for 2005 to 2007), the Summary Balance Sheet (for 2006 and 2007), and the Summary Statement of Cash Flows (for 2005 to 2007), shown on pages 15 through 17, corresponds to the information in the Consolidated Statement of Income, Consolidated Balance Sheet, and the Consolidated Statement of Cash Flows in the financial statements of ExxonMobil’s 2008 Proxy Statement. For complete consolidated financial statements, including notes, please refer to Appendix A of ExxonMobil’s 2008 Proxy Statement. See also Management’s Discussion and Analysis of Financial Condition and Results of Operations and other information in Appendix A of the 2008 Proxy Statement.

16  EXXON MOBIL CORPORATION ▪ 2007 FINANCIAL & OPERATING REVIEW
SUMMARY STATEMENT OF INCOME

(millions of dollars)	2007	2006	2005	2004	2003

Revenues and Other Income
Sales and other operating revenue(1)(2)	390,328	365,467	358,955	291,252	237,054
Income from equity affiliates	8,901	6,985	7,583	4,961	4,373
Other income	5,323	5,183	4,142	1,822	5,311

Total revenues and other income	404,552	377,635	370,680	298,035	246,738

Costs and Other Deductions
Crude oil and product purchases	199,498	182,546	185,219	139,224	107,658
Production and manufacturing expenses	31,885	29,528	26,819	23,225	21,260
Selling, general and administrative expenses	14,890	14,273	14,402	13,849	13,396
Depreciation and depletion	12,250	11,416	10,253	9,767	9,047
Exploration expenses, including dry holes	1,469	1,181	964	1,098	1,010
Interest expense	400	654	496	638	207
Sales-based taxes(1)	31,728	30,381	30,742	27,263	23,855
Other taxes and duties	40,953	39,203	41,554	40,954	37,645
Income applicable to minority and preferred interests	1,005	1,051	799	776	694

Total costs and other deductions	334,078	310,233	311,248	256,794	214,772

Income before income taxes	70,474	67,402	59,432	41,241	31,966
Income taxes	29,864	27,902	23,302	15,911	11,006

Income from continuing operations	40,610	39,500	36,130	25,330	20,960

Cumulative effect of accounting change, net of income tax	—	—	—	—	550

Net income	40,610	39,500	36,130	25,330	21,510

Net Income per Common Share (dollars)
Income from continuing operations	7.36	6.68	5.76	3.91	3.16
Cumulative effect of accounting change, net of income tax	—	—	—	—	0.08

Net income	7.36	6.68	5.76	3.91	3.24

Net Income per Common Share — Assuming Dilution (dollars)
Income from continuing operations	7.28	6.62	5.71	3.89	3.15
Cumulative effect of accounting change, net of income tax	—	—	—	—	0.08

Net income	7.28	6.62	5.71	3.89	3.23

(1)	Sales and other operating revenue includes sales-based taxes of $31,728 million for 2007, $30,381 million for 2006, $30,742 million for 2005, $27,263 million for 2004, and $23,855 million for 2003.

(2)	Sales and other operating revenue includes $30,810 million for 2005, $25,289 million for 2004, and $20,936 million for 2003 for purchases/sales contracts with the same counterparty. Associated costs were included in Crude oil and product purchases. Effective January 1, 2006, these purchases/sales were recorded on a net basis with no resulting impact on net income.
The information in the Summary Statement of Income (for 2005 to 2007), the Summary Balance Sheet (for 2006 and 2007), and the Summary Statement of Cash Flows (for 2005 to 2007), shown on pages 15 through 17, corresponds to the information in the Consolidated Statement of Income, Consolidated Balance Sheet, and the Consolidated Statement of Cash Flows in the financial statements of ExxonMobil’s 2008 Proxy Statement. For complete consolidated financial statements, including notes, please refer to Appendix A of ExxonMobil’s 2008 Proxy Statement. See also Management’s Discussion and Analysis of Financial Condition and Results of Operations and other information in Appendix A of the 2008 Proxy Statement.

EXXON MOBIL CORPORATION ▪ 2007 FINANCIAL & OPERATING REVIEW  17
SUMMARY STATEMENT OF CASH FLOWS

(millions of dollars)	2007	2006	2005	2004	2003

Cash Flows from Operating Activities
Net income
Accruing to ExxonMobil shareholders	40,610	39,500	36,130	25,330	21,510
Accruing to minority and preferred interests	1,005	1,051	799	776	694
Cumulative effect of accounting change, net of income tax	—	—	—	—	(550)
Adjustments for noncash transactions
Depreciation and depletion	12,250	11,416	10,253	9,767	9,047
Deferred income tax charges/(credits)	124	1,717	(429)	(1,134)	1,827
Postretirement benefits expense in excess of/ (less than) payments	(1,314)	(1,787)	254	886	(1,489)
Other long-term obligation provisions in excess of/(less than) payments	1,065	(666)	398	806	264
Dividends received greater than/(less than) equity in current earnings of equity companies	(714)	(579)	(734)	(1,643)	(402)
Changes in operational working capital, excluding cash and debt
Reduction/(increase) – Notes and accounts receivable	(5,441)	(181)	(3,700)	(472)	(1,286)
– Inventories	72	(1,057)	(434)	(223)	(100)
– Prepaid taxes and expenses	280	(385)	(7)	11	42
Increase/(reduction) – Accounts and other payables	6,228	1,160	7,806	6,333	1,130
Net (gain) on asset sales	(2,217)	(1,531)	(1,980)	(268)	(2,461)
All other items – net	54	628	(218)	382	272

Net cash provided by operating activities	52,002	49,286	48,138	40,551	28,498

Cash Flows from Investing Activities
Additions to property, plant and equipment	(15,387)	(15,462)	(13,839)	(11,986)	(12,859)
Sales of subsidiaries, investments, and property, plant and equipment	4,204	3,080	6,036	2,754	2,290
Decrease/(increase) in restricted cash and cash equivalents	4,604	—	—	(4,604)	—
Additional investments and advances	(3,038)	(2,604)	(2,810)	(2,287)	(809)
Collection of advances	391	756	343	1,213	536
Additions to marketable securities	(646)	—	—	—	—
Sales of marketable securities	144	—	—	—	—

Net cash used in investing activities	(9,728)	(14,230)	(10,270)	(14,910)	(10,842)

Cash Flows from Financing Activities
Additions to long-term debt	592	318	195	470	127
Reductions in long-term debt	(209)	(33)	(81)	(562)	(914)
Additions to short-term debt	1,211	334	377	450	715
Reductions in short-term debt	(809)	(451)	(687)	(2,243)	(1,730)
Additions/(reductions) in debt with less than 90-day maturity	(187)	(95)	(1,306)	(66)	(322)
Cash dividends to ExxonMobil shareholders	(7,621)	(7,628)	(7,185)	(6,896)	(6,515)
Cash dividends to minority interests	(289)	(239)	(293)	(215)	(430)
Changes in minority interests and sales/(purchases) of affiliate stock	(659)	(493)	(681)	(215)	(247)
Tax benefits related to stock-based awards	369	462	—	—	—
Common stock acquired	(31,822)	(29,558)	(18,221)	(9,951)	(5,881)
Common stock sold	1,079	1,173	941	960	434

Net cash used in financing activities	(38,345)	(36,210)	(26,941)	(18,268)	(14,763)

Effects of exchange rate changes on cash	1,808	727	(787)	532	504

Increase/(decrease) in cash and cash equivalents	5,737	(427)	10,140	7,905	3,397
Cash and cash equivalents at beginning of year	28,244	28,671	18,531	10,626	7,229

Cash and cash equivalents at end of year	33,981	28,244	28,671	18,531	10,626

The information in the Summary Statement of Income (for 2005 to 2007), the Summary Balance Sheet (for 2006 and 2007), and the Summary Statement of Cash Flows (for 2005 to 2007), shown on pages 15 through 17, corresponds to the information in the Consolidated Statement of Income, Consolidated Balance Sheet, and the Consolidated Statement of Cash Flows in the financial statements of ExxonMobil’s 2008 Proxy Statement. For complete consolidated financial statements, including notes, please refer to Appendix A of ExxonMobil’s 2008 Proxy Statement. See also Management’s Discussion and Analysis of Financial Condition and Results of Operations and other information in Appendix A of the 2008 Proxy Statement.

18  EXXON MOBIL CORPORATION ▪ 2007 FINANCIAL & OPERATING REVIEW
The Outlook for Energy – A View to 2030
Our outlook is focused on the world’s rising energy needs and how we expect these needs to be met. Providing this energy is not easy or automatic. The challenges reflect the global scope of the task, as well as substantial objectives related to economic development, energy security, and the environment.
The Outlook for Energy summarizes ExxonMobil’s projections for global energy demand and supply through 2030. The outlook is developed annually, the result of an ongoing process that has been conducted for decades. The results are used to assist our business planning and to increase public understanding of the world’s energy needs and challenges.
PROGRESS DRIVES A GROWING NEED FOR ENERGY
The world’s economy runs on energy. Future energy use will be driven by a growing global population that continues to advance and seek better living standards. Global economic output, as measured by Gross Domestic Product (GDP), is likely to increase by close to 3 percent annually through 2030, similar to historical trends.
While growing, the global economy is becoming more energy efficient. Energy intensity — the amount of energy used per unit of economic output — has improved significantly over the past 25 years. The rate of improvement is likely to increase as advanced technologies are developed and deployed. As a result, energy intensity in 2030 will be almost 50 percent below the level in 1980.
Global energy demand — expressed in millions of oil-equivalent barrels per day — is expected to increase by an average of 1.3 percent per year from 2005 to 2030, even with significant efficiency gains. The vast majority of the demand increase will be in developing countries, where economies are growing most rapidly and modern energy supplies are still a precious commodity for millions of people. While the use of alternative fuels will continue to grow, oil, natural gas, and coal will remain the primary sources of energy throughout the outlook period.
POWER GENERATION AND GROWING ELECTRICITY DEMANDS
The largest end-use sector today, and the one with the greatest volume growth going forward, is power generation. Both economic development and rising prosperity drive the demand for electricity.
The linkage between electricity demand and economic progress is evident when considering electricity use relative to GDP per capita in countries around the world. For example, per capita electricity use in the United States is close to seven times that of China. This difference reflects the fact that as economies grow and incomes rise, per-capita electricity use increases to serve an expanding variety of needs, from appliances and air conditioning in homes to commercial office equipment and the manufacture of goods.
As developing countries become more prosperous and billions of people move up the economic curve, demand for electricity will increase significantly. By 2030 electricity use in the non-OECD countries will increase by about 70 percent on a per capita basis, and more than double overall.
Meeting this demand will require strong growth in fuel supplies for power generation. The particular mix of energy sources used by countries around the world is highly dependent on economics, the availability of local supplies, and public policies.
Total power generation in the OECD countries is expected to grow only about 1 percent per year to 2030. Growth will be
OECD — Organisation for Economic Co-operation and Development

EXXON MOBIL CORPORATION ▪ 2007 FINANCIAL & OPERATING REVIEW  19
led by less CO2-intensive fuels. The share of power generation from coal is expected to decline from 40 percent to 30 percent, while nuclear power and natural gas will each gain a considerable share of the mix. Renewable fuels usage will grow most rapidly, but from a small base.
In the non-OECD countries, total power generation demand is expected to increase more than twice as fast as in the OECD countries. Coal demand will rise substantially and retain close to a 50 percent share of total input fuel. Increases in natural gas demand will be led by Asia Pacific and the Middle East. Nuclear power and renewable fuels usage will grow most rapidly.
On a global basis, coal will remain the largest source of power through the outlook period, comprising approximately 40 percent of total input fuels in 2030. While more efficient technologies and cleaner fuels will continue to penetrate the power generation sector, coal’s predominance will continue to have significant implications for overall CO2 emissions.
TRANSPORTATION DEMAND EXPANDING
The fastest growing sector — and the one most important to oil demand — is transportation, which includes road vehicles, ships, trains, and airplanes.
Transportation is an essential part of today’s world — whether aiding the provision of goods and services or getting people to local or distant destinations. Global economic progress, increasing populations, and rising individual prosperity will remain strong drivers of transportation demand.
These drivers of transportation demand are readily apparent when considering the outlooks for the OECD and non-OECD countries, which illustrate significantly different trends in demand. The OECD countries, with relatively modest population and economic growth, are moving toward a plateau in transportation demand with overall growth of 0.6 percent per year on average from 2005 to 2030. This view is underpinned by an expected decline in fuel demand for light-duty vehicles (e.g., cars, SUVs) in the latter years. In contrast,

20  EXXON MOBIL CORPORATION ▪ 2007 FINANCIAL & OPERATING REVIEW
fuel consumption by heavy-duty vehicles (e.g., trucks) will increase by approximately 1.7 percent per year while other transportation segments (e.g., aviation, marine, and rail) will increase approximately 1.2 percent per year on average.
In the non-OECD countries, transportation fuel demand is likely to climb steadily at approximately 3 percent per year, or about five times faster than the OECD countries. All transportation sectors will increase significantly, reflecting faster economic and population growth, and rising personal incomes.
A segment of particular focus is light-duty vehicles. As of 2005, there were about 700 million light-duty vehicles worldwide with close to 80 percent in the OECD countries. The United States is predominant with approximately one-third of the global total, and more light-duty vehicles than all of the non-OECD countries combined. However, as economic prosperity expands in the non-OECD countries, vehicle ownership in these nations will rise dramatically.
As the number of vehicles continues to rise, energy efficiency will become increasingly important. Significant gains are expected to come from evolutionary changes to conventional engine technologies, along with market penetration of advanced vehicle technologies.
LIQUIDS SUPPLY AND DEMAND
Meeting the growing need for affordable, reliable energy supplies remains a tremendous challenge. Access to resources, ongoing investments, and transparent energy markets, including international trade, are critical.
Liquid fuel, principally oil, is the most widely used source of energy today. Oil is widely available, easy to transport, and economical. Demand is expected to increase from 86 million oil-equivalent barrels per day today to 116 million oil-equivalent barrels per day in 2030. Demand will be met by a variety of sources.
Crude and condensate from the non-OPEC countries make up the largest supply source today. These supplies are likely to have a long plateau with a modest downturn after 2020.
Canadian heavy oil output will grow rapidly, both from mining and in situ developments. Supplies are expected to increase from 1 million barrels per day in 2005 to more than 4 million barrels per day in 2030.
Natural gas liquids (NGL) will increase as gas supplies grow. OPEC condensate will add more than 1 million barrels per day, reaching over 3 million barrels per day in 2030. Other supplies will include gas to liquids, increasing to about 1 million barrels per day, and coal to liquids, which will contribute modestly through demonstration plants. Refinery processing gains will also add to increased supplies.
Biofuel supplies, primarily ethanol from corn and sugar cane, are likely to average close to 8 percent annual growth over the period. From a small base today, supplies are likely to reach approximately 3 million oil-equivalent barrels per day in 2030, or 3 percent of global liquids demand.
OPEC crude supply is expected to rise from about 30 million barrels per day today to 45 to 50 million barrels per day by 2030. Timely investments will remain vital to providing reliable, affordable supplies.
GAS SUPPLY AND DEMAND
Natural gas will continue to expand its reach as a reliable, affordable source of energy. Power generation is the sector with the most significant growth in natural gas demand at approximately 2 percent per year. Residential, commercial, and industrial uses are also important with demand expected to grow close to 1.5 percent per year on average through 2030.
Demand will increase in North America, Europe, and, most significantly, the Asia Pacific region. International trade, via long pipelines and liquefied natural gas (LNG) supplies, will play a critical role in meeting these growing needs. While each region’s gas supply-demand outlook is unique, they share a growing need for LNG. To help meet these demands, supplies are expected to increase significantly from the Middle East, Africa, and Australia over the outlook period.
OPEC — Organization of the Petroleum Exporting Countries

EXXON MOBIL CORPORATION ▪ 2007 FINANCIAL & OPERATING REVIEW  21
GLOBAL ENERGY IN PERSPECTIVE
In assessing the global energy future, it is important to recognize the expected contribution of all primary energy sources. Oil consumption, driven by transportation and industrial demand, will likely increase at 1.2 percent per year. Gas consumption is expected to grow at 1.7 percent per year, largely due to increasing demand for power generation from efficient fuels with relatively low carbon intensity. Demand for coal, which has high carbon intensity, is likely to rise less than 1 percent per year. Nuclear power is expected to grow significantly, particularly after 2020.
Renewable fuels will also gain share, with a growth rate of 1.5 percent per year expected overall. Most of this segment is made up of traditional biomass (e.g., wood, charcoal, dung), hydroelectric, and geothermal energy. Relatively modest growth is expected for these traditional renewables.
In contrast, “modern” renewables, specifically wind, solar, and biofuels, are likely to grow rapidly, at about 9 percent per year on average, supported by government subsidies and mandates. These energy sources currently represent about 0.5 percent of world energy and are expected to reach approximately 2 percent by 2030.
GROWING ENERGY DEMAND AND CO2 EMISSIONS
In the OECD countries, total energy demand growth is expected to be relatively modest at 0.5 percent per year, with the share of coal shrinking. As a result, energy-related CO2 emissions in the OECD countries are likely to be almost flat to 2030. Growth that occurs in energy demand is expected to be offset by a decrease in the overall carbon intensity of energy use.
In the non-OECD countries, by comparison, much stronger growth in energy demand is expected. With significant increases in all fossil fuels, energy-related CO2 emissions are expected to rise by almost 2 percent per year.
Global energy-related CO2 emissions are likely to increase 1.2 percent per year on average, with the non-OECD countries representing close to 95 percent of the annual growth over the outlook period.
A variety of options exist to mitigate CO2 emissions, but each option has a cost that is ultimately borne by consumers. Effectively addressing this issue requires a thorough understanding of the scale, cost, and trade-offs involved.
CONCLUSIONS
We draw three key conclusions from our outlook.
▪	Economic progress will drive energy demand significantly higher by 2030, up nearly 40 percent versus 2005, even with substantial gains in efficiency. This growth will be concentrated in the non-OECD countries, where economies are growing rapidly and where billions of people require access to growing quantities of energy to improve their quality of life.

▪	Oil, gas, and coal will be indispensable to meet the demand for reliable, affordable energy for the foreseeable future. Since renewable fuels start from a small base, even with rapid growth, they will not significantly alter the global energy mix over the outlook period. Fossil fuels are expected to continue to provide about 80 percent of energy in 2030.

▪	Significantly impacting global CO2 emissions growth will require the combination of many challenging and essential elements, including global participation, step changes in energy efficiency, significant technology gains, and massive investment over decades.
Our approach to addressing these challenges is pragmatic, with a long-term perspective. We remain committed to finding practical, broad-based solutions that will help ensure reliable, affordable energy for people around the world.

22  EXXON MOBIL CORPORATION ▪ 2007 FINANCIAL & OPERATING REVIEW
Technology
ExxonMobil effectively develops and globally deploys proprietary technology. Our research efforts encompass all of our functional businesses: Upstream, Downstream, and Chemical.
UPSTREAM TECHNOLOGY
ExxonMobil is committed to investing in a broad range of proprietary technologies that provide a competitive advantage in exploration, field development, hydrocarbon recovery, and production operations.
Integrated Source Prediction
A prerequisite for successful exploration is the presence of organic-rich source rocks that generate oil and gas. ExxonMobil has developed technologies that accurately predict the distribution and quality of ancient source rocks to improve the identification of new exploration opportunities. Our integrated work processes and tools incorporate an understanding of complex paleo-environmental factors to make probabilistic predictions of potential source rocks. We have applied this Integrated Source Prediction workflow in opportunity identification and acreage capture efforts in Libya, Canada, Madagascar, Ireland, and New Zealand.
Colored dye highlights the flow of water and sediment in a laboratory measurement of deposition processes.
Our proprietary workflow combines complex paleo-environmental factors with biological, physical, and chemical processes to predict source rock potential.
Award-Winning Research
The Society of Exploration Geophysicists (SEG) presented its prestigious 2007 Distinguished Achievement Award to ExxonMobil for “the first substantial test of controlled source electromagnetics for direct hydrocarbon indication.” The award recognizes ExxonMobil for contributions that “substantially advanced the science of exploration geophysics.” Our research led to the development of the R3M method, which is used today to reduce exploration risk in drilling programs around the globe.
Accurate Reservoir Prediction
ExxonMobil maintains an industry-leading capability for gaining new insights into the development and spatial distribution of sedimentary formations. Using two state-of-the-art sedimentology flume tanks, we make observations and measurements that demonstrate how deltaic and deepwater systems form over time. These direct observations improve our ability to predict the distribution of permeability in reservoirs and provide data to validate our unique process-based numerical modeling methods. These tools allow us to build geologic models based on the fundamental principles of sediment transport and deposition. Our work in this area has led to significantly improved reservoir modeling and more accurate performance prediction.
Colored dye highlights the flow of water and sediment in a laboratory measurement of deposition processes.

EXXON MOBIL CORPORATION ▪ 2007 FINANCIAL & OPERATING REVIEW  23
Enhanced Recovery and Processing of Heavy Oil
ExxonMobil is pursuing a broad range of research activities to improve the efficiency of heavy oil recovery and processing. Our research program includes developing proprietary in situ recovery processes, enhancing surface-related technologies to improve the economics of mining operations, and improving upgrading technologies to increase the value of heavy oil and aid in its transport. These new technologies will help ExxonMobil develop a current heavy oil and oil sands resource base of nearly 15 billion barrels and gain access to new global opportunities.
Our research for in situ heavy oil recovery includes innovative processes to improve economic recovery in existing thermal heavy oil developments as well as novel, proprietary processes to unlock resources that are currently uneconomic. One research product is our Liquids Addition to Steam for Enhanced Recovery (LASER) process, jointly developed with Imperial Oil Limited. This process involves co-injecting solvent with steam, and builds on the success and experience of our Cyclic Steam Stimulation (CSS) process. A staged approach of scaled laboratory experiments, reservoir modeling, and field testing has confirmed that LASER significantly improves recovery relative to CSS alone. We performed the first commercial application of LASER in 2007 and plan to expand its use.
Research in mining and upgrading operations for bitumen recovery addresses the economic challenge of processing up to two tons of oil sands to produce a single barrel of clean bitumen. To produce the clean bitumen, ExxonMobil and Imperial Oil Limited have jointly developed a High-Temperature Paraffinic Froth Treatment (HTPFT) process, which removes tightly bound water and fine solids. HTPFT will be applied in the Kearl development in northern Alberta, Canada.
Once produced, bitumen must typically be upgraded or diluted in order to transport it to refineries for further processing. ExxonMobil is developing novel methods using proprietary catalysts and processes to improve the quality of produced bitumen, thereby increasing its value and facilitating transportation.
Technical Training
The mission of ExxonMobil’s Upstream technical training effort is to develop the industry’s premier technical workforce. Our technical curriculum, comprising 200 courses, covers a variety of disciplines, including engineering, geoscience, technical computing, project management, commercial operations, and safety. In 2007 over 7000 students attended 375 training sessions. A distinguishing feature of the program is that 85 percent of the 550 instructors are ExxonMobil employees. By using our own instructors, we incorporate proprietary technology and deliver research results to the functional businesses. In addition, students get to know company experts and build personal networks they can rely on throughout their careers. We continually assess and improve the effectiveness of our training and develop new courses to meet emerging needs.
Geoscientists work together on a team problem in Fundamentals of Subsurface Interpretation, one of the flagship courses for geoscience employees.

24  EXXON MOBIL CORPORATION ▪ 2007 FINANCIAL & OPERATING REVIEW
Flexible Well Completion Method
ExxonMobil drills and produces hydrocarbons from wells in increasingly remote and hostile environments, including deepwater, arctic, and high pressure/high temperature reservoirs. The well completion (the interface between the reservoir and the well) must perform reliably in these challenging conditions, sometimes for 20 years or longer. We have developed state-of-the-art analytical capabilities that accurately predict the ability of a well to produce at required flow rates and, at the same time, control sand, water, and gas production. As a result, we are able to design and employ simple, yet robust, well completions with self-activated subsurface controls that adapt to changing production environments. This distinguishing combination of technologies can be used in a wide range of well completions and has been successfully applied to extended-reach wells in the Sakhalin-1 Chayvo field in Russia.
Flexible Well Completion design enables self-activated control of unwanted sand and fluid inflow into the well.
Shared Earth Environment
The Shared Earth Environment is one component of the work ExxonMobil has under way to achieve breakthrough performance in subsurface interpretation. The primary objective of this initiative is to create a common visual environment and tools that interdisciplinary teams of geoscientists and engineers can use to rapidly visualize, integrate, and analyze relevant technical data. The improved integration and collaboration enabled by the Shared Earth Environment will enhance work efficiency, improve business decisions through more effective communication and analysis, and increase resource recovery through opportunity identification and optimized development plans.
3D models of subsurface oil and gas reservoirs used in field development planning integrate geoscience interpretations and engineering predictions.
Flow Line Integrity
ExxonMobil uses laboratory experiments coupled with advanced analytical techniques to predict and prevent corrosion in flow lines that gather oil and gas production. In our Materials & Corrosion Laboratory, we accurately reproduce field conditions with unique test equipment. Modern surface measurement techniques gather data, and statistical analysis tools estimate corrosion rates over time. These results are used to calibrate a proprietary corrosion model, called CorrCast, which predicts corrosion over the full range of flow line operating conditions. Using CorrCast predictions, we can implement designs and operating practices for corrosion control to assure flow line integrity.
ExxonMobil scientists analyze corrosion using an interferometric microscope.

EXXON MOBIL CORPORATION ▪ 2007 FINANCIAL & OPERATING REVIEW  25
Effective Sour Gas Processing
ExxonMobil’s CFZ technology is being developed for potential application at sour gas fields where high concentrations of CO2 and H2S create challenges for economic recovery of methane. By reducing processing equipment and resulting costs, the CFZ process can facilitate commercial development of these gas resources. The CFZ process differs from conventional separation methods by cryogenically removing both CO2 and H2S in a controlled manner and using a simpler distillation process to purify the methane and remove the unwanted compounds. These improvements are particularly significant when integrated with reservoir injection of the acidic CO2 and H2S by-products, since they are produced as a high-pressure liquid that requires less power and equipment for subsequent injection. Efforts are under way to build a CFZ commercial demonstration plant at ExxonMobil’s LaBarge facility in Wyoming.
CFZ is a cryogenic process for the single-step removal of CO2 and H2S from natural gas.
Reservoir Simulation Advances
ExxonMobil’s industry-leading reservoir simulator, EMpower, takes advantage of the latest developments in multiple-CPU desktop computers. The EMpower simulator’s advanced parallel computing algorithms determine the optimal way to divide a reservoir model into multiple calculation regions, each of which is simultaneously modeled on a separate CPU. This parallel processing method allows significant reductions in the time required to simulate reservoir fluid flow processes. The faster computing times enable our teams to tackle more complex problems, such as modeling super-giant fields with hundreds of wells, simultaneously modeling multiple fields that share processing facilities and platforms, or using advanced optimization mathematics to identify development plans that maximize economic recovery.
The EMpower simulator optimally divides a reservoir model into multiple calculation regions to make the most effective use of multiple-CPU desktop computers.
Innovative Concepts for Oil Shale Recovery
Oil shale represents a significant unconventional hydrocarbon resource, with estimates of the total volume of oil-in-place exceeding 1.5 trillion equivalent barrels in the United States alone. ExxonMobil is pursuing multiple concepts for commercializing oil shale, and our leading candidate technology is the Electrofrac process for in situ oil shale conversion. This process has the potential to provide cost-effective recovery in deep, thick formations with less surface disturbance than other proposed methods.
The Electrofrac process is designed to heat oil shale in situ by creating hydraulic fractures in the oil shale and filling the fractures with an electrically conductive material. Electricity is conducted from one end of the fracture to the other, making the fracture a resistive heating element. Heat flows from the fracture into the oil shale formation, gradually converting the oil shale’s solid organic matter into oil and gas. The oil and gas are then produced by conventional methods.
Results from laboratory experiments and numerical modeling have been encouraging, and field tests have been initiated to test Electrofrac process elements on a larger scale. Many years of research and development may be required to demonstrate the technical, environmental, and economic feasibility of this breakthrough technology.
The Electrofrac process could potentially be used for the subsurface conversion of oil shale into producible hydrocarbons.

26  EXXON MOBIL CORPORATION ▪ 2007 FINANCIAL & OPERATING REVIEW
DOWNSTREAM TECHNOLOGY
Our long-term commitment to investment in innovative downstream research, led by our scientists and in collaboration with other leading researchers around the world, continues to deliver competitive advantage by progressing our strategic business objectives: lower-cost processes, advantaged feeds, and higher-value products.
Lower-Cost Processes
Advanced Catalyst Development – ExxonMobil is an industry leader in the discovery, development, and deployment of new refining catalysts. Catalysis — enabling the right chemical reactions and increasing their rate — is integral to most refining technologies and critical to increasing product yields and lowering processing costs.
Our investment in high throughput experimentation (HTE) technology, including experimental design, automated materials synthesis and testing, and advanced data analysis, has allowed the rapid development of improved catalysts. This advantageous research method has accelerated the next generation of new technology in areas of demonstrated strength. HTE techniques enabled the latest advancement in a new SCANfining catalyst to produce lower-sulfur gasoline. To meet the growing demand for ultra-low-sulfur diesel (ULSD), ExxonMobil is developing a new step-out ULSD catalyst, which was discovered using HTE tools. High throughput experimentation will continue to accelerate the pace of improvements in the production of clean fuels.
High throughput experimentation (HTE) has allowed rapid advances in the development of new catalysts, including the next generation of SCANfining catalyst recently deployed at our refinery in Wakayama, Japan.
Complex Modeling – Complex modeling tools developed by ExxonMobil scientists, utilizing computational fluid dynamics, allow us to better use existing assets to strategic advantage. Modeling complex system behavior enables ExxonMobil engineers to configure the hardware and process conditions of our fluidized catalytic cracking units to produce gasoline more efficiently with overall lower energy consumption.
Computational fluid dynamics modeling of the fluidized catalytic cracking catalyst and hydrocarbon feed allows improved efficiency in the production of gasoline.
Emissions Reduction – ExxonMobil has long been a leader in environmental technology, licensing our Wet Gas Scrubbing (WGS) technology for over two decades to remove sulfur dioxide and particulate emissions from refinery flue gases. We have recently developed and are now licensing an enhancement of our technology called WGS+. This technology uses a proprietary process within the scrubber to remove nitrogen oxides, a combustion by-product and contributor to smog formation. This enhancement provides a single, integrated air emissions control device for nitrogen oxides, sulfur dioxide, and particulate removal. Developing and applying proprietary technology provides ExxonMobil with the ability to reduce emissions in an effective and cost-efficient manner.

EXXON MOBIL CORPORATION ▪ 2007 FINANCIAL & OPERATING REVIEW  27
Advantaged Feeds
Efficient and reliable refining operations are critical to our ability to process challenged feeds and lower raw material costs.
ExxonMobil has developed a proprietary suite of tools to improve refining operability, enabling additional feed flexibility. Operator Guidance Tools are used in our refineries by control room personnel to keep the process units running smoothly. These tools provide key information on process and equipment conditions to the operators, allowing proactive monitoring of process conditions and problem analysis. Avoiding potential disruptions in the operation improves unit safety and enables feedstock flexibility, resulting in improved business performance.
ExxonMobil continues to lead the industry in hydroprocessing technology for efficient conversion of lower-value feedstocks into cleaner fuels and lubricants. In 2007 we began using our latest proprietary catalyst, MSDW-3, in Jurong, Singapore, to improve lube basestock production. This technology application is a direct example of research increasing feed flexibility and improving energy conservation in refining.
ExxonMobil scientists utilized state-of-the-art pilot plants to develop the next generation of proprietary catalyst for production of lube basestocks, MSDW-3.
Higher-Value Products
Technology plays an important role in developing new products, such as our advanced lubricants, that benefit consumers and the environment.
ExxonMobil has developed a series of high-performance synthetic lubricants utilizing advanced additive and synthetic basestock technology to provide environmental benefits over conventional products. Our Emission System Protection (ESP) product line of passenger car and heavy-duty diesel engine oil helps control vehicle emissions by extending the life of exhaust treatment technology, such as diesel particulate traps and catalytic converters. The flagship products in this line are Mobil 1 ESP for passenger cars and Mobil 1 Delvac ESP for heavy-duty trucks. In addition, the Mobil 1 Extended Performance product line in the United States allows car owners to extend oil change intervals to 15,000 miles, reducing the total volume of used oil to be disposed of each year. Mobilgear SHC XMP industrial gear oil is designed to provide extra protection for wind turbine gear boxes, supporting the production of renewable energy.
ExxonMobil supplies Mobil 1 branded lubricants and fuels designed specifically for use by the Vodafone McLaren Mercedes Formula 1 team, contributing to the team’s many victories. These exceptionally severe racing conditions are the ultimate testing environment for lubricants and fuels and are a proving ground for continuous advancement of the Mobil 1 branded products for everyday use.
Vodafone McLaren Mercedes Formula 1 driver Lewis Hamilton (left) and engineer Dr. Tony Harlow refill the Mobil 1 lubricant used by the team.

28  EXXON MOBIL CORPORATION ▪ 2007 FINANCIAL & OPERATING REVIEW
CHEMICAL TECHNOLOGY
Within the Chemical technology portfolio, we have a number of activities that allow us to capture value from low-cost, advantaged feedstocks and from more efficient operating processes. Our research in premium products focuses on translating the evolving higher demands of our customers into value-added products that capitalize on our process capabilities.
Lower-Cost Processes
We have a number of programs targeting more efficient, lower-cost processes. Following a significant development program, ExxonMobil recently began commercial production of butyl rubber at our Notre-Dame-de-Gravenchon plant in France using a breakthrough process technology. This technology allows the reactors to be operated at much more efficient temperatures for higher throughput and lower energy usage.
We have also developed state-of-the-art PxMax technology for production of paraxylene. The technology can offer significant debottleneck opportunities by increasing paraxylene yields in existing equipment while lowering costs. PxMax technology will be employed at the aromatics plant expansion in Rotterdam, the Netherlands.
Using our breakthrough process technology, we have demonstrated a 20-percent increase in our ability to produce butyl rubber in the polymerization section of existing plants.
Premium Product Development
Our Chemical business also continues to focus on delivering higher-value premium products to the market.
Our extensive product development facilities include high throughput experimentation (HTE) catalyst screening, large-scale production lines, and plastic film lines. A recent product development example is the commercialization of Enable metallocene-catalyzed polyethylene, which has outstanding processability while retaining excellent film properties.
We have also recently developed a dynamically vulcanized alloy (DVA) of Exxpro specialty elastomers and nylon. This material may be blown into film and used as the air barrier for the inner liner of tires. Tires manufactured with DVA liners are lighter weight, which improves tire durability and reduces fuel consumption.
Metallocene catalysts allow researchers to tailor product properties to meet customer needs. ExxonMobil is a leader in this technology.
Advantaged Feeds
Many of our programs are centered around developing new processes to run advantaged feeds. Use of these lower-cost feeds provides greater flexibility in meeting marketing demands while managing raw material costs.
We also continue to invest in breakthrough technology development. Our methanol-to-olefins program is well developed, and we have extended our research to include a methanol-to-aromatics program.
Development of technology to upgrade bottom-of-the-barrel streams and discovery of game-changing conversion processes set us apart from competition and will extend our competitive advantage for the future.
ExxonMobil has over 100 patent applications filed in methanol conversion technology for lower-cost olefins and aromatics.

EXXON MOBIL CORPORATION ▪ 2007 FINANCIAL & OPERATING REVIEW  29
Integration
The integration of our businesses is a competitive advantage that enables ExxonMobil to capture new opportunities and grow shareholder returns. Integration between business functions delivers value through superior opportunity identification, implementation of best practices, advantaged technology, and operational optimization.
SUPERIOR OPPORTUNITY IDENTIFICATION
We are uniquely positioned in the industry due to the breadth and depth of our technological and operational capabilities in each of our Upstream, Downstream, and Chemical businesses. As a result, we are able to identify and deliver high-quality, integrated projects that generate increased value to our shareholders and to resource owners through economies of scale, use of proprietary technology, superior project and operations management, and optimization of raw materials and products.
ExxonMobil, along with our project partners, formed the only fully integrated refining, petrochemicals, and fuels marketing venture with foreign participation in China. Additionally we are progressing studies with Qatar Petroleum for a petrochemical complex utilizing feedstock from gas development projects in Qatar’s North Field.
IMPLEMENTATION OF BEST PRACTICES
Integration across our Upstream, Downstream, and Chemical businesses allows us to capture benefits by sharing best practices, utilizing centralized support services, and leveraging the expertise of our employees around the world. For example, our capital investment portfolio is managed using a globally consistent management system. While each investment is unique, our approach to project development and management utilizes our time-tested, consistent best practices: optimized concept selection, comprehensive project planning, disciplined project execution, and reappraisal of project performance.
ADVANTAGED TECHNOLOGY
ExxonMobil takes an integrated approach to the development and deployment of new technology. Our researchers, scientists, engineers, and operating functions work together to identify key business challenges that require technical solutions. The ongoing dialogue allows us to concentrate research efforts in the highest-value areas, driven by our business needs.
Technology development represents only part of our integration advantage. ExxonMobil’s ability to rapidly deploy new solutions through our global functional organization allows us to utilize technologies and subject matter experts to their fullest.
OPERATIONAL OPTIMIZATION
Through years of experience, we have developed proprietary technologies that allow us to optimize operations across our functional businesses. Our Molecule Management technology includes advanced molecular fingerprinting and modeling tools that enable us to process the optimal mix of crudes and maximize the yield of higher-value products and feedstocks. Integrated process models enable our refineries to tailor feedstocks to our chemical plants in order to maximize value. Sophisticated process control technologies optimize unit performance, increase reliability, and decrease operating costs. Our ongoing optimization activities allow us to maximize the value of every molecule.
Integrated Concepts
ExxonMobil has expertise throughout the upstream, downstream, and chemical value chain. Our technology, operating experience, and project management skills allow us to identify opportunities to maximize resource value.

In Nigeria, a marine transport vessel installs a new offshore platform at the East Area NGL II project in late 2007. The new facilities will extract natural gas liquids and export them to the onshore Bonny River terminal.

UPSTREAM STATISTICAL RECAP	2007	2006	2005	2004	2003

Earnings (millions of dollars)	26,497	26,230	24,349	16,675	14,502
Liquids production (thousands of barrels per day)	2,616	2,681	2,523	2,571	2,516
Natural gas production available for sale (millions of cubic feet per day)	9,384	9,334	9,251	9,864	10,119
Oil-equivalent production (thousands of barrels per day)	4,180	4,237	4,065	4,215	4,203
Proved reserves replacement(1)(2) (percent)	132	129	129	125	107
Resource additions(2) (millions of oil-equivalent barrels)	2,010	4,270	4,365	2,940	2,110
Average capital employed(2) (millions of dollars)	63,565	57,871	53,261	50,642	47,672
Return on average capital employed(2) (percent)	41.7	45.3	45.7	32.9	30.4
Capital and exploration expenditures(2) (millions of dollars)	15,724	16,231	14,470	11,715	11,988

(1)	Excluding asset sales, the 2007 Venezuela expropriation, and year-end price/cost effects.

(2)	See Frequently Used Terms on pages 94 through 97.

EXXON MOBIL CORPORATION ▪ 2007 FINANCIAL & OPERATING REVIEW  31
EXPLORATION, DEVELOPMENT, PRODUCTION, AND GAS & POWER MARKETING
UPSTREAM STRATEGIES
ExxonMobil’s fundamental Upstream strategies guide our global exploration, development, production, and gas and power marketing activities:
▪	Identify and pursue all attractive exploration opportunities

▪	Invest in projects that deliver superior returns

▪	Maximize the profitability of existing oil and gas production

▪	Capitalize on growing natural gas and power markets
These strategies are underpinned by our relentless focus on safety, health, and environmental performance. Our commitment to the ongoing development and application of innovative technologies is key to the success of our Upstream strategies.

(1)	Royal Dutch Shell, BP, and Chevron values are estimated on a consistent basis with ExxonMobil, based on public information.

2007 Results and Highlights
Achieved best-ever employee safety performance.
Earnings were a record $26.5 billion.
Upstream return on average capital employed was 42 percent in 2007 and has averaged 39 percent over the past five years.
Earnings per oil-equivalent barrel were $17.37, exceeding those of our competitors.
Total liquids production and natural gas production available for sale was 4.2 million oil-equivalent barrels per day, the highest among our competitors.
Replaced 101 percent of production with proved oil and gas reserve additions of 1.6 billion oil-equivalent barrels, including asset sales and the effect of the Venezuela expropriation, and excluding year-end price/cost effects.
Resource base additions totaled 2.0 billion oil-equivalent barrels. ExxonMobil’s resource base now stands at 72 billion oil-equivalent barrels.
Finding and resource-acquisition costs were $0.97 per oil-equivalent barrel.
Upstream capital and exploration spending was $15.7 billion, driven by an active exploration program, selective investment in a strong portfolio of development projects, and continued investment to enhance the value of existing assets.
UPSTREAM COMPETITIVE ADVANTAGES
Portfolio Quality – The quality, size, and diversity of ExxonMobil’s resource base and project inventory underpin a strong long-term outlook.
Global Integration – The global functional Upstream companies work with the Downstream and Chemical businesses to identify and deliver integrated solutions that maximize resource value.
Discipline and Consistency – ExxonMobil rigorously assesses the world’s hydrocarbon resources and pursues only the most attractive opportunities. We explore, develop, produce, and market using globally deployed management systems that ensure application of the highest technical, operational, and commercial standards.
Value Maximization – From optimum development concept selection through mid- and late-life investments to increase reservoir recovery, ExxonMobil maximizes resource value over the life of each asset.
Long-Term perspective – Consistent, selective capital investment and focused technology development ensure robust investments that reward shareholders over the long term.

32  EXXON MOBIL CORPORATION ▪ 2007 FINANCIAL & OPERATING REVIEW
Identify and Pursue All Attractive Exploration Opportunities
ExxonMobil is positioned to identify, evaluate, pursue, and capture the highest-quality opportunities. Our global organization explores in a diverse range of geological and geographical environments, covering the full range of resource life cycle and type, including:
▪	New exploration plays and concepts that typically have high uncertainty but large resource potential to provide significant long-term resource growth

▪	Unconventional resources such as tight gas, heavy oil, and oil sands that can provide profitable, long-plateau production

▪	Further exploration of established hydrocarbon provinces and mature plays that provide near-term resource additions and production

▪	Discovered fields that are undeveloped or partially developed
Advanced, integrated visualization capabilities allow geoscientists and engineers to collaborate in an interactive environment.
Each year ExxonMobil makes significant investments in new data and fundamental scientific analyses to identify new resource capture opportunities. The combination of world-class technical expertise and our extensive global database provides a distinct competitive advantage in the identification, evaluation, pursuit, and capture of new opportunities.
ExxonMobil has developed and implemented a proprietary, interactive database that captures the results of decades of basin analysis and historical exploration activity around the globe. This system is used to assemble data, interpretations, and quantitative assessments for each area in which ExxonMobil explores. It enables ExxonMobil geoscientists to identify areas for more in-depth study and ultimately define new opportunities to pursue. Once identified, opportunities are assessed and screened for technical and economic viability, as well as materiality, on a globally consistent basis. Only the best, most robust opportunities are selected for further evaluation and investment. ExxonMobil has the research and technical capability to develop and deploy new technology when existing capabilities are not sufficient to effectively evaluate a particular resource.
ExxonMobil’s disciplined exploration process delivers cost-effective, high-quality resources and promotes long-term resource additions and production growth.
In 2007 this approach resulted in the successful capture of 14 conventional and unconventional opportunities in new, untested areas as well as established ones.
ExxonMobil’s gross exploration acreage totaled 118 million acres in 31 countries at year-end 2007. This acreage provides a high-quality, geographically and geologically diverse portfolio of opportunities for potential resource and production growth.

EXXON MOBIL CORPORATION ▪ 2007 FINANCIAL & OPERATING REVIEW  33
2007 KEY EXPLORATION CAPTURES
Australia – ExxonMobil expanded its position in the Greater Gorgon area by acquiring interests in the 730,000-acre Block WA-392-P, south of the Jansz discovery, and the 1.4-million-acre Block WA-268-P, northwest of Jansz. ExxonMobil holds 25-percent interest in both blocks. ExxonMobil also acquired a 65-percent operating interest in the 820,000-acre Block WA-318-P in the Bonaparte Basin, offshore northern Australia. Seismic acquisition in support of potential future drilling is planned for 2008.
Canada – ExxonMobil Canada and majority-owned affiliate Imperial Oil were jointly awarded 100-percent interest in the EL446 block in the Beaufort Sea, offshore Canada. The block covers over 500,000 acres and is located 75 miles from shore in water depths ranging from 200 to 4000 feet. Near-term plans include a 3D seismic survey to identify potential drilling opportunities.
Germany – ExxonMobil was awarded four exploration licenses by the Lower Saxony and North Rhine-Westphalia states, covering 1.3 million acres of the Lower Saxony Basin. ExxonMobil operates these licenses with a 67-percent interest. Drilling is expected to commence in 2008.
Greenland – ExxonMobil was awarded interests in Blocks 4 and 6 located 30 to 60 miles offshore western Greenland. ExxonMobil will operate Block 6 (ExxonMobil interest, 44 percent) through the exploration, development, and production phases and Block 4 (ExxonMobil interest, 29 percent) after the exploration phase. These adjacent blocks cover a total of nearly 6.7 million acres.
Indonesia – ExxonMobil was awarded the 1-million-acre Mandar block offshore Sulewesi. Award of this deepwater block follows capture of the Surumana block in 2006. Seismic data acquisition is planned for 2008 in support of exploration drilling. ExxonMobil holds 100-percent interest in each block.
Libya – ExxonMobil was awarded operatorship of Contract Area 20 (ExxonMobil interest, 22 percent), covering 2.5 million acres offshore Libya. Seismic acquisition commenced in the fourth quarter of 2007, and drilling is planned for 2009. ExxonMobil also signed an interim agreement in 2007 for the adjacent Contract Area 21. The agreement is expected to be ratified in 2008.
New Zealand – ExxonMobil was awarded the 4-million-acre PEP50117 license (ExxonMobil interest, 90 percent) in the 2007 New Zealand Great South Basin tender. Seismic data has been acquired and will be used to further assess the potential of this large block.
U.S. Gulf of Mexico – ExxonMobil was the high bidder on 13 leases in the Gulf of Mexico Central Sale 205. At year-end 2007, five blocks in the deepwater Lower Tertiary trend had been awarded to ExxonMobil.

34  EXXON MOBIL CORPORATION ▪ 2007 FINANCIAL & OPERATING REVIEW
Invest in Projects That Deliver Superior Returns
ExxonMobil continues to deliver superior returns from Upstream projects through disciplined investment and industry-leading project planning and execution.
As project scale and complexity increase across the industry, the challenge to bring new energy supplies to market on budget and on schedule grows. Through our ability to deliver superior project execution results, ExxonMobil consistently meets these new challenges and maximizes value to resource owners and to our shareholders.
Superior project execution begins with selecting the design and operating concept that will be robust through a range of uncertainties and will deliver maximum value over the life of the asset. It requires a commitment to and investment in technology to develop innovative solutions that lower costs and increase reliability. At ExxonMobil, we spend a great deal of time on execution planning, or the “how to” regarding development of major projects. These essentials are enhanced by the experience of our project management professionals and our global functional organization that facilitates the swift transfer of lessons learned and best practices around the world.
The combination of our global processes, proprietary technology, and project management experience results in industry-leading project performance.
ExxonMobil has a geographically diverse portfolio of about 120 projects that are expected to develop over 24 billion oil-equivalent barrels (net). Many of these developments are located in challenging environments and include deepwater, heavy oil/oil sands, tight gas, arctic, LNG, and acid/sour gas projects. This large, diverse portfolio provides ExxonMobil the ability to selectively fund those projects that will be robust over a wide range of economic conditions.
Project Execution
ExxonMobil continues to demonstrate the ability to deliver projects on time and on budget. Over the last five years, the average facilities cost and schedule of 44 ExxonMobil-operated projects came within 5 percent of the level projected at funding.

EXXON MOBIL CORPORATION ▪ 2007 FINANCIAL & OPERATING REVIEW  35
Maximize Profitability of Existing Oil and Gas Production
ExxonMobil applies the most cost-effective technology and operations management systems to every asset to maximize the commercial recovery of hydrocarbons.
ExxonMobil’s diverse and robust asset base is balanced between mature producing fields and fields that are early in their producing lives.
ExxonMobil employs a global organization to manage oil and gas assets. Using this structure, we are able to leverage the transfer of technology and best practices across our global portfolio. We establish priorities on a worldwide basis and deploy resources when and where they are needed, drawing on an experienced, dedicated, and diverse workforce of exceptional quality.
Our strategies place significant emphasis on managing and optimizing base performance and continuously generating opportunities to maximize the value of our assets. High-quality reservoir management and rigorous depletion planning ensure optimum long-term performance from each of our fields and enhance production from existing wells. We continually invest in our existing asset base to enhance resource recovery, maximize profitability, and extend field life. New production volumes are generated through work programs including workovers, drilling new wells, and implementing secondary or tertiary recovery projects to access and develop resources not captured during the initial field development.
All of these activities are performed with a structured focus on cost management and capital discipline in combination with a steadfast commitment to operations excellence. Operations integrity is fundamental to our success and is a top priority.
We place significant emphasis on maximizing production uptime through our disciplined focus on integrity and facility reliability. We maximize uptime through reliability improvement activities, rigorous scheduled maintenance planning, and disciplined root-cause analysis of downtime events.
We are a recognized industry leader in the application of cost-effective technology for enhanced oil recovery (EOR). We have broad experience with water and gas injection, heavy oil steamflooding, and sour gas injection to increase reservoir recovery.
Our asset base is continuously under review to ensure that every asset is contributing to our strategic objectives to the maximum extent possible.
Our Upstream business consistently generates more earnings per barrel than our competitors. This is a reflection of our commitment to maximizing recovery, superior execution, and investment discipline.

(1)	Royal Dutch Shell, BP, and Chevron values calculated on a consistent basis with ExxonMobil, based on public information.

36  EXXON MOBIL CORPORATION ▪ 2007 FINANCIAL & OPERATING REVIEW
Capitalize on Growing Natural Gas and Power Markets
Growth in world gas and power demand combined with ExxonMobil’s global reach provides a strong platform to maximize the value of our gas, natural gas liquids, and power operations. Our sales and development activities extend to almost all major and developing markets. ExxonMobil sells about 11 billion cubic feet per day of natural gas to customers in a variety of sectors including power companies and industrial users. We also manage about 1 million barrels per day of natural gas liquids, generate a significant amount of power, and are an important marketer of helium.
With global gas demand growing and existing local supplies declining in many areas of the world, the development of new resources is key to the continued supply of the world’s gas requirements.
In North America, ExxonMobil is a major gas producer and processor with production from the Gulf of Mexico, the onshore Gulf Coast, the mid-continent United States, western Canada, and offshore eastern Canada. We continue to expand production of our significant tight gas resources in the Piceance Basin in Colorado. ExxonMobil has a leading position in arctic gas resources in the Mackenzie Delta region of northern Canada and on the North Slope of Alaska.
Liquefied natural gas (LNG) will play a greater role in our activities in the United States as we complete construction of the Golden Pass LNG regasification terminal in Texas and seek to permit a new terminal offshore New Jersey.
In addition to natural gas, our Shute Creek plant in Wyoming is one of the world’s leading sources of helium.
ExxonMobil is a leading gas producer in Europe through ownership in many key assets in the Netherlands, Germany, and the North Sea. Natural gas demand in Europe continues to grow while local production is expected to begin declining in the next few years, creating the need for new supplies. To help meet this need, ExxonMobil and our partners are developing new resources, such as the Ormen Lange field offshore Norway, and are nearing completion of LNG import terminals in the United Kingdom and Italy. Both the South Hook terminal in Milford Haven, Wales, and the Adriatic terminal offshore Italy are expected to be operational in 2008.
ExxonMobil remains among the largest suppliers of natural gas in Australia and Malaysia and also sells gas in Thailand, Russia Far East, Qatar, and elsewhere. Our LNG ventures provide significant volumes of gas to key Asian markets, including Japan, South Korea, India, and Taiwan.
A major strength of our marketing activities is the ability to integrate our Upstream, Downstream, and Chemical businesses. This advantage allows us to optimize our portfolio to respond to market demands most effectively and profitably. Applying this strong integrated focus to the global scale of our operations delivers significant competitive advantage.
Gas & Power Marketing constantly assesses conditions across the world’s gas and power markets to optimize ExxonMobil’s global portfolio.
POWER ACTIVITIES
ExxonMobil has interests in electric power generation facilities with total capacity of over 15,500 megawatts. These interests include a majority interest in the Castle Peak Power Company, which generates and sells electricity in Hong Kong and mainland China. ExxonMobil is an industry leader in the application of cogeneration technology, with interests in about 4500 megawatts of cogeneration capacity that is used primarily to supply our own power and steam demands. With facilities under construction around the world, we expect to have interests in cogeneration capacity of over 5000 megawatts in the next three years.

EXXON MOBIL CORPORATION ▪ 2007 FINANCIAL & OPERATING REVIEW  37
LNG Market
Global LNG demand is expected to grow by more than 4 percent per year through 2030, driven by demand in North America and Europe as well as Asia Pacific markets. By 2030 LNG demand is expected to exceed 500 million tons per year, representing almost 16 percent of the world’s gas demand.

(1)	Includes joint-marketed interests
ExxonMobil is currently participating in LNG production in Qatar and Indonesia with a combined gross capacity of approximately 35 million tons per year, supplying markets in Asia, Europe, and North America. Construction is progressing in Qatar on four additional LNG trains that will increase gross capacity by over 30 million tons per year. In addition, ExxonMobil is progressing new LNG opportunities in Asia and West Africa. Once these opportunities are brought onstream, ExxonMobil expects to be participating in gross LNG capacity of approximately 100 million tons per year, with significant volumes being placed in the growing markets of North America, Europe, and Asia Pacific.
ExxonMobil is also participating with Qatar Petroleum and others in the construction of LNG regasification terminals on the U.S. Gulf Coast; Milford Haven, United Kingdom; and offshore Italy. ExxonMobil is seeking regulatory approval to build a floating LNG receiving terminal, called BlueOcean Energy, approximately 20 miles off the coast of New Jersey. The terminal would have the capacity to supply approximately 1.2 billion cubic feet of natural gas per day, enough to meet the needs of more than 5 million residential consumers. BlueOcean Energy is expected to start up during the middle of the next decade.
ExxonMobil and Qatar Petroleum retain capacity rights in the Fluxys Zeebrugge terminal in Belgium. Castle Peak Power Company, an ExxonMobil joint venture with China Light and Power, is progressing an onshore terminal in Hong Kong for LNG imports. ExxonMobil participates in the Shimizu terminal in Japan that is currently being expanded.
Through our large global portfolio of gas resources and integrated LNG operations, ExxonMobil is well-positioned to help meet the world’s growing gas and power needs.

38  EXXON MOBIL CORPORATION ▪ 2007 FINANCIAL & OPERATING REVIEW
Major Development Projects
ExxonMobil participated in seven major project start-ups in 2007, with 12 more anticipated in 2008. Beyond 2008, an additional 47 major projects are in various stages of project planning and execution. There are about 120 projects in the portfolio, including minor projects.
RasGas Train 5 – The Ras Laffan Liquefied Natural Gas Company II Train 5 (ExxonMobil interest, 30 percent) in Qatar was completed under budget and ahead of schedule. The onshore facilities came online in November 2006 and the offshore facilities in January 2007. With production of 4.7 million tons per year of LNG, it is the third train built of this size at RasGas with the “Design One, Build Multiple” strategy, enabling this project to outperform the original cost and schedule estimates.
Production of LNG from Ras Laffan Liquefied Natural Gas Company II Train 5, shown at left, began just 29 months after major construction contracts were awarded.
Rosa – Production from the Rosa field (ExxonMobil interest, 20 percent) in Angola began in June 2007. This 360-million-barrel development is located approximately 85 miles offshore in a water depth of 4500 feet. The field is tied back to the existing Girassol floating production, storage, and offloading (FPSO) vessel. This development included a major upgrade to the FPSO’s processing system that will maintain the production plateau at 250 thousand barrels per day until early into the next decade.
Tengiz Phase 1 – Initial oil production from the first expansion of the Tengiz development (ExxonMobil interest, 25 percent) in Kazakhstan, was achieved in October 2007. This expansion, when complete, will integrate a second-generation gas-handling project with sour-gas injection, resulting in incremental production of 285 thousand barrels of oil per day (gross).
Statfjord Late Life – The Statfjord Late Life project (ExxonMobil interest, 21 percent) offshore Norway started up in October 2007. This project will develop 1.1 trillion cubic feet of gas and 186 million barrels of oil and natural gas liquids (gross). The project includes gas cap blowdown, reservoir depressurization, and facility debottlenecking, as well as a new gas export pipeline that connects into the U.K. gas pipeline system.
Ormen Lange – The Ormen Lange project (ExxonMobil interest, 7 percent) offshore Norway started production in September 2007. The project will develop almost 13 trillion cubic feet of gas and 175 million barrels of natural gas liquids (gross). The gas is being transported by the world’s longest subsea export pipeline, approximately 750 miles across the North Sea, from a new processing plant in Nyhamna, Norway, to the Easington terminal in the United Kingdom.
Waddenzee – Start-up of the Moddergat and Nes fields (ExxonMobil interest, 40 percent) in the Waddenzee area of the Netherlands was achieved on time and on budget in 2007. Production and environmental permits have been secured for development of the Lauwersoog and Vierhuizen fields, also in the Waddenzee area.

EXXON MOBIL CORPORATION ▪ 2007 FINANCIAL & OPERATING REVIEW  39
Marimba North – The Marimba North project (ExxonMobil interest, 40 percent) began production in September 2007 and will develop 80 million barrels of oil in approximately 3900 feet of water, 90 miles off the coast of Angola. The project is a subsea tie-back to the Kizomba A development and was completed ahead of schedule and within budget. Major components include subsea wells, a single drill center, approximately 20 miles of flowlines, and a riser system that ties the production flowline into the Kizomba A Tension Leg Platform. This milestone was achieved safely without any production impact to the existing Kizomba A operations. With the addition of Marimba North, Block 15 will produce about 540 thousand barrels of oil per day with combined recoverable resources of approximately 2 billion barrels of oil.
The Marimba North project, a subsea development offshore Angola that started up in 2007, utilizes facilities on the Kizomba A FPSO, shown here.
MAJOR PROJECT START - UPS

		Target Peak
		Production (Gross)		ExxonMobil
		Liquids	Gas	Working
		(KBD)	(MCFD)	Interest (%)
2007 (Actual)
Angola	Marimba North	40	—	40		■
	Rosa	140	—	20		●
Kazakhstan	Tengiz Phase 1	285	350	25		●
Netherlands	Waddenzee	—	195	40		●
Norway	Ormen Lange	35	2385	7		●
	Statfjord Late Life	80	315	21		●
Qatar	RasGas Train 5	45	740	30		▲

2008 (Projected)
Angola	Kizomba C — Mondo	100	—	40		■
	Kizomba C — Saxi/Batuque	100	—	40		■
Azerbaijan	ACG Phase 3	260	—	8		●
Italy	Adriatic LNG Terminal	—	—	45		▲
Malaysia	Jerneh B	—	150	100		■
Norway	Volve	50	30	30		●
Nigeria	East Area Natural Gas Liquids II	40	—	51		■
Qatar	Qatargas II Train 4	80	1250	30		▲
	RasGas Train 6	75	1250	30		▲
U.K.	South Hook LNG Terminal	—	—	24		▲
	Starling	5	110	72		●
U.S.	Thunder Horse	210	185	25		●

2009-2010 (Projected)
Canada	Hibernia Southern Expansion	80	—	22		■
Norway	Tyrihans	80	335	12		●
Qatar	Al Khaleej Gas Phase 2	70	1250	80	*	■
	RasGas Train 7	75	1250	30		▲
	Qatargas II Train 5	80	1250	18		▲
U.S.	Golden Pass LNG Terminal	—	—	18		▲
	Piceance Phase 1	2	200	100		■

2011+ (Projected)
Angola	Cravo-Lirio-Orquidea-Violeta	150	—	20		●
	Gindungo-Canela-Gengibre	120	—	15		●
	Kizomba Satellites	125	—	40		■
	Palas-Astrea-Juno	150	—	25		●
	Pazflor	200	—	20		●
	Plutao-Saturno-Venus-Marte	150	—	25		●
Australia	Greater Gorgon Initial Development	15	2250	25		●
	Kipper / Tuna	15	175	41		■
	Scarborough	—	965	50		■
	Turrum	10	245	50		■
Canada	Cold Lake Expansion	35	—	100		■
	Cold Lake LASER Future Phases	20	—	100		■
	Hebron	140	—	38		●
	Kearl Phase 1	100	—	100		■
	Kearl Future Phases	200	—	100		■
	Mackenzie Gas	10	830	56		■
Indonesia	Banyu Urip	165	—	45		■
	Natuna	—	1100	76		■
Italy	Tempa Rossa	50	5	25		●
Kazakhstan	Kashagan Phase 1	360	—	17	*	●
	Kashagan Future Phases	1190	—	17	*	●
	Tengiz Expansion	260	—	25		●
Nigeria	Bonga North	100	60	20		●
	Bonga SW	140	105	16		●
	Bosi Oil	135	—	56		■
	Erha North Phase 2	30	—	56		■
	LNG IPP Upstream	—	700	40		■
	Satellite Field Development	125	—	40		■
	Usan	180	—	30		●
	Usari Pressure Maintenance	50	—	40		■
Norway	Trestakk	55	50	33		●
Papua New Guinea	PNG LNG Project	40	940	34		■
Qatar	Barzan	100	1500	10	*	▲
Russia	Sakhalin-1 Odoptu	35	—	30		■
	Sakhalin-1 Arkutun-Dagi	75	—	30		■
	Sakhalin-1 Future Phases	—	800	30		■
U.K.	Fram	5	45	72		●
U.S.	Alaska Gas/Point Thomson	70	4500	36		*
	Piceance Future Phases	10	825	100		■
	Prudhoe Bay Western Region	50	—	36		●
Operatorship:
■ = ExxonMobil Operated
▲ = Joint Operation
● = Co-Venturer Operated

* Pending Final Agreements

— Not Applicable

40  EXXON MOBIL CORPORATION ▪ 2007 FINANCIAL & OPERATING REVIEW
RESOURCES
The size, quality, and diversity of ExxonMobil’s resource base are competitive strengths of the Corporation. ExxonMobil’s resource base totals 72 billion oil-equivalent barrels, of which 32 percent is proved.
The resource base is updated annually for new discoveries and resource additions, and to reflect changes in the estimates of existing resources. Changes to existing resources may result from new drilling or from revisions to forecast recovery estimates such as from planned use of new technology. Changes may also occur due to modifications to depletion plans and from ongoing geoscience and engineering evaluations. Volumes produced or sold during the year are removed from the resource base at year end.
ExxonMobil’s resource base is the largest among our competitors, and is highly diverse in terms of geography and hydrocarbon/development type. The success of ExxonMobil’s global opportunity identification strategy is demonstrated by our ability to add an average of 3.1 billion oil-equivalent barrels of resource per year over the past five years.
In 2007 we added 2.0 billion oil-equivalent barrels to the resource base, with significant additions resulting from our drilling programs in the Piceance Basin in Colorado, West Africa, and the Asia Pacific region. Overall, the resource base was reduced by 1.8 billion barrels in 2007, driven by production and the expropriation of our Venezuelan assets in June 2007.
Effective use of ExxonMobil’s proprietary processes and best practices has resulted in continued low finding and resource-acquisition costs. In 2007 finding and resource-acquisition costs were $0.97 per oil-equivalent barrel. The timing of large resource additions varies from year to year and can lead to fluctuations in finding and resource-acquisition cost. The five-year average finding and resource-acquisition cost is $0.55 per oil-equivalent barrel.
See Frequently Used Terms on pages 94 through 97.
Resource Base Changes

		5-Year
(billions of oil-equivalent barrels)	2007	Average

Resource additions/acquisitions	2.0	3.1
Revisions to existing fields	(0.4)	(0.6)
Production	(1.6)	(1.6)
Sales(1)	(1.8)	(0.9)

Net change	(1.8)	–

(1)	Includes impact of the Venezuela expropriation (1.6 billion oil-equivalent barrels).

(2)	See Frequently Used Terms on pages 94 through 97.
ExxonMobil’s industry-leading resource base of 72 billion oil-equivalent barrels is diverse in terms of resource type and geography.

EXXON MOBIL CORPORATION ▪ 2007 FINANCIAL & OPERATING REVIEW  41
PROVED RESERVES
The annual reporting of proved reserves is the product of ExxonMobil’s rigorous and structured management review process that is stewarded by a team of experienced reserves experts with global responsibilities. ExxonMobil calculates its reserves using the same pricing basis used to make investment decisions, consistent with long-standing practice, rather than single-day, year-end pricing.
At year-end 2007, the resource base included 22.7 billion oil-equivalent barrels of proved oil and gas reserves, which equates to a reserves life at current production rates of 14.4 years. The reserves are evenly distributed between liquids and gas, and are geographically diverse.
ExxonMobil has added over 8.7 billion oil-equivalent barrels to proved reserves over the last five years, more than replacing production. In that time frame, the development of new fields and extensions of existing fields have added an average of 1.1 billion oil-equivalent barrels per year to proved reserves. Revisions have averaged about 0.7 billion oil-equivalent barrels per year over the last five years, driven by effective reservoir management and the application of new technology.
In 2007 ExxonMobil replaced 101 percent of reserves produced, including asset sales and the Venezuela expropriation, by adding 1.59 billion oil-equivalent barrels to proved reserves while producing 1.58 billion oil-equivalent barrels. Key additions came from our operations in the United States, Middle East, Europe, and Africa. Excluding the effect of the Venezuela expropriation and other asset sales, ExxonMobil replaced 132 percent of reserves.

(1) Proved reserves reflecting December 31, 2007 prices can be found on page 96.

(2) Includes asset sales and the 2007 Venezuela expropriation, and excludes year-end price/cost effects.
PRODUCTION VOLUMES
In 2007 oil-equivalent production of 4.2 million barrels per day was down 1 percent compared to 2006. Liquids production was 2.6 million barrels per day, and natural gas volumes available for sale were 9.4 billion cubic feet per day. Excluding the effect of the Venezuela expropriation, divestments, OPEC quotas, and price and spend impacts on volumes, oil-equivalent production was up nearly 1 percent. Volumes from new projects offset natural field decline and production sharing contract (PSC) net interest reductions of approximately 100 thousand barrels per day.
Near-term production growth will be driven by large gas projects in Qatar and liquids projects offshore West Africa. Longer-term growth will be enhanced by key projects in the Asia Pacific/Middle East, Africa, and Russia/Caspian regions. Production from North America and Europe is expected to continue to provide a strong, profitable base.
The forward-looking projections of production volumes in this document are reflective of our best assumptions regarding the technical, commercial, and regulatory aspects of existing operations and new projects. Factors that could have an impact on actual volumes include project start-up timing, regulatory changes, quotas, asset sales, operational outages, severe weather, and price effects under certain production sharing contracts.
See Frequently Used Terms on pages 94 through 97.

42  EXXON MOBIL CORPORATION ▪ 2007 FINANCIAL & OPERATING REVIEW
Worldwide Upstream Operations
ExxonMobil has interests in exploration and production acreage in 36 countries and production operations in 24 countries.
The Americas
ExxonMobil’s operations in the Americas accounted for approximately 26 percent of ExxonMobil’s 2007 net oil and gas production and about 29 percent of Upstream earnings. Base production continues to yield strong returns. We expect future production to include contributions from multiple opportunities, including tight gas, heavy oil, deepwater, and arctic developments.
Americas Highlights

	2007	2006	2005
Earnings (billions of dollars)	7.6	8.9	9.5
Proved Reserves(1)(BOEB)	6.2	6.2	6.9
Acreage (gross acres, million)	56.3	56.4	62.9
Net Liquids Production (MBD)	0.7	0.8	0.9
Net Gas Available for Sale (BCFD)	2.3	2.5	2.8

(1) See Frequently Used Terms on pages 94 through 97.
UNITED STATES
ExxonMobil is one of the largest oil and gas producers and reserves holders in the United States. The U.S. portfolio is geographically diverse with significant positions in all major producing regions, including the Gulf Coast and deepwater areas of the Gulf of Mexico, the mid-continent, onshore and offshore California, and Alaska. The U.S. portfolio contains a diverse range of assets, from mature fields to new, world-scale projects.
The United States continues to provide a significant contribution to ExxonMobil’s profitability through high-quality drilling programs, selective investments in existing fields and new projects, and continued operational-efficiency improvements.
ExxonMobil continued to evaluate our large deepwater acreage position in the Gulf of Mexico in 2007.

EXXON MOBIL CORPORATION ▪ 2007 FINANCIAL & OPERATING REVIEW  43
The Golden Pass LNG terminal, currently under construction at Sabine Pass, Texas, will regasify LNG received from Qatar for supply to U.S. markets.
Gulf of Mexico/Gulf Coast – For more than 50 years, ExxonMobil has been a leading oil and gas producer in the offshore Gulf of Mexico, with average daily net production of 56 thousand barrels of liquids per day and 573 million cubic feet of gas per day in 2007. Onshore production in Texas and Louisiana added 72 thousand barrels of liquids per day and 480 million cubic feet of gas per day.
In the Gulf of Mexico, ExxonMobil has about 2.6 million acres (gross) under lease, and operates about 70 structures. We continue to actively evaluate our large acreage position, including the deepwater Lower Tertiary play.
The Golden Pass LNG regasification terminal at Sabine Pass, Texas, is currently under construction and is scheduled to start up in 2009. It will have the capacity to supply 2 billion cubic feet of gas per day to the U.S. market.
Thunder Horse, a deepwater development in the central Gulf of Mexico, is progressing and is scheduled to start up in 2008.
Mid-Continent – ExxonMobil has oil and gas production throughout the mid-continent states, including Wyoming, Kansas, Colorado, Oklahoma, and New Mexico. Average daily net production from these areas was 12 thousand barrels of liquids per day and 365 million cubic feet of gas per day in 2007.
The mid-continent contains some of the most mature assets in ExxonMobil’s portfolio. The application of proprietary technology, including enhanced oil recovery and refracturing techniques, continues to significantly extend production life.
In the Piceance Basin in Colorado, ExxonMobil has 300,000 acres under lease with a potential recoverable resource of nearly 45 trillion cubic feet of gas (gross). In 2007 field production was brought to 55 million cubic feet of gas per day. Near term, production will be increased through expansion of the gas gathering and processing system and additional drilling. Opportunities for additional projects to fully develop the resource are under evaluation.
The LaBarge development (ExxonMobil interest, 100 percent) in Wyoming consists of the Tip Top and Hogsback fields and the Shute Creek plant. The operation includes the longest sour gas pipeline in the United States and the world’s largest helium recovery and Selexol (gas sweetening) plants. In 2007 the LaBarge facilities processed an average of 637 million cubic feet of inlet gas per day. In recent years, significant project activity has enabled the reinjection of produced hydrogen sulfide and carbon dioxide into nonproducing areas of the field.
Development drilling of tight gas continues in the Piceance Basin in western Colorado.

44  EXXON MOBIL CORPORATION ▪ 2007 FINANCIAL & OPERATING REVIEW
California – Average daily net production from ExxonMobil’s offshore and onshore California assets averaged 119 thousand barrels of liquids per day and 44 million cubic feet of gas per day in 2007.
The Santa Ynez Unit, located 20 miles west of Santa Barbara, consists of three offshore platforms in the Pacific Ocean’s Outer Continental Shelf and a processing plant in Las Flores Canyon. ExxonMobil also has a 48-percent equity share in the Aera onshore operations, comprising 15 fields and about 12,000 wells producing a mixture of heavy and conventional oil with associated gas.
Alaska – ExxonMobil is among the largest oil and gas producers in Alaska with average daily net production of 132 thousand barrels per day of liquids and 6 million cubic feet per day of gas in 2007.
Key assets include a 36-percent working interest in Prudhoe Bay and a 37-percent interest in Point Thomson.
ExxonMobil is actively involved in the Prudhoe Bay Western Region development, which will allow new satellite fields to produce into existing infrastructure. In 2007 we continued with additional facility expansion and upgrade activity. Engineering for a new gas processing facility was also advanced.
ExxonMobil is the largest holder of gas resources on the North Slope of Alaska. The Alaska Gas project would enable treatment and transportation of natural gas from the Prudhoe Bay and Point Thomson fields to North American gas markets. Securing predictable and durable fiscal terms with the State of Alaska is necessary to progress planning and execution of this world-scale project.
Coal – In 2007 ExxonMobil produced 2 million metric tons (gross) of coal from the Monterey coal mine in Illinois. In December 2007, mining operations were shut down.
CANADA
ExxonMobil has a leading position in Canada through our wholly owned affiliate ExxonMobil Canada and majority-owned affiliate Imperial Oil (ExxonMobil interest, 69.6 percent). Through these entities, ExxonMobil is a leading crude oil and natural gas producer in Canada and holds one of the country’s largest resource positions. We also have a significant presence in major projects offshore eastern Canada and a well-established production base with expansion opportunities in western Canada.
Offshore Canada Operations – The ExxonMobil-operated Sable Offshore Energy Project (ExxonMobil interest, 51 percent; Imperial Oil interest, 9 percent) consists of five producing fields. Production in 2007 was approximately 405 million cubic feet per day (gross), including 130 million cubic feet of gas per day from the Sable gas compression project that started up in 2006.
The Hibernia field (ExxonMobil interest, 33 percent) is operated by Hibernia Management and Development Company Ltd., using ExxonMobil personnel and processes. In 2007 Hibernia’s production averaged 135 thousand barrels of oil per day (gross).
The co-venturer-operated Terra Nova development (ExxonMobil interest, 22 percent) produces about 119 thousand barrels of oil per day (gross). Located in 315 feet of water, Terra Nova consists of a unique, harsh-environment-equipped FPSO and 26 subsea wells that are expected to recover 400 million oil-equivalent barrels (gross).
The Hebron project (ExxonMobil interest, 38 percent) is a future heavy oil development located in 300 feet of water offshore Newfoundland. Hebron will be designed for harsh arctic conditions using a gravity-based concrete structure to handle peak production of about 140 thousand barrels per day. A Memorandum of Understanding with the province of Newfoundland and Labrador was concluded in August 2007 to facilitate development of the resource, and work on the associated definitive agreements is progressing.
ExxonMobil has interests in four ExxonMobil-operated and four co-venturer-operated deepwater exploration blocks in the Orphan Basin (ExxonMobil interest, 15 percent; Imperial Oil interest, 15 percent), a high-potential, unexplored area with arctic conditions offshore eastern Canada. The first wildcat well in the Orphan Basin was completed in April 2007, and the results are being evaluated.
The Sable platforms connect five offshore gas fields that supply energy to markets in eastern Canada and the northeastern United States.

EXXON MOBIL CORPORATION ▪ 2007 FINANCIAL & OPERATING REVIEW  45
Onshore Canada Operations – The Cold Lake field (Imperial Oil interest, 100 percent) and the Syncrude oil sands mining operation (Imperial Oil interest, 25 percent) in Alberta account for the majority of Imperial Oil’s liquids production in western Canada.
Cold Lake averaged 154 thousand barrels of oil per day (gross) in 2007. At Syncrude, 2007 production of synthetic crude averaged 304 thousand barrels per day (gross).
The Cold Lake field in Alberta is the largest thermal in situ heavy oil project in the world. It has over 4000 wells directionally drilled from satellite pads. Cyclic Steam Stimulation is used to recover bitumen as it is too heavy and viscous for conventional production. Plans are in place to further enhance recovery at Cold Lake by using leading-edge thermal recovery technologies such as LASER (Liquids Addition to Steam for Enhanced Recovery).
The Syncrude Management Services Agreement was implemented in May 2007. This agreement allows ExxonMobil and Imperial Oil management and technical staff to work with Syncrude Canada Limited to improve operating performance through the application of proven operating best practices.
The Kearl Oil Sands project (combined ExxonMobil and Imperial Oil interest, 100 percent) is expected to develop a world-class resource in northern Alberta in three phases. Each phase will produce approximately 100 thousand barrels of bitumen per day (gross) from a resource exceeding 4 billion barrels. Federal and provincial regulatory approvals have been secured. Engineering, design, and execution planning are progressing.
The Mackenzie Gas project includes the development of three onshore fields (ExxonMobil and Imperial Oil hold interests in two of the three fields) containing approximately 6 trillion cubic feet of natural gas. Located in the Mackenzie Delta region of Canada, this development includes a gas processing plant and a 740-mile pipeline that will transport gas to North American markets. The regulatory process continues with a review panel report expected in 2008, followed by a National Energy Board decision in 2009.
Syncrude, located in the Athabasca region in Alberta, Canada, is the largest oil sands mining and upgrading facility in the world.
SOUTH AMERICA
Brazil – ExxonMobil holds a 40-percent interest in and operatorship of Block BM-S-22, located in the high-potential subsalt play of the Santos Basin, offshore Brazil. BM-S-22 is a 342,000-acre block in water depths over 7400 feet. 3D seismic data were acquired in 2005 and processed in 2006. Wildcat drilling plans are progressing.
Colombia – In 2007 the first exploration well was drilled in the Tayrona block (ExxonMobil interest, 40 percent). This is a 5.5-million-acre block with water depths up to 10,500 feet in the Caribbean Sea, off the north coast of Colombia. Further drilling plans are being assessed to ensure thorough exploration of this large block.
Venezuela – Following the expropriation of our assets in Venezuela effective June 27, 2007, ExxonMobil has attempted to work with the Venezuelan government to reach an agreement regarding compensation based on the fair market value of the assets. Discussions with Venezuelan authorities over compensation have not resulted in an agreement on the amount to be paid. ExxonMobil’s affiliates have submitted the dispute against Venezuela to the International Centre for Settlement of Investment Disputes in September 2007, and have filed a related arbitration against Venezuela’s national oil company (PdVSA) and a PdVSA affiliate with the International Chamber of Commerce in January 2008. ExxonMobil previously operated the Cerro Negro field (ExxonMobil interest, 42 percent), which produced an average of 76 thousand barrels of extra heavy oil per day (gross) in 2007, while ExxonMobil held an equity position.
Other South America – In Argentina, ExxonMobil holds a 51-percent interest in the Chihuidos field and a 23-percent interest in the Aguarague concession. In 2007 net daily gas production of 63 million cubic feet was sold into markets in Argentina and Chile. In addition the company holds exploration rights in the Stabroek block offshore Guyana.

46  EXXON MOBIL CORPORATION ▪ 2007 FINANCIAL & OPERATING REVIEW
Europe
ExxonMobil is one of the largest producers of hydrocarbons in Europe. The company has upstream interests in Norway, the United Kingdom, the Netherlands, Germany, Italy, and Ireland. Extensive North Sea oil and natural gas production operations and significant onshore natural gas production are among the company’s key assets. ExxonMobil’s operations in Europe accounted for about 27 percent of the company’s 2007 net oil and gas production and about 23 percent of Upstream earnings.
Europe Highlights

	2007	2006	2005
Earnings (billions of dollars)	6.1	6.5	6.9
Proved Reserves(1)(BOEB)	3.8	3.9	4.3
Acreage (gross acres, million)	24.3	18.8	20.1
Net Liquids Production (MBD)	0.5	0.5	0.5
Net Gas Available for Sale (BCFD)	3.8	4.1	4.3

(1)	See Frequently Used Terms on pages 94 through 97.
The North Sea continues to be an area of strong production for ExxonMobil. Activities continue in all sectors, from execution of new greenfield projects to programs that maximize recovery in mature assets. A major project to deliver liquefied natural gas (LNG) to the United Kingdom is progressing in Wales, and exploration is progressing offshore Ireland.
On the continent, ExxonMobil has significant gas holdings in the Netherlands and Germany, and is the largest gas producer in Germany. A major project to deliver LNG to Italy is progressing.
NORWAY
ExxonMobil is among the largest oil and gas producers in Norway, with average daily net production of 319 thousand barrels per day of liquids and 705 million cubic feet per day of gas in 2007.
ExxonMobil has been an industry pioneer in Norway, capturing the first oil and gas licenses and drilling Norway’s first discovery well in the 1960s. We operate four major producing fields including Ringhorne (ExxonMobil interest, 100 percent) and Ringhorne East (ExxonMobil interest, 77 percent), which are located 110 miles west of Stavanger. Since being brought onstream in 2003, Ringhorne has produced 135 million barrels of oil and produced 101 thousand oil-equivalent barrels per day (gross) in 2007.
The ExxonMobil-operated Ringhorne platform is 110 miles offshore Norway in 410 feet of water.

EXXON MOBIL CORPORATION ▪ 2007 FINANCIAL & OPERATING REVIEW  47
ExxonMobil also has equity in more than 20 producing fields. In the Statfjord field (ExxonMobil interest, 21 percent) the “Late Life” project to improve recovery and increase field life started up in 2007.
The Ormen Lange field (ExxonMobil interest, 7 percent) has been developed with subsea wells and associated infrastructure in about 3000 feet of water, with produced hydrocarbons flowing 75 miles to shore. Gas is processed at a new plant at Nyhamna before being transported 750 miles through the Langeled subsea export pipeline, via the Sleipner platform, to the Easington terminal in the United Kingdom. Gas from the Ormen Lange field began flowing in September 2007, and will have the capacity to provide 20 percent of the U.K.’s gas needs.
The Volve field (ExxonMobil interest, 30 percent) will start up in 2008 as an eight-well development, with production capacity of 50 thousand barrels per day of liquids and 30 million cubic feet per day of gas (gross).
The joint-venturer-operated Caravel field in the U.K. North Sea is being developed with a monotower design.
UNITED KINGDOM
ExxonMobil is one of the largest oil and gas producers in the United Kingdom, with average daily net production of 150 thousand barrels per day of liquids and 779 million cubic feet per day of gas in 2007.
ExxonMobil operates eight fields in the northern North Sea and has interests in about 50 producing fields that are operated by others as part of joint operations.
We are the operator of the Scottish Area Gas Evacuation (SAGE) gas plant at St. Fergus and the SAGE pipeline that transports gas from the Beryl Area fields to the gas plant. The company’s mature operations at Beryl and the SAGE gas plant are key contributors to U.K. energy supply.
The South Hook LNG regasification terminal in Milford Haven, Wales, will start up in 2008. This former ExxonMobil refinery site is being redeveloped for receipt, storage, and regasification of LNG. The terminal will have the capacity to deliver up to 2 billion cubic feet of gas daily into the U.K. natural gas grid.
ExxonMobil’s offshore portfolio remains an area of significant activity. In the southern North Sea, an innovative single-leg platform design known as a “monotower” has been utilized to develop the joint-venturer-operated Caravel field (ExxonMobil interest, 29 percent). Caravel will start up in 2008.
In the central North Sea, start-up of production from the joint-venturer-operated Starling gas condensate field (ExxonMobil interest, 72 percent) began in January 2008.
Additionally, planning is under way to drill a wildcat well on ExxonMobil’s Mid North Sea High license.
Construction progresses on the South Hook LNG regasification terminal in Milford Haven, Wales.

48  EXXON MOBIL CORPORATION ▪ 2007 FINANCIAL & OPERATING REVIEW
THE NETHERLANDS
ExxonMobil is among the largest gas producers in the Netherlands, primarily through its shareholding in NAM (Nederlandse Aardolie Maatschappij). NAM is a 50-percent ExxonMobil equity company that produces gas from more than 100 fields located both onshore and offshore.
NAM’s operations include Groningen, the largest gas field in western Europe, with estimated ultimate recoverable resources of over 100 trillion cubic feet of gas. The field has been producing since 1963. A major renovation project is nearing completion to ensure the long-term integrity of existing facilities, and to install new compression equipment to maintain capacity and extend field life.
Currently, NAM’s biggest offshore development project is L09 (ExxonMobil interest, 25 percent). L09 is being developed in parallel with the Caravel project in the U.K. sector of the North Sea and utilizes the same monotower development concept. By using a standard design and combined project team for L09 and Caravel, significant efficiencies have been achieved. The L09 platform and pipelines were installed in 2007 and first gas is expected in 2008.
During 2007 NAM funded the Schoonebeek Redevelopment project. This enhanced oil recovery steamflood project is expected to start up in 2010 and will have 20 thousand barrels per day (gross) capacity.
The giant onshore Groningen gas field is capable of producing up to 12 billion cubic feet per day to supply Europe’s growing gas demand.
GERMANY
ExxonMobil is Germany’s largest gas producer with average daily net production of 775 million cubic feet per day of gas in 2007. Our 55 operated gas fields account for about three-quarters of all natural gas produced in the country. We drill approximately ten wells every year, some reaching depths in excess of 16,000 feet.
Approximately half of the gas production is sour, containing up to 36 percent hydrogen sulfide. The sour gas is processed at the Grossenkneten or NEAG sulfur-recovery plants. The company also operates a number of large compressor stations to maximize field depletion.
ExxonMobil’s portfolio in Germany also includes new exploration opportunities. ExxonMobil subsidiaries are evaluating four large exploration licenses that were awarded in 2007 by the Lower Saxony and North Rhine-Westphalia states. The licenses cover 1.3 million acres of the Lower Saxony Basin, and ExxonMobil operates these licenses with a 67-percent interest. Drilling is expected to commence in 2008.
BEB Transport GmBH (ExxonMobil interest, 50 percent) and ExxonMobil Gastransport Deutschland GmBH (ExxonMobil interest, 100 percent) both own regional gas pipeline networks in northwest Germany with a combined pipeline length of approximately 2300 miles. In 2007 a marketing effort resulted in an agreement for the sale of the transport businesses to N.V. Nederlandse Gasunie. Financial close of the transaction is scheduled for 2008.
The Grossenkneten plant (ExxonMobil interest, 67 percent) started up in 1972. Sulfur is removed using three processing trains to improve the quality of the sales gas.

EXXON MOBIL CORPORATION ▪ 2007 FINANCIAL & OPERATING REVIEW  49
ITALY
Adriatic LNG Terminal – The Adriatic LNG terminal will be the world’s first fixed offshore LNG storage and regasification terminal. The concrete, gravity-based structure (GBS) is currently under construction in Algeciras, Spain (photo below). It contains two large LNG storage tanks and supports topside regasification equipment.
Once construction of the GBS is complete, the dry dock will be slowly flooded (left panel of graphic, below) to allow the GBS to be towed from Spain to Italy.
Using a combination of boats and winches, the GBS will be moved out of the dry dock and into the open water. The GBS will be towed approximately 1700 nautical miles to a location offshore the northeast coast of Italy in the Gulf of Venice (center panel of graphic, and map).
At its final destination, the GBS will be lowered securely to the seabed for final commissioning, start-up, and operation. LNG ships, primarily from Qatar, will discharge cargo at the Adriatic LNG terminal (right panel of graphic), where the LNG will be converted back into gas for delivery to shore via an export pipeline supplying up to 775 million cubic feet of gas per day to the Italian market.
Tempa Rossa – In southern Italy, the Tempa Rossa project (ExxonMobil interest, 25 percent) is expected to develop over 200 million oil-equivalent barrels (gross). Planning for construction of the oil facilities and export system is under way. These facilities will produce at a peak rate of 50 thousand barrels of oil per day along with associated natural gas and liquefied petroleum gas, which will be handled in a separate storage and loading facility. Construction is planned to begin in 2008.
IRELAND
In the Porcupine Basin, a frontier area approximately 125 miles off the southwest coast of Ireland, ExxonMobil has an 80-percent interest in the 320,000-acre Dunquin license. Evaluation of a 2D seismic survey is progressing.

50  EXXON MOBIL CORPORATION ▪ 2007 FINANCIAL & OPERATING REVIEW
Africa
ExxonMobil is one of the largest oil and gas producers in Africa. ExxonMobil’s operations in Africa accounted for about 17 percent of the company’s 2007 net oil and gas production and 21 percent of Upstream earnings, with those percentages expected to increase as new projects begin producing.
ExxonMobil has exploration and production operations in Angola, Chad, Cameroon, Equatorial Guinea, and Nigeria. Exploration activities are also ongoing in Libya, Madagascar, and the Republic of Congo. ExxonMobil is also progressing LNG opportunities in the region. In deepwater areas offshore Africa, ExxonMobil holds interests in 29 blocks, totaling more than 25 million gross acres. ExxonMobil participated in 17 West Africa deepwater exploration wells completed in 2007.
Africa Highlights

	2007	2006	2005
Earnings (billions of dollars)	5.5	5.5	3.7
Proved Reserves(1) (BOEB)	2.4	2.4	2.7
Acreage (gross acres, million)	41.8	41.1	50.8
Net Liquids Production (MBD)	0.7	0.8	0.7
Net Gas Available for Sale (BCFD)	—	—	—

(1)	See Frequently Used Terms on pages 94 through 97.
ANGOLA
ExxonMobil has interests in four deepwater blocks that cover more than 3 million gross acres. The company and its co-venturers have announced a total of 58 discoveries in Angola, representing world-class development opportunities with a recoverable resource potential of about 14 billion oil-equivalent barrels (gross).
During 2007, ExxonMobil production in Angola averaged about 170 thousand barrels of oil per day (net). Development drilling in current fields continues. On ExxonMobil-operated Block 15, the Marimba North project started up in 2007. The Kizomba C-Mondo project started up in early 2008, and the Kizomba C-Saxi/Batuque project will start up later in 2008. Following the start-up of the Dalia project on Block 17 in 2006, Rosa began production in 2007. Development planning for the many discoveries in Block 31 and Block 32 is progressing.
ExxonMobil makes significant contributions to Angola’s development, not only through oil production and revenues, but in other important areas such as employment, education, and local supplier and infrastructure development. Project expenditures on Angolan goods and services, including contracts for in-country fabrication, have totaled nearly $4 billion to date, resulting in the increased capacity of Angolan suppliers to execute the complex work required for future projects.
Angola Block 15 – ExxonMobil was awarded Block 15 in 1994, and the first discovery was made in 1998. ExxonMobil operates the license with a 40-percent working interest. To date, a total resource of nearly 5 billion oil-equivalent barrels has been discovered on the block. First oil was produced in November 2003 from the Xikomba field, followed by Kizomba A in 2004 and Kizomba B in 2005.
Our workforce in Angola has grown from 12 in 1994 to almost 700 today — about two-thirds of whom are Angolan.

EXXON MOBIL CORPORATION ▪ 2007 FINANCIAL & OPERATING REVIEW  51
In 2007 the Marimba North field began production. Marimba North is the first subsea tie-back to the Kizomba A infrastructure. With this development, combined daily production on the block averaged about 530 thousand barrels per day (gross) in 2007. Also in 2007, a project was sanctioned that will gather associated gas from various fields on the block for use at the proposed Angola LNG facility in Soyo.
The Kizomba C-Mondo project began production on January 1, 2008. Kizomba C exemplifies ExxonMobil’s “Design One, Build Multiple” strategy as it includes two projects, Mondo and Saxi/Batuque, each utilizing a floating production, storage, and offloading (FPSO) vessel that will handle 100 thousand barrels per day at peak production (gross). Together, these developments will recover approximately 600 million barrels of oil (gross). Fabrication of surface and subsea components was conducted in Angola, while the two FPSO conversions were carried out in Singapore. Start-up of the Saxi/Batuque project is planned for 2008. Planning continues to progress development of the remaining discovered resources on Block 15.
Kizomba C-Mondo project started up on January 1, 2008.
Angola Block 17 – ExxonMobil owns a 20-percent interest in Block 17, where the first discovery was made in 1996. Through year-end 2007, there have been 15 announced discoveries on the block with a total resource estimate of nearly 6 billion oil-equivalent barrels. A number of projects have started up, including Girassol in 2001, Dalia in 2006, and Rosa in 2007. The next development will be Pazflor, located 100 miles offshore in 2600 feet of water. An FPSO vessel will be used to produce 200 thousand barrels per day (gross). Project execution activities will begin in 2008.
Angola Block 31 – ExxonMobil was awarded a 25-percent interest in Block 31 in 1999, and the first discovery was made in 2002. Through year-end 2007, there have been 15 announced discoveries with a total resource of approximately 2 billion oil-equivalent barrels on the block. The first development is expected to be the Plutao-Saturno-Venus-Marte (PSVM) hub located in the northern part of the block.
A single, 150-thousand-barrel-per-day FPSO is planned for the four fields to produce an initial developed resource of 500 million barrels of oil (gross). The water depth ranges from 5900 to 6700 feet, the deepest yet for a West Africa development project. Planning for development of a second hub in the southeast part of the block is under way.
Angola Block 32 – ExxonMobil was awarded a 15-percent interest in Block 32 in 1999 and the first discovery was made in 2003. Through year-end 2007, there have been 12 announced discoveries with a total resource of approximately 1.5 billion oil-equivalent barrels on the block. The first development being planned is the Gindungo-Canela-Gengibre (GCG) hub in the east-central part of the block. A single FPSO is planned for the three fields to develop a combined resource of 300 million barrels of oil (gross). The water depth ranges from 4700 to 5600 feet. Additional exploration wells are planned in 2008.

52  EXXON MOBIL CORPORATION ▪ 2007 FINANCIAL & OPERATING REVIEW
NIGERIA
ExxonMobil is active on both shallow and deepwater acreage in Nigeria. In shallow water, ExxonMobil operates a joint venture with the Nigerian National Petroleum Corporation (ExxonMobil interest, 40 percent for crude and condensate; 51 percent for natural gas liquids) that covers over 800,000 acres in five leases offshore southeastern Nigeria. In deep water, ExxonMobil has interests in nine blocks that include the Bonga, Bosi, Bolia, Erha, Uge, and Usan discoveries. In 2007 ExxonMobil produced an average of 415 thousand barrels of liquids per day (net) offshore Nigeria.
Nigeria Deepwater Development
ExxonMobil continues to explore Nigeria’s deepwater potential, looking for opportunities that leverage our expertise, technology, and capability in West Africa. Following the start-up of the ExxonMobil-operated Erha/Erha North project in 2006, the co-venturer-operated Usan and Bonga Northwest projects are scheduled to begin execution with the award of engineering, procurement, and construction (EPC) contracts in 2008. Development planning continues for the ExxonMobil-operated Bosi and co-venturer-operated Bonga Southwest and Bonga North projects.
Erha/Erha North – The world-class Erha development (ExxonMobil interest, 56 percent) is located 60 miles offshore in 3900 feet of water. Starting up in March 2006, Erha is ExxonMobil’s first operated deepwater production in Nigeria. A satellite development, Erha North, came online in September 2006, just 30 months after discovery — a record for Nigeria deepwater. The combined development consists of over 30 subsea wells tied back to an FPSO vessel, with a capacity of over 200 thousand barrels per day. Produced associated gas is reinjected for reservoir management. Performance in 2007 was strong, with average production of 200 thousand barrels per day (gross). Erha North Phase 2 is currently in the planning stage.
Bosi – The Bosi development (ExxonMobil interest, 56 percent) consists of an FPSO vessel and subsea system that would become ExxonMobil’s deepest operated development to date, in over 5500 feet of water. Development planning optimization work continues. Bosi is expected to produce approximately 135 thousand barrels of oil per day from the Bosi and Bosi Southwest fields.
Usan – Usan (ExxonMobil interest, 30 percent) is a co-venturer-operated development located 60 miles offshore Nigeria in 2500 feet of water. It is designed to recover over 500 million barrels of oil (gross). Engineering, procurement, and construction contracts are expected to be awarded early in 2008 to build a new 180-thousand-barrel-per-day FPSO vessel.
Bonga North and Northwest – Subsequent to the start-up of Bonga in 2005, two subsea tieback opportunities are progressing. As planned, Bonga North and Bonga Northwest (ExxonMobil interest, 20 percent) would develop a combined 350 million barrels of oil (gross).
Bonga Southwest – The Bonga Southwest project (ExxonMobil interest, 16 percent) is advancing. As designed, this FPSO development will handle 140 thousand barrels per day of peak production.
OPL 214 – ExxonMobil was awarded operatorship of OPL 214 (ExxonMobil interest, 20 percent) in 2001. The first discovery, Uge, was made in 2005, and an appraisal well was successfully completed in 2007. Planning for development is under way, and exploration continues on the block with a wildcat well in 2008.
The Erha field’s offshore loading buoy, one of the largest in the world, was fabricated in Lagos, Nigeria.

EXXON MOBIL CORPORATION ▪ 2007 FINANCIAL & OPERATING REVIEW  53
New production facilities for the East Area NGL II project offshore Nigeria were installed in 2007.
Nigeria Joint Venture — Shelf Development
In the joint-venture area, activities are progressing to increase production capacity as well as develop additional resources. Production growth will result from development drilling, enhanced recovery projects, and a series of platform upgrades that will also serve to improve facility integrity. The East Area Natural Gas Liquids II (NGL II) and the Satellite Field Development projects are currently under way.
East Area NGL II – Following the start-up of the East Area Additional Oil Recovery (AOR) project in 2006, the East Area NGL II expansion project (ExxonMobil interest, 51 percent) is expected to start up in 2008. The project includes offshore facilities to extract natural gas liquids, an 89-mile pipeline to shore, and expansion of the Bonny River terminal for further fractionation and offloading. The development will recover 300 million barrels of natural gas liquids and is part of ExxonMobil’s ongoing efforts to reduce flaring and emissions.
Satellite Field Development – The Satellite Field Development project targets 20 undeveloped oil fields and 15 infill platform opportunities with total recoverable resources exceeding 1 billion barrels of oil (gross).
EQUATORIAL GUINEA
ExxonMobil is the largest producer in Equatorial Guinea and operates two blocks that cover over 500,000 acres (gross). The Zafiro field is in Block B (ExxonMobil interest, 71 percent) in water depths between 400 and 2800 feet. In 2007 Zafiro production averaged approximately 210 thousand barrels of oil per day (gross) through the Serpentina FPSO, the Jade Platform, and the Zafiro Producer, a floating production unit. Exploration drilling continued on both Blocks B and C in 2007.
CHAD
ExxonMobil is the primary producer in Chad, with average production in 2007 of 50 thousand barrels of oil per day (net). Development drilling is continuing in the Three Fields area (Kome, Miandoum, and Bolobo). The Maikeri field began production in 2007, and the Timbre field is expected to begin production in 2008. Waterflood projects were started up in 2007 to recover additional reserves.
MADAGASCAR
In 2004 and 2005, ExxonMobil captured a large acreage position and currently holds over 18 million acres (gross) in four frontier exploration blocks offshore northwestern Madagascar. ExxonMobil has implemented a phased approach to its exploration program. Through year-end 2007, activity has included acquisition of new 2D and 3D seismic data.
CONGO
ExxonMobil was awarded a 30-percent interest in the Mer Tres Profonde Sud block in 1997. The first discovery was made in 2000, and there were two new discoveries in 2007. Through year-end 2007, there have been five announced discoveries with a total resource of approximately 500 million oil-equivalent barrels on the block. Planning for development is under way. The water depth ranges from 6200 to 6900 feet. The exploration program continues with a new 3D seismic survey acquired in 2007.
ExxonMobil was awarded a 40-percent interest in Mer Tres Profonde Nord in 1997. A new 3D seismic survey was acquired in 2007, and additional exploration activities are planned for late 2008 or early 2009.
LIBYA
A 2D seismic survey on Contract Area 44, offshore northeast Libya, was completed in February 2007. Evaluation of these data is in progress, and a wildcat well is planned.
Contract Area 20 was officially awarded to ExxonMobil in 2007 after a successful license-round application. The license covers 2.5 million acres in an undrilled area of the offshore Sirte Basin, in water depths up to 6000 feet. Acquisition of a large 2D seismic survey over the area commenced in 2007 and is likely to lead to drilling in 2009.
In November 2007 ExxonMobil signed a Heads of Agreement to execute an Exploration and Production Sharing Agreement with Libya’s National Oil Corporation to initiate exploration activity in Contract Area 21 in the Sirte Basin, approximately 110 miles offshore. The contract area comprises 2.5 million acres and is situated in water depths ranging from approximately 5400 feet to 8700 feet. The work program will consist of 2D and 3D seismic surveys in preparation for an exploration well.

54  EXXON MOBIL CORPORATION ▪ 2007 FINANCIAL & OPERATING REVIEW
Asia Pacific/Middle East
ExxonMobil’s operations in the Asia Pacific/Middle East region accounted for about 25 percent of the company’s 2007 net oil and gas production and about 18 percent of Upstream earnings. Those percentages are expected to increase in the future, primarily due to new developments expected to come onstream in Qatar.
Asia Pacific/Middle East Highlights

	2007	2006	2005
Earnings (billions of dollars)	4.9	4.1	3.3
Proved Reserves(1) (BOEB)	8.3	8.1	6.3
Acreage (gross acres, million)	29.0	21.7	15.0
Net Liquids Production (MBD)	0.5	0.5	0.3
Net Gas Available for Sale (BCFD)	3.2	2.6	2.1

(1)	See Frequently Used Terms on pages 94 through 97.
AUSTRALIA
ExxonMobil continues to be a leading oil and gas producer in Australia. In 2007 daily net production was 66 thousand barrels of liquids and 389 million cubic feet of gas per day.
The Kipper/Tuna project (ExxonMobil interest, Kipper 32.5 percent, Tuna 50 percent) in the Bass Strait progressed into the execution phase. Another project in the Bass Strait, Turrum (ExxonMobil interest, 50 percent), progressed into the detailed design phase.
In the Greater Gorgon area offshore Western Australia (ExxonMobil interest, 25 percent), engineering optimization, design enhancement studies, and front-end execution planning progressed during 2007. As presently designed, the project will include parallel development of the Gorgon and deepwater Jansz gas fields and installation of a 15-million-tons-per-year LNG facility on Barrow Island. This project will also include one of the largest carbon sequestration efforts in the world, which will help minimize emissions. State and federal environmental approvals were secured for a liquefaction plant on Barrow Island, and additional regulatory approval activities will continue in 2008. The project has the potential for future expansion to fully develop discovered resources of 40 trillion cubic feet of gas (gross) and additional exploration potential.
Development planning progressed on the Scarborough project (ExxonMobil interest, 50 percent). Scarborough is also located offshore Western Australia and has a resource of approximately 10 trillion cubic feet of gas (gross).
In 2007 ExxonMobil was awarded the prospective WA-392-P block southwest of the Gorgon-Jansz discoveries. We also completed a farm-in to the remainder of block WA-268-P (ExxonMobil interest, 25 percent) following the successful Chandon-1 well drilled in this block in 2006.
ExxonMobil acquired a 65-percent interest in the 820,000-acre WA-318-P block in the Bonaparte Basin offshore northern Australia. Seismic data acquisition is planned for 2008.

EXXON MOBIL CORPORATION ▪ 2007 FINANCIAL & OPERATING REVIEW  55
INDONESIA
ExxonMobil operates Indonesia’s Arun gas field (ExxonMobil interest, 100 percent), which supplies gas to the PT Arun LNG plant. In 2007 net production from the Arun field, Arun satellite fields, and the North Sumatra Offshore field averaged 286 million cubic feet of gas per day.
Activities continue for the Banyu Urip development in the Cepu Contract Area, onshore Java (ExxonMobil interest, 45 percent). Appraisal drilling and front-end engineering design are progressing in preparation for the tendering of major engineering, procurement, and construction contracts.
ExxonMobil, along with co-venturer PT Pertamina (Persero), continues to progress development plans for the Natuna D-Alpha gas field, a large offshore gas field containing over 70 percent CO2. Discussions are ongoing with the Indonesian government seeking mutually agreeable revisions to the current production sharing contract.
In 2007 ExxonMobil was awarded a 100-percent interest in the 1-million-acre Mandar block offshore Sulawesi in the Makassar Strait. We also acquired 2D seismic data over the Surumana block (ExxonMobil interest, 100 percent) located 160 miles to the north. We plan to initiate drilling on the Surumana block in 2008.
(Above) Appraisal drilling in preparation for development of the Banyu Urip field began in 2007. (Below) As planned, the Banyu Urip development consists of about 50 wells, a 20-thousand-barrels-of-oil-per-day early production facility, an onshore central processing facility capable of handling 165 thousand barrels per day, and a 60-mile pipeline that connects to a 2-million-barrel floating storage and offloading vessel (FSO).
MALAYSIA
ExxonMobil is a leading oil producer in Malaysia and the largest supplier of natural gas to Peninsular Malaysia. Net production in 2007 was 67 thousand barrels of liquids per day and 583 million cubic feet of gas per day. The company operates 42 platforms offshore Peninsular Malaysia. In 2007 ExxonMobil continued with its gas development program in the South China Sea to develop additional capacity to meet Malaysia’s growing gas demand. The Tabu and Tapis F Gas projects, part of the overall Guntong Hub development (ExxonMobil interest, 50 percent), commenced a 22-well drilling program that is expected to deliver 170 million cubic feet per day of gas to Peninsular Malaysia.
In early 2008, ExxonMobil installed the Jerneh-B platform (ExxonMobil interest, 100 percent) in the South China Sea. This seven-well project will develop over 500 billion cubic feet of gas (gross) with peak production of 150 million cubic feet per day.
NEW ZEALAND
ExxonMobil was awarded the 4-million-acre PEP50117 license (ExxonMobil interest, 90 percent) in the Great South Basin in 2007 and is acquiring seismic data in preparation for a potential exploratory drilling program.
PHILIPPINES
Evaluation of the SC-56 block (ExxonMobil interest, 50 percent) continued with acquisition of a 3D seismic survey in 2007.
PAPUA NEW GUINEA
In 2007 ExxonMobil net production averaged 8 thousand barrels of oil per day. Evaluation of a 6.3-million-tons-per-year LNG development (ExxonMobil interest, 34 percent) progressed in preparation for a near-term decision to commence front-end engineering and design work. Also in 2007, two wells were drilled at the onshore Juha structure to further define the gas resource.
HONG KONG POWER
Through a partnership with CLP Holdings, ExxonMobil has a 60-percent interest in the Castle Peak Power Company in Hong Kong with 6900 megawatts of power generation capacity, and a 51-percent interest in 600 megawatts of pumped storage capacity in southern China. This capacity primarily serves the Hong Kong market. A major project is under way at the Castle Peak power station to reduce emissions of sulfur dioxide, nitrogen oxides, and particulates.

56  EXXON MOBIL CORPORATION ▪ 2007 FINANCIAL & OPERATING REVIEW
QATAR
Through the Qatar joint ventures, ExxonMobil and Qatar Petroleum are developing the North Field, the largest non-associated gas field in the world. Resources exceeding 25 billion oil-equivalent barrels (gross) will be developed through existing and planned projects with ExxonMobil interest. Natural gas from the North Field is cost competitive for supplying LNG to the Asia Pacific region, Europe, and North America.
LNG production from ExxonMobil-interest trains in Qatar was nearly 30 million tons in 2007 (gross). ExxonMobil participates in all of the existing Qatargas and RasGas trains (ExxonMobil interest ranges from 10 to 34 percent). The Al Khaleej domestic gas operation (ExxonMobil interest, 100 percent) produced 676 million cubic feet per day in 2007. Also in 2007, ExxonMobil initiated an onshore exploration program in Qatar.
RasGas Train 5 – ExxonMobil and Qatar Petroleum began early production of LNG from Ras Laffan Liquefied Natural Gas Company II Train 5, just 29 months after award of major construction contracts, a world record for a train of this size. The project was completed under budget with the start-up of the offshore production facilities in January 2007.
Qatargas II Trains 4 and 5 – Work continues on Qatargas II LNG Trains 4 and 5, each with an annual capacity of 7.8 million tons. Drilling has been completed and the offshore platforms and pipelines for Train 4 have been installed. Train 4 will be the largest in the world at start-up in 2008. Train 5 will start up in 2009. Deliveries from Qatargas II are planned primarily for the United Kingdom gas market via the South Hook LNG regasification terminal.
Construction on Qatargas II Trains 4 and 5 is advancing. These trains will export LNG to world markets utilizing the Port of Ras Laffan, shown in the distance.
Al Khaleej Gas – Since 2005 the Al Khaleej Gas project Phase 1 (AKG-1) has helped supply Qatar’s domestic natural gas market. The second phase, AKG-2, is currently under construction and will supply 1.25 billion cubic feet per day of gas to meet the growing domestic demand, as well as export 70 thousand barrels per day of liquids. Start-up is expected in 2009.
Barzan – The initial phase of the Barzan project will supply domestic gas to meet Qatar’s rapidly growing infrastructure and industry requirements. Qatar Petroleum and ExxonMobil signed a Heads of Agreement in 2007 to form a joint venture to develop all future phases of the Barzan project. It is expected that the initial phase of the Barzan project will yield about 1.5 billion cubic feet per day of sales gas.
Qatar Existing and planned LNG Trains

Joint		Capacity	Working	Scheduled
Venture	Train	(MTA)(1)	Interest(%)	Completion

Qatargas	1,2,3	9.7	10	Complete
Qatargas II	4	7.8	30	2008
	5	7.8	18	2009
RasGas	1,2	6.6	25	Complete
	3	4.7	30	Complete
	4	4.7	34	Complete
	5	4.7	30	Complete
	6	7.8	30	2008
	7	7.8	30	2009
Total		61.6

(1)	Million tons per year.

EXXON MOBIL CORPORATION ▪ 2007 FINANCIAL & OPERATING REVIEW  57
The world’s first Q-Flex LNG ship, the Al Gattara, is shown entering the Port of Ras Laffan, Qatar. Q-Flex ships are 45 percent larger than conventional-size LNG ships and employ more efficient propulsion systems. The ExxonMobil joint ventures, Qatargas and RasGas, will charter 20 Q-Flex and seven Q-Max ships. The Q-Max ship is 80 percent larger than conventional-size ships. The increase in ship size was made possible by the use of ExxonMobil proprietary technology, and the Qatargas and RasGas joint ventures will benefit from approximately 30 percent lower shipping costs.
RasGas Trains 6 and 7 – RasGas will build and operate two 7.8-million-tons-per-year LNG trains owned by Ras Laffan Liquefied Natural Gas Company 3, a joint venture between Qatar Petroleum and ExxonMobil. Train 6 is planned to start up in 2008 and will primarily supply the U.S. market via the Golden Pass LNG regasification terminal. Train 7 will supply Asia and other parts of the world beginning in 2009. Construction is in progress on both liquefaction trains and also on two offshore production platforms to supply feed gas from Qatar’s North Field. The engineering, procurement, and construction of the large trains has benefited from execution learnings and project team experiences with RasGas Trains 3, 4, and 5.
Qatar Common Facilities – ExxonMobil is working with RasGas and Qatargas to construct common infrastructure to support the storage and loading of LNG, condensate, LPGs, and sulfur for many projects in Ras Laffan Industrial City. This shared approach is resulting in billions of dollars of savings over standalone construction costs.
Construction is well under way on the 7.8-million-tons-per-year RasGas Trains 6 and 7 (foreground) in Qatar.
UNITED ARAB EMIRATES
ExxonMobil participates in two oil concessions in the United Arab Emirates, one onshore and one offshore. In 2007 daily net production from the onshore concession was 131 thousand barrels of oil. Daily net production from the Upper Zakum offshore concession was 145 thousand barrels of oil.
Upper Zakum (ExxonMobil interest, 28 percent) is one of the world’s largest oil fields, with approximately 50 billion barrels originally in place, and less than 10 percent of the resource produced to date. ExxonMobil’s capability to improve oil recovery, build production capacity, transfer technology, and develop staff was key to our entry in the field in 2006. In 2007 the ExxonMobil Technology Center was opened in Abu Dhabi to allow staff working on Upper Zakum access to industry’s most advanced technology in the areas of reservoir management, well management, and production operations.
The ExxonMobil Technology Center in Abu Dhabi opened in 2007 for application in the Upper Zakum field.

58  EXXON MOBIL CORPORATION ▪ 2007 FINANCIAL & OPERATING REVIEW
Russia/Caspian
ExxonMobil’s operations in the Russia/Caspian region accounted for about 5 percent of the company’s 2007 net oil and gas production and about 9 percent of Upstream earnings, with those percentages expected to increase as new projects come onstream. In the Caspian, ExxonMobil holds the unique position of participating in the development of three of the largest fields in the world: Kashagan and Tengiz in Kazakhstan, and Azeri-Chirag-Gunashli in Azerbaijan.
Russia/Caspian Highlights

	2007	2006	2005
Earnings (billions of dollars)	2.4	1.2	0.9
Proved Reserves(1) (BOEB)	2.0	2.1	2.2
Acreage (gross acres, million)	2.5	2.7	3.1
Net Liquids Production (MBD)	0.2	0.1	0.1
Net Gas Available for Sale (BCFD)	0.1	0.1	0.1

(1)	See Frequently Used Terms on pages 94 through 97.
RUSSIA
ExxonMobil operates and holds a 30-percent interest in the Sakhalin-1 blocks offshore Sakhalin Island, eastern Russia. Production from Phase 1 commenced in 2005, and the permanent onshore processing facilities and export system were commissioned in 2006.
Exploration activities on the Sakhalin-III blocks are pending resolution of award of exploration and production licenses by the Russian government. ExxonMobil continues to pursue new opportunities to participate jointly with Russian companies in Russia’s energy industry.
Sakhalin-1 Chayvo – Sakhalin-1 Chayvo achieved peak production of 250 thousand barrels per day in February 2007. By year-end 2007, more than 132 cargoes carrying 94 million barrels had been loaded through a single-point mooring system offshore the DeKastri terminal. Sakhalin-1 is also delivering an average of 115 million cubic feet of gas per day to the Russian domestic market.
In October 2006, a Heads of Agreement was signed with China National Petroleum Company (CNPC) for gas pipeline sales from Sakhalin-1 to China. Other regional gas export options continue to be evaluated.
Sakhalin- 1 Future Phases – The next phases of the Sakhalin-1 project include the development of the offshore Odoptu and Arkutun-Dagi fields. For Odoptu, concept selection and preliminary engineering began in 2006, and for Arkutun-Dagi, similar work activities began in 2007. Appraisal activities are planned for Arkutun-Dagi in 2008. Both projects will benefit from the infrastructure and learnings from Chayvo.
Ice-strengthened tankers, like this one shown in partially-frozen waters, are loaded every three to four days at the loading structure located offshore DeKastri.

EXXON MOBIL CORPORATION ▪ 2007 FINANCIAL & OPERATING REVIEW  59
AZERBAIJAN
Phase 1 and 2 developments of the Azeri portion of the Azeri-Chirag-Gunashli (ACG) field (ExxonMobil interest, 8 percent) started up in 2005 and 2006, respectively. The Phase 3 development of the deepwater Gunashli area is planned to start up in 2008. Total estimated recovery from Phases 1, 2, and 3 is 5.4 billion oil-equivalent barrels (gross). Total oil production from the ACG field at year-end 2007 was about 700 thousand barrels of oil per day (gross) and is expected to exceed 1 million barrels per day (gross) by 2010.
KAZAKHSTAN
ExxonMobil participates in the Tengizchevroil (TCO) joint venture (ExxonMobil interest, 25 percent), which includes a production license area encompassing the Tengiz field, an associated processing plant complex, and the nearby Korolev field. Including an exploration license adjacent to the production area, TCO holds a total of 608 thousand acres (gross).
Initial production from Tengiz Phase 1 onshore Kazakhstan began late 2007.
Under the North Caspian Production Sharing Agreement (ExxonMobil interest, 19 percent, pending final agreements reducing it to 17 percent), development activities are under way to initiate production from the giant Kashagan field, located offshore in the northern Caspian Sea.
Tengiz – The giant Tengiz field in Kazakhstan has produced over 1 billion barrels of oil from a developed resource of over 3 billion barrels. Through 2007, capacity of the field was about 300 thousand barrels of oil per day. Initial oil production from the first expansion, Tengiz Phase 1, was achieved in October 2007. Phase 1 integrates a second-generation gas-handling project with sour-gas injection. Phase 1 will develop about 2.3 billion barrels and provide 285 thousand barrels per day of incremental oil production. Future expansion will develop an additional 1 billion barrels and provide a further 260 thousand barrels per day of incremental capacity.
Kashagan – Full development of Kashagan will occur in phases, with the first phase targeting approximately 3.6 billion barrels of oil (gross) at a production rate of 360 thousand barrels per day. Phase 1, currently under construction, will include an offshore production and separation hub on an artificial island, several drilling islands, three onshore oil-stabilization trains, and two onshore gas treatment plants. Future phases are expected to increase recovery to 12 billion barrels of oil (gross) at a production rate of approximately 1.5 million barrels of oil per day.
Kashagan Phase 1 will develop 3.6 billion barrels of oil, utilizing artificial islands in the Caspian Sea.

60  EXXON MOBIL CORPORATION ▪ 2007 FINANCIAL & OPERATING REVIEW
Upstream Operating Statistics
NET LIQUIDS PRODUCTION(1) — Including Oil Sands and Non-Consolidated Operations

(thousands of barrels per day)	2007	2006	2005	2004	2003

United States
Alaska	132	127	159	174	188
Lower 48	260	287	317	383	422
Total United States	392	414	477	557	610
Canada/South America	324	354	395	408	411
Total Americas	716	768	872	965	1,021

Europe
United Kingdom	150	186	202	235	278
Norway	319	320	327	328	280
Other	11	14	17	20	21
Total Europe	480	520	546	583	579

Africa
Nigeria	415	427	299	276	260
Angola	173	193	181	95	43
Equatorial Guinea	76	103	122	136	124
Other	53	58	64	65	15
Total Africa	717	781	666	572	442

Asia Pacific/Middle East
Australia	66	69	73	91	111
Malaysia	67	64	82	94	105
Middle East	374	340	163	158	149
Other	11	12	14	17	21
Total Asia Pacific/Middle East	518	485	332	360	386

Russia/Caspian	185	127	107	91	88

Total worldwide	2,616	2,681	2,523	2,571	2,516

Gas Plant Liquids Included Above
United States	57	61	68	86	90
Non-U.S.	166	175	172	168	166

Total worldwide	223	236	240	254	256

Oil Sands and Non-Consolidated Volumes Included Above
United States	82	87	93	101	106
Canada/South America	65	58	53	59	52
Europe	6	6	7	9	9
Asia Pacific/Middle East	190	172	146	140	127
Russia/Caspian	75	71	72	74	71

Total worldwide	418	394	371	383	365

(1)	Net liquids production quantities are the volumes of crude oil and natural gas liquids withdrawn from ExxonMobil’s oil and gas reserves, excluding royalties and quantities due to others when produced, and are based on the volumes delivered from the lease or at the point measured for royalty and/or severance tax purposes. Volumes include 100 percent of the production of majority-owned affiliates, including liquids production from oil sands operations in Canada, and ExxonMobil’s ownership of the production by companies owned 50 percent or less.

EXXON MOBIL CORPORATION ▪ 2007 FINANCIAL & OPERATING REVIEW  61
NET NATURAL GAS PRODUCTION AVAILABLE FOR SALE(1) — Including Non-Consolidated Operations

(millions of cubic feet per day)	2007	2006	2005	2004	2003

United States	1,468	1,625	1,739	1,947	2,246
Canada/South America	808	935	1,006	1,069	1,044
Total Americas	2,276	2,560	2,745	3,016	3,290

Europe
The Netherlands	1,551	1,536	1,595	1,725	1,591
United Kingdom	779	990	1,126	1,196	1,234
Norway	705	686	709	645	667
Germany	775	874	885	1,048	1,006
Total Europe	3,810	4,086	4,315	4,614	4,498

Africa	26	—	—	—	—

Asia Pacific/Middle East
Australia	389	330	338	397	450
Malaysia	583	519	488	511	563
Middle East	1,875	1,353	846	642	455
Indonesia	286	365	410	578	745
Other	29	29	32	33	45
Total Asia Pacific/Middle East	3,162	2,596	2,114	2,161	2,258

Russia/Caspian	110	92	77	73	73

Total worldwide	9,384	9,334	9,251	9,864	10,119

Non-Consolidated Natural Gas Volumes Included Above
United States	1	1	2	2	2
Europe	1,503	1,500	1,548	1,667	1,531
Asia Pacific/Middle East	1,272	1,000	807	642	455
Russia/Caspian	79	75	73	74	73

Total worldwide	2,855	2,576	2,430	2,385	2,061

(1)	Net natural gas available for sale quantities are the volumes withdrawn from ExxonMobil’s natural gas reserves, excluding royalties and volumes due to others when produced, and excluding gas purchased from others, gas consumed in producing operations, field processing plant losses, volumes used for gas lift, gas injection and cycling operations, quantities flared, and volume shrinkage due to the removal of condensate or natural gas liquids fractions.
NATURAL GAS SALES(1)

(millions of cubic feet per day)	2007	2006	2005	2004	2003

United States	1,560	1,686	1,833	2,277	4,793
Canada/South America	968	1,120	1,186	1,353	2,022
Europe	5,396	5,728	6,015	6,262	6,610
Africa	26	—	—	—	—
Asia Pacific/Middle East	2,900	2,379	1,901	1,973	2,092
Russia/Caspian	129	112	86	77	78

Total worldwide	10,979	11,025	11,021	11,942	15,595

(1)	Natural gas sales include 100 percent of the sales of ExxonMobil- and majority-owned affiliates and ExxonMobil’s ownership of sales by companies owned 50 percent or less. Numbers include sales of gas purchased from third parties.

62  EXXON MOBIL CORPORATION ▪ 2007 FINANCIAL & OPERATING REVIEW
NUMBER OF NET WELLS DRILLED ANNUALLY(1)

	Productive					Dry					Total
(net wells drilled)	2007	2006	2005	2004	2003	2007	2006	2005	2004	2003	2007	2006	2005	2004	2003

Exploratory(2)	19	21	24	21	38	16	12	13	15	28	35	33	37	36	66
Development	917	1,041	946	1,164	1,060	19	11	14	18	34	936	1,052	960	1,182	1,094
Total	936	1,062	970	1,185	1,098	35	23	27	33	62	971	1,085	997	1,218	1,160

NET ACREAGE AT YEAR END(3)

	Undeveloped					Developed
(thousands of net acres)	2007	2006	2005	2004	2003	2007	2006	2005	2004	2003

United States	5,539	6,062	6,413	7,055	7,353	5,174	5,178	5,260	5,480	5,655
Canada/South America(4)	22,563	22,224	24,484	25,832	20,345	2,366	2,360	2,498	2,915	2,845
Europe	6,002	2,727	2,778	2,245	2,611	4,194	4,418	4,687	4,715	4,746
Africa	24,835	24,075	29,048	21,797	11,447	729	717	545	475	462
Asia Pacific/Middle East	13,167	7,462	3,797	4,180	8,694	1,649	1,655	1,570	2,436	3,079
Russia/Caspian	392	449	569	561	601	116	116	116	103	103
Total worldwide	72,498	62,999	67,089	61,670	51,051	14,228	14,444	14,676	16,124	16,890

NET CAPITALIZED COSTS AT YEAR END(3)

(millions of dollars)	2007	2006	2005	2004	2003

United States	16,948	16,530	16,097	16,217	16,711
Canada/South America(4)	11,338	10,076	10,306	10,144	9,330
Europe	15,426	15,182	13,556	16,169	15,830
Africa	15,149	14,280	12,744	10,706	8,606
Asia Pacific/Middle East	10,674	8,813	6,718	6,675	7,094
Russia/Caspian	9,142	8,246	7,158	5,336	3,975
Total worldwide	78,677	73,127	66,579	65,247	61,546

COSTS INCURRED IN PROPERTY ACQUISITION, EXPLORATION, AND DEVELOPMENT ACTIVITIES(3)

		Canada/			Asia Pacific/	Russia/
(millions of dollars)	United States	South America(4)	Europe	Africa	Middle East	Caspian	Worldwide

During 2007
Property acquisition costs	63	93	—	13	15	10	194
Exploration costs	377	231	229	584	261	80	1,762
Development costs	1,859	902	2,016	2,847	2,405	1,541	11,570
Total	2,299	1,226	2,245	3,444	2,681	1,631	13,526

During 2006
Property acquisition costs	54	100	11	16	405	11	597
Exploration costs	382	225	202	518	219	139	1,685
Development costs	1,838	1,002	2,660	3,433	1,718	1,452	12,103
Total	2,274	1,327	2,873	3,967	2,342	1,602	14,385

During 2005
Property acquisition costs	11	18	—	53	41	330	453
Exploration costs	286	134	152	507	181	160	1,420
Development costs	1,695	1,177	1,493	3,189	850	2,157	10,561
Total	1,992	1,329	1,645	3,749	1,072	2,647	12,434

During 2004
Property acquisition costs	14	1	—	92	2	25	134
Exploration costs	233	166	143	382	141	190	1,255
Development costs	1,581	1,269	1,381	2,788	668	1,435	9,122
Total	1,828	1,436	1,524	3,262	811	1,650	10,511

(1)	A regional breakout of this data is included on page 13 of ExxonMobil’s 2007 Form 10-K.

(2)	These include near-field and appraisal wells classified as exploratory for SEC reporting.

(3)	Includes non-consolidated interests and Canadian oil sands mining operations and is not directly comparable to data in Appendix A of ExxonMobil’s 2008 Proxy Statement, or pages 6 and 7 of ExxonMobil’s 2007 Form 10-K, which due to financial reporting requirements treat Canadian oil sands as a mining operation.

(4)	Canadian oil sands data included above: net acreage of 29,000 developed acres and 210,000 undeveloped acres at year-end 2007, net capitalized cost of about $3.7 billion at year-end 2007, exploration costs of $9 million, and development costs of $257 million incurred during 2007.

EXXON MOBIL CORPORATION ▪ 2007 FINANCIAL & OPERATING REVIEW  63
PROVED OIL AND GAS RESERVES (1)

	2007	2006	2005	2004	2003

Liquids, Including Oil Sands and Non-Consolidated Reserves (millions of barrels at year end)

Net proved developed and undeveloped reserves
United States	2,212	2,177	2,424	2,894	3,218
Canada/South America(2)	1,564	1,985	2,152	2,326	2,487
Europe	696	750	886	1,029	1,204
Africa	2,180	2,266	2,527	2,654	2,742
Asia Pacific/Middle East	2,976	2,765	1,908	1,688	1,383
Russia/Caspian	1,632	1,766	1,798	1,922	1,822
Total worldwide excluding year-end price/cost effects	11,260	11,709	11,695	12,513	12,856

Year-end price/cost effects	(186)	(141)	(466)	(862)	—

Total worldwide	11,074	11,568	11,229	11,651	12,856

Proportional interest in oil sands and non-consolidated reserves included above, excluding year-end price/cost effects
United States	374	369	391	402	426
Canada (oil sands)(2)	694	718	738	757	781
Europe	25	12	11	17	20
Asia Pacific/Middle East	1,420	1,399	1,353	1,161	767
Russia/Caspian	850	909	923	981	973

Net proved developed reserves included above
United States	1,626	1,777	2,006	2,551	2,711
Canada/South America	1,376	1,620	1,344	1,218	1,433
Europe	526	568	665	778	821
Africa	1,202	1,279	1,218	1,117	1,107
Asia Pacific/Middle East	1,797	1,720	1,189	1,045	1,105
Russia/Caspian	602	652	629	634	546

Total worldwide	7,129	7,616	7,051	7,343	7,723

Natural Gas, Including Non-Consolidated Reserves (billions of cubic feet at year end)

Net proved developed and undeveloped reserves
United States	13,255	10,231	11,362	10,578	11,424
Canada/South America	1,547	1,952	2,354	2,748	2,986
Europe	18,539	18,847	20,575	21,916	23,849
Africa	1,006	986	841	771	583
Asia Pacific/Middle East	32,143	31,878	26,662	19,938	13,993
Russia/Caspian	2,282	2,103	2,173	1,989	1,934
Total worldwide excluding year-end price/cost effects	68,772	65,997	63,967	57,940	54,769

Year-end price/cost effects	(510)	1,563	2,940	2,422	—

Total worldwide	68,262	67,560	66,907	60,362	54,769

Proportional interest in non-consolidated reserves included above, excluding year-end price/cost effects
United States	125	131	136	140	152
Europe	12,189	11,867	12,340	12,873	13,703
Asia Pacific/Middle East	21,596	20,800	18,697	13,339	6,055
Russia/Caspian	1,504	1,290	1,326	1,473	1,464

Net proved developed reserves included above
United States	8,477	9,389	10,499	9,254	9,637
Canada/South America	1,303	1,628	1,840	1,926	2,290
Europe	14,743	15,331	16,558	16,881	14,966
Africa	773	823	376	279	155
Asia Pacific/Middle East	14,272	13,788	13,343	9,018	8,473
Russia/Caspian	1,152	1,258	1,062	841	713

Total worldwide	40,720	42,217	43,678	38,199	36,234

(1)	See Frequently Used Terms on pages 94 through 97.

(2)	Includes proven reserves from Canadian oil sands operations in Canada and, therefore, is not directly comparable to data shown in Appendix A of ExxonMobil’s 2008 Proxy Statement, which due to financial reporting requirements treat Canadian oil sands as a mining operation.

64  EXXON MOBIL CORPORATION ▪ 2007 FINANCIAL & OPERATING REVIEW
PROVED OIL AND GAS RESERVES REPLACEMENT (1)(2)(3) — Units are million barrels of oil or billion cubic feet of gas unless specified otherwise

						Average
	2007	2006	2005	2004	2003	2003-2007

Liquids (millions of barrels)
Revisions	708	57	(333)	97	375	181
Improved recovery	35	27	30	22	111	45
Extensions/discoveries	197	246	516	595	674	445
Purchases	—	746	113	10	1	174
Sales	(436)	(86)	(227)	(132)	(16)	(179)

Total additions before year-end price/cost effects	504	990	99	592	1,145	666
Remove prior year-end price/cost effects	141	466	862	—	NA	NA
Current year-end price/cost effects	(186)	(141)	(466)	(862)	NA	NA
Total additions	459	1,315	495	(270)	NA	NA
Production	953	976	917	935	912	939

Reserves replacement ratio, excluding sales (percent)	99	110	36	77	127	90
Reserves replacement ratio, including sales (percent)	53	101	11	63	126	71
Reserves replacement ratio, including sales and year-end price/cost effects (percent)	48	135	54	—	NA	NA

Natural Gas (billions of cubic feet)
Revisions	6,509	1,993	4,261	256	1,462	2,896
Improved recovery	4	12	9	37	25	18
Extensions/discoveries	323	3,808	5,667	7,282	1,719	3,760
Purchases	9	57	53	9	10	27
Sales	(320)	(104)	(229)	(477)	(120)	(250)

Total additions before year-end price/cost effects	6,525	5,766	9,761	7,107	3,096	6,451
Remove prior year-end price/cost effects	(1,563)	(2,940)	(2,422)	—	NA	NA
Current year-end price/cost effects	(510)	1,563	2,940	2,422	NA	NA
Total additions	4,452	4,389	10,279	9,529	NA	NA
Production	3,750	3,736	3,734	3,936	4,045	3,840

Reserves replacement ratio, excluding sales (percent)	183	157	268	193	80	175
Reserves replacement ratio, including sales (percent)	174	154	261	181	77	168
Reserves replacement ratio, including sales and year-end price/cost effects (percent)	119	117	275	242	NA	NA

Oil-Equivalent (millions of barrels)
Revisions	1,793	390	377	140	619	664
Improved recovery	35	29	31	28	116	48
Extensions/discoveries	251	881	1,461	1,809	961	1,072
Purchases	2	755	122	11	2	178
Sales	(490)	(104)	(265)	(211)	(36)	(221)

Total additions before year-end price/cost effects	1,591	1,951	1,726	1,777	1,662	1,741
Remove prior year-end price/cost effects	(119)	(24)	458	—	NA	NA
Current year-end price/cost effects	(271)	119	24	(459)	NA	NA
Total additions	1,201	2,046	2,208	1,318	NA	NA
Production	1,578	1,598	1,539	1,591	1,587	1,579

Reserves replacement ratio, excluding sales (percent)	132	129	129	125	107	124
Reserves replacement ratio, including sales (percent)	101	122	112	112	105	110
Reserves replacement ratio, including sales and year-end price/cost effects (percent)	76	128	143	83	NA	NA

2007 Reserves Changes by Region

	Crude Oil and Natural Gas Liquids (millions of barrels)							Natural Gas (billions of cubic feet)
		Canada/			Asia Pacific/				Canada/			Asia Pacific/
	United	South			Middle	Russia/		United	South			Middle	Russia/
	States	America	Europe	Africa	East	Caspian	Total	States	America	Europe	Africa	East	Caspian	Total

Revisions	165	78	95	37	399	(66)	708	3,473	144	1,184	(22)	1,492	238	6,509
Improved recovery	18	5	8	4	—	—	35	3	1	—	—	—	—	4
Extensions/discoveries	2	40	19	135	1	—	197	207	8	27	81	—	—	323
Purchases	—	—	—	—	—	—	—	9	—	—	—	—	—	9
Sales	(9)	(426)	(1)	—	—	—	(436)	(19)	(231)	(70)	—	—	—	(320)

Total additions before year-end price/cost effects	176	(303)	121	176	400	(66)	504	3,673	(78)	1,141	59	1,492	238	6,525
Remove 2006 year-end price/cost effects	(98)	(128)	(11)	177	66	135	141	(1,949)	(32)	(793)	—	1,111	100	(1,563)
2007 year-end price/cost effects	13	69	3	(122)	(38)	(111)	(186)	43	13	313	—	(776)	(103)	(510)
Total additions	91	(362)	113	231	428	(42)	459	1,767	(97)	661	59	1,827	235	4,452
Production	141	118	175	262	189	68	953	649	327	1,449	39	1,227	59	3,750
Net change	(50)	(480)	(62)	(31)	239	(110)	(494)	1,118	(424)	(788)	20	600	176	702

Reserves replacement ratio, excluding sales (percent)	131	104	70	67	212	—	99	569	47	84	151	122	403	183
Reserves replacement ratio, including sales (percent)	125	—	69	67	212	—	53	566	—	79	151	122	403	174
Reserves replacement ratio, including sales and year-end price/cost effects (percent)	65	—	65	88	226	—	48	272	—	46	151	149	398	119

See footnotes on page 65.

EXXON MOBIL CORPORATION ▪ 2007 FINANCIAL & OPERATING REVIEW  65
PROVED OIL AND GAS RESERVES REPLACEMENT (1)(2)(3) — Units are million barrels of oil or billion cubic feet of gas unless specified otherwise

						Average
	2007	2006	2005	2004	2003	2003-2007

Non-U.S.
E&P costs (millions of dollars)	11,227	12,111	10,442	8,683	9,032	10,299

Oil reserves additions	368	1,417	794	(246)	1,063	679
Oil production	812	827	747	737	695	764

Gas reserves additions	2,685	5,319	8,145	7,626	2,900	5,335
Gas production	3,101	3,018	2,959	3,077	3,034	3,038

Oil-equivalent reserves additions, excluding sales	1,281	2,172	1,918	1,974	1,554	1,780
Oil-equivalent reserves additions, including sales	803	2,118	1,766	1,900	1,547	1,627
Oil-equivalent reserves additions, including sales and price/cost effects	815	2,303	2,151	1,025	NA	NA
Oil-equivalent production	1,329	1,330	1,240	1,250	1,201	1,270

Reserves replacement ratio, excluding sales (percent)	96	163	155	158	129	140
Reserves replacement ratio, including sales (percent)	60	159	142	152	129	128
Reserves replacement ratio, including sales and year-end price/cost effects (percent)	61	173	173	82	NA	NA
Reserves replacement costs(4) (dollars per barrel)	8.76	5.58	5.44	4.40	5.81	5.79

United States
E&P costs (millions of dollars)	2,299	2,274	1,992	1,828	2,050	2,089

Oil reserves additions	91	(102)	(299)	(24)	82	(50)
Oil production	141	149	170	198	217	175

Gas reserves additions	1,767	(930)	2,134	1,903	196	1,014
Gas production	649	718	775	859	1,011	802

Oil-equivalent reserves additions, excluding sales	800	(117)	73	14	144	183
Oil-equivalent reserves additions, including sales	788	(167)	(40)	(123)	115	114
Oil-equivalent reserves additions, including sales and year-end price/cost effects	386	(257)	57	293	NA	NA
Oil-equivalent production	249	268	299	341	386	309

Reserves replacement ratio, excluding sales (percent)	321	—	24	4	37	59
Reserves replacement ratio, including sales (percent)	316	—	—	—	30	37
Reserves replacement ratio, including sales and year-end price/cost effects (percent)	155	—	19	86	NA	NA
Reserves replacement costs(4) (dollars per barrel)	2.87	—	27.29	130.57	14.24	11.43

Worldwide
E&P costs (millions of dollars)	13,526	14,385	12,434	10,511	11,082	12,388

Oil reserves additions	459	1,315	495	(270)	1,145	629
Oil production	953	976	917	935	912	939

Gas reserves additions	4,452	4,389	10,279	9,529	3,096	6,349
Gas production	3,750	3,736	3,734	3,936	4,045	3,840

Oil-equivalent reserves additions, excluding sales	2,081	2,055	1,991	1,988	1,698	1,963
Oil-equivalent reserves additions, including sales	1,591	1,951	1,726	1,777	1,662	1,741
Oil-equivalent reserves additions, including sales and price/cost effects	1,201	2,046	2,208	1,318	NA	NA
Oil-equivalent production	1,578	1,598	1,539	1,591	1,587	1,579

Reserves replacement ratio, excluding sales (percent)	132	129	129	125	107	124
Reserves replacement ratio, including sales (percent)	101	122	112	112	105	110
Reserves replacement ratio, including sales and year-end price/cost effects (percent)	76	128	143	83	NA	NA
Reserves replacement costs(4) (dollars per barrel)	6.50	7.00	6.25	5.29	6.53	6.31

(1)	The data shown above and on the preceding page include reserves, production, and costs from Canadian oil sands operations. This is a more complete summary of ExxonMobil’s exploration and production operations than the data in Appendix A of ExxonMobil’s 2008 Proxy Statement, which due to financial reporting requirements, treat Canadian oil sands as a mining operation.

(2)	See Frequently Used Terms on pages 94 through 97.

(3)	The term “sales” includes the impact of expropriation of proved reserves in Venezuela (462 million oil-equivalent barrels) in 2007.

(4)	Calculation based on exploration and production costs divided by oil-equivalent reserves additions. All values exclude the impact of asset sales; i.e., reserves sold and proceeds received; and price/cost related effects associated with using December 31 prices and costs.

66  EXXON MOBIL CORPORATION ▪ 2007 FINANCIAL & OPERATING REVIEW
OIL AND GAS EXPLORATION AND PRODUCTION EARNINGS
The revenue, cost, and earnings data are shown both on a total dollar and unit basis, and are inclusive of non-consolidated and Canadian oil sands operations. They are not directly comparable to the data in Appendix A of ExxonMobil’s 2008 Proxy Statement, which due to financial reporting requirements, treat Canadian oil sands as a mining operation. The data displayed here provide a more complete summary of ExxonMobil’s exploration and production operations.

	Total Revenues and Costs, Including Non-Consolidated Interests and Oil Sands							Revenues and Costs per Unit of Sales or Production(1)
					Asia
		Canada /			Pacific /				Canada /
	United	South			Middle	Russia /		United	South	Outside
	States	America	Europe	Africa	East	Caspian	Total	States	America	Americas	Worldwide

2007	(millions of dollars)							(dollars per unit of sales)
Revenue
Crude oil and NGL	8,997	6,569	11,986	17,834	13,153	4,477	63,016	62.86	55.27	69.32	66.58
Natural gas	3,176	1,704	9,911	21	5,117	46	19,975	5.93	5.77	5.82	5.83

								(dollars per barrel of net oil-equivalent production)
Total revenue	12,173	8,273	21,897	17,855	18,270	4,523	82,991	52.42	49.40	55.55	54.40
Less costs:
Production costs excluding taxes	2,275	2,206	3,243	1,180	1,046	383	10,333	9.80	13.17	5.20	6.77
Depreciation and depletion	1,493	1,256	2,657	2,101	861	540	8,908	6.43	7.50	5.47	5.85
Exploration expenses	282	273	170	470	226	81	1,502	1.21	1.63	0.84	0.98
Taxes other than income	1,347	126	2,528	1,599	4,045	86	9,731	5.80	0.75	7.33	6.38
Related income tax	2,429	1,190	8,190	7,263	7,437	1,034	27,543	10.46	7.11	21.25	18.05

Results of producing activities	4,347	3,222	5,109	5,242	4,655	2,399	24,974	18.72	19.24	15.46	16.37
Other earnings(2)	609	(504)	944	277	(48)	34	1,312	2.62	(3.01)	1.07	0.86

Total earnings, excluding power and coal	4,956	2,718	6,053	5,519	4,607	2,433	26,286	21.34	16.23	16.53	17.23
Power and coal	(86)	—	—	—	297	—	211

Total earnings	4,870	2,718	6,053	5,519	4,904	2,433	26,497

2006	(millions of dollars)							(dollars per unit of sales)
Revenue
Crude oil and NGL	8,417	6,405	11,069	17,253	11,027	2,569	56,740	55.63	50.42	60.90	58.70
Natural gas	3,689	1,984	11,333	—	4,225	38	21,269	6.22	5.81	6.31	6.24

								(dollars per barrel of net oil-equivalent production)
Total revenue	12,106	8,389	22,402	17,253	15,252	2,607	78,009	48.41	45.07	51.80	50.44
Less costs:
Production costs excluding taxes	2,367	2,075	2,669	965	892	233	9,201	9.46	11.15	4.29	5.95
Depreciation and depletion	1,264	1,123	2,354	2,096	747	373	7,957	5.06	6.03	5.02	5.14
Exploration expenses	247	172	169	330	157	116	1,191	0.99	0.92	0.70	0.77
Taxes other than income	833	146	2,885	1,612	5,048	66	10,590	3.33	0.79	8.66	6.85
Related income tax	2,711	1,258	8,667	6,878	4,687	596	24,797	10.84	6.76	18.76	16.03

Results of producing activities	4,684	3,615	5,658	5,372	3,721	1,223	24,273	18.73	19.42	14.39	15.70
Other earnings(2)	503	112	891	122	39	3	1,670	2.01	0.60	0.95	1.08

Total earnings, excluding power and coal	5,187	3,727	6,549	5,494	3,760	1,226	25,943	20.74	20.02	15.34	16.78
Power and coal	(19)	—	—	—	306	—	287

Total earnings	5,168	3,727	6,549	5,494	4,066	1,226	26,230

(1)	The per unit data is divided into two sections: (a) revenue per unit of sales from ExxonMobil’s own production; and, (b) operating costs and earnings per unit of net oil-equivalent production. Units for crude oil and natural gas liquids (NGL) are barrels, while units for natural gas are thousands of cubic feet. The volumes of crude oil and natural gas liquids production and net natural gas production available for sale used in this calculation are shown on pages 60 and 61. The volumes of natural gas were converted to oil-equivalent barrels based on a conversion factor of 6 thousand cubic feet per barrel.

(2)	Includes earnings related to transportation operations, LNG liquefaction and transportation operations, sale of third-party purchases, technical services agreements, other nonoperating activities, and adjustments for minority interests.

EXXON MOBIL CORPORATION ▪ 2007 FINANCIAL & OPERATING REVIEW  67
Oil and Gas Exploration and Production Earnings (continued)

	Total Revenues and Costs, Including Non-Consolidated Interests and Oil Sands							Revenues and Costs per Unit of Sales or Production(1)
					Asia
		Canada /			Pacific /				Canada /
	United	South			Middle	Russia /		United	South	Outside
	States	America	Europe	Africa	East	Caspian	Total	States	America	Americas	Worldwide

2005	(millions of dollars)							(dollars per unit of sales)
Revenue
Crude oil and NGL	8,081	5,907	9,841	12,333	6,396	1,819	44,377	46.29	41.34	51.00	48.59
Natural gas	4,633	2,530	9,095	—	3,165	21	19,444	7.30	6.90	5.17	5.76

								(dollars per barrel of net oil-equivalent production)
Total revenue	12,714	8,437	18,936	12,333	9,561	1,840	63,821	45.41	41.08	42.74	43.02
Less costs:
Production costs excluding taxes	1,786	1,887	2,461	840	624	209	7,807	6.38	9.19	4.14	5.26
Depreciation and depletion	1,291	1,095	2,362	1,319	716	199	6,982	4.61	5.33	4.60	4.71
Exploration expenses	158	150	77	310	122	164	981	0.56	0.73	0.67	0.66
Taxes other than income	761	64	2,113	1,158	2,501	57	6,654	2.72	0.31	5.84	4.49
Related income tax	3,138	1,815	7,130	5,143	2,596	411	20,233	11.21	8.84	15.31	13.64

Results of producing activities	5,580	3,426	4,793	3,563	3,002	800	21,164	19.93	16.68	12.18	14.26
Other earnings(2)	633	(131)	2,101	166	6	109	2,884	2.26	(0.64)	2.39	1.95

Total earnings, excluding power and coal	6,213	3,295	6,894	3,729	3,008	909	24,048	22.19	16.04	14.57	16.21
Power and coal	(13)	—	—	—	314	—	301

Total earnings	6,200	3,295	6,894	3,729	3,322	909	24,349

2004	(millions of dollars)							(dollars per unit of sales)
Revenue
Crude oil and NGL	7,119	4,610	7,647	7,301	5,071	1,061	32,809	34.92	31.33	35.76	34.88
Natural gas	3,943	1,900	7,642	—	2,629	18	16,132	5.53	4.86	4.10	4.47

								(dollars per barrel of net oil-equivalent production)
Total revenue	11,062	6,510	15,289	7,301	7,700	1,079	48,941	34.28	30.33	31.20	31.72
Less costs:
Production costs excluding taxes	1,787	1,526	2,209	719	695	180	7,116	5.54	7.11	3.78	4.61
Depreciation and depletion	1,454	1,080	2,296	839	740	98	6,507	4.50	5.03	3.95	4.22
Exploration expenses	202	180	137	321	104	189	1,133	0.63	0.84	0.75	0.73
Taxes other than income	571	55	1,747	722	1,702	42	4,839	1.77	0.25	4.19	3.14
Related income tax	2,546	1,244	4,971	2,789	1,949	201	13,700	7.89	5.80	9.86	8.88

Results of producing activities	4,502	2,425	3,929	1,911	2,510	369	15,646	13.95	11.30	8.67	10.14
Other earnings(2)	458	(320)	459	201	(85)	13	726	1.42	(1.49)	0.58	0.47

Total earnings, excluding power and coal	4,960	2,105	4,388	2,112	2,425	382	16,372	15.37	9.81	9.26	10.61
Power and coal	(12)	—	—	—	315	—	303

Total earnings	4,948	2,105	4,388	2,112	2,740	382	16,675

2003	(millions of dollars)							(dollars per unit of sales)
Revenue
Crude oil and NGL	5,785	3,633	5,683	4,499	4,014	755	24,369	26.00	24.34	27.67	26.72
Natural gas	4,152	1,625	6,720	—	2,342	16	14,855	5.07	4.27	3.64	4.02

								(dollars per barrel of net oil-equivalent production)
Total revenue	9,937	5,258	12,403	4,499	6,356	771	39,224	27.67	24.66	24.99	25.57
Less costs:
Production costs excluding taxes	1,780	1,451	1,951	564	640	150	6,536	4.96	6.81	3.44	4.26
Depreciation and depletion	1,574	883	1,997	459	797	92	5,802	4.37	4.14	3.48	3.78
Exploration expenses	257	146	166	217	152	95	1,033	0.72	0.69	0.65	0.67
Taxes other than income	554	45	1,594	528	1,154	41	3,916	1.54	0.21	3.45	2.55
Related income tax	2,017	847	3,420	1,496	1,664	138	9,582	5.62	3.97	6.99	6.25

Results of producing activities	3,755	1,886	3,275	1,235	1,949	255	12,355	10.46	8.84	6.98	8.06
Other earnings(2)	149	(252)	1,977	14	(62)	9	1,835	0.41	(1.18)	2.02	1.19

Total earnings, excluding power and coal	3,904	1,634	5,252	1,249	1,887	264	14,190	10.87	7.66	9.00	9.25
Power and coal	1	—	—	—	311	—	312

Total earnings	3,905	1,634	5,252	1,249	2,198	264	14,502

See footnotes on page 66.

ExxonMobil has a large refining presence in Europe, including this high-conversion refinery in Rotterdam, the Netherlands, which is part of an integrated refining and chemical complex.

DOWNSTREAM STATISTICAL RECAP	2007	2006	2005	2004	2003

Earnings (millions of dollars)	9,573	8,454	7,992	5,706	3,516
Refinery throughput (thousands of barrels per day)	5,571	5,603	5,723	5,713	5,510
Petroleum product sales(1) (thousands of barrels per day)	7,099	7,247	7,519	7,511	7,270
Average capital employed(2) (millions of dollars)	25,314	23,628	24,680	27,173	26,965
Return on average capital employed(2) (percent)	37.8	35.8	32.4	21.0	13.0
Capital expenditures (millions of dollars)	3,303	2,729	2,495	2,405	2,781

(1)	Petroleum product sales data are reported net of purchases/sales contracts with the same counterparty.

(2)	See Frequently Used Terms on pages 94 through 97.

EXXON MOBIL CORPORATION ▪ 2007 FINANCIAL & OPERATING REVIEW  69
Refining & Supply, Fuels Marketing, and Lubricants & Specialties
DOWNSTREAM STRATEGIES
ExxonMobil’s Downstream is a large, diversified, and profitable business, with marketing presence and refining complexes around the world. Fundamental Downstream business strategies position the company to deliver long-term growth in shareholder value that is superior to competition regardless of market conditions:
▪	Maintain best-in-class operations, in all respects
▪	Provide quality, valued products and services to our customers
▪	Lead industry in efficiency and effectiveness
▪	Capitalize on integration with other ExxonMobil businesses
▪	Selectively invest for resilient, advantaged returns
▪	Maximize value from leading-edge technology
Execution of these strategies combined with overall operations excellence continues to deliver superior results, such as return on average capital employed. Our financial objectives in the Downstream can be summarized into three broad areas — margin enhancement, cost efficiency, and capital discipline.

(1)	Royal Dutch Shell, BP, and Chevron values are estimated on a consistent basis with ExxonMobil, based on public information.
2007 Results and Highlights
Continued leadership in safety, reliability, efficiency, scale, and technology contributed to our best-ever financial performance and superior operating results.
Earnings were a record $9.6 billion, up 13 percent from 2006.
More than $2 billion of pretax operating cost efficiencies and margin enhancements were achieved. We have delivered an average of $2 billion in pretax improvements per year since 2003 through improvements derived from our scale, integration, collaboration via our global functional organization, and industry-leading proprietary technology.
Downstream capital expenditures were $3.3 billion in 2007, up more than 20 percent versus 2006, reflecting new investments in China and additional environmental expenditures.
Return on average capital employed was 38 percent, up from 36 percent in 2006.
Refinery throughput was 5.6 million barrels per day, in line with 2006 as volume growth was offset by divestments.
Petroleum product sales continued to be strong at 7.1 million barrels per day.
DOWNSTREAM COMPETITIVE ADVANTAGES
Portfolio Quality – We are the world’s largest global refiner, manufacturer of lube basestocks, and supplier/marketer of petroleum products. Our large, world-class facilities are located in major markets around the world.
Global Integration – Over 75 percent of our refining capacity is integrated with our lubes and/or chemical businesses. Our global functional organization delivers efficient development and deployment of best practices and new technology.
Discipline and Consistency – Systematic processes and corresponding efficient execution have established us as an industry leader in operations excellence and cost effectiveness.
Value Maximization – Proprietary Molecule Management technology allows us to optimize raw materials, maximize premium products, and highgrade product placement.
Long-Term Perspective – We maintain a disciplined capital approach focused on profitable and resilient investments that build on our advantages.

70  EXXON MOBIL CORPORATION ▪ 2007 FINANCIAL & OPERATING REVIEW
Refining & Supply
ExxonMobil Refining & Supply encompasses a global network of reliable and efficient manufacturing plants, transportation systems, and distribution centers that provide a range of fuels, lubricants, and other high-value products and feedstocks to our customers around the world. Our global supply organization optimizes our network — the supply of raw materials to our refineries, products supplied to our customers, and placement of equity crude production. Our proven business model is founded on continuous operations improvement, leveraging our global scale and integration to improve margins and deliver cost efficiencies, and a disciplined capital investment program to meet growing demand for high-quality products through selective investments that yield a competitive advantage.
Largest Global Refiner

Refinery Interests	38
Distillation Capacity (barrels per day)	6.3 million
Lube Basestock Capacity (barrels per day)	142 thousand
Crude Oil and Product Tanker Interests (>1kDWT)	18
Major Petroleum Products Terminals	230
PURSUING OPERATIONS EXCELLENCE
Our goal is flawless operations. Safety — both personnel and operations safety — remains a top priority. We strive to achieve an incident-free workplace where Nobody Gets Hurt. Our Operations Integrity Management System (OIMS) framework establishes common worldwide expectations for mitigating operating risks that are inherent in our business. To meet these expectations, we continue to focus on underlying behaviors — reinforcing personal accountability, identifying and reducing risks, and ensuring compliance to our standards — while enhancing our facilities, systems, and competencies.
We also strive to improve all aspects of our operations, including reliability, security, environmental performance, and business controls. We rely on the commitment of our people, global management systems, extensive technical networks, and business planning processes to continually improve performance. Our processes and efficient execution have established ExxonMobil as an industry leader in operations excellence.
Safety of our personnel and operations continues to be a top priority for ExxonMobil. Close monitoring of facilities and operations by ExxonMobil engineers and technicians is critical to stable operations.

(1)	Royal Dutch Shell and BP values calculated on a consistent basis with ExxonMobil, based on public information.

(2)	Conversion capacity includes catalytic cracking, hydrocracking, and coking.

(1)	Royal Dutch Shell, BP, and Industry values calculated on a consistent basis with ExxonMobil, based on public information.

EXXON MOBIL CORPORATION ▪ 2007 FINANCIAL & OPERATING REVIEW  71
LEVERAGING GLOBAL SCALE AND INTEGRATION
ExxonMobil is the world’s largest global refining company, with the most distillation, conversion, and lube basestock production capacity. We have a strong presence in mature markets around the world as well as a significant presence in the high-growth Asia Pacific region. On average, our refineries are over 60 percent larger and are more integrated with chemical and lubes operations than the industry average. This scale and integration provide us greater flexibility to optimize operations and to produce higher-value products with lower feedstock and operating costs. We use an integrated approach when developing new business opportunities, such as our refining, petrochemicals, and fuels marketing venture in Fujian, China, and when supporting Upstream ventures, such as Syncrude in Canada.
Combined with our scale and integration, our global functional organization, established networks, and research programs ensure rapid and efficient development and deployment of best practices and technology. We use Integrated Business Teams, which combine refining, logistics, and marketing expertise, to optimize specific businesses and capture maximum shareholder value.
These structural advantages are difficult for competitors to duplicate. We continue to leverage these advantages to generate more than $1 billion pretax each year in refining “self-help” margin improvements and operating efficiencies, which underpin our leading financial performance.
A new furnace stack is installed at ExxonMobil’s refinery in Baytown, Texas, part of a project to increase capacity at a fraction of grassroots cost.
New Technology for Plant Operators
We continue to deploy state-of-the-art process control technology and tools at our refineries. Over a 10-year period we will invest over $700 million in this area to enhance operations safety and reliability, and increase margins. Not only are we installing the best process control systems, we are also implementing our Plant Automation Venture, which focuses on improving operator effectiveness. Nearly 600 Plant Automation project elements will be implemented over the next several years.
ENHANCING CONSOLE OPERATIONS
Advanced technologies for console operators manage and automate selected procedures, providing consistency and speed of execution. They also effectively and efficiently analyze, manage, and steward operational performance. New real-time advisory tools and event detection systems, which use ExxonMobil proprietary technology, provide operators early alerts of process deviations and provide expert guidance to quickly return to normal operations.
IMPROVED FIELD PERFORMANCE
We also provide our field operators with state-of-the-art technology, such as mobile computers which guide them through a more disciplined and consistent set of equipment checks. With these tools, equipment repair costs are lowered, energy efficiency improves, and workforce productivity increases. This technology has been implemented at 17 of our manufacturing plants, with rollout to the remaining sites planned by year-end 2009.
New state-of-the-art process control technology enhances operations safety and reliability, and increases margins.
INCREASING MARGIN
We improve margin by focusing on three key areas: economically growing production, reducing raw material costs, and improving yields of high-value products.

72  EXXON MOBIL CORPORATION ▪ 2007 FINANCIAL & OPERATING REVIEW
Production Growth – We strive to increase production by maximizing the utilization of our existing refining capacity. We focus on improving operations safety and reliability, eliminating constraints, optimizing planned maintenance and intervals between downtimes, and expanding market outlets. These improvements are driven by the disciplined application of our global management systems including our proprietary Global Reliability System and Molecule Management technology.
We also economically increase the capacity of our refineries through low-cost debottlenecks that are resilient even in low-margin environments. For example, we are expanding the capacity of our plant in Baytown, Texas, the largest refinery in the United States. Since 1995, we have effectively added the equivalent capacity of a new industry-average-size refinery to our portfolio every three years, at a fraction of grassroots cost.
Raw Materials – We continue to find new, innovative methods to reduce raw material costs. For example, we have expanded the application of advanced molecular fingerprinting and modeling technologies that improve our understanding of the behavior and characteristics of materials moving through our refineries. This technology enables us to more precisely select and blend crudes with properties that will maximize margins through our operating facilities.
ExxonMobil is an industry leader in utilizing challenged crudes that are typically discounted in the marketplace because they have properties that make them difficult to process. Since 2003, we have increased our processing of acidic, high nitrogen content, and other challenged crudes by 48 percent.
Product Yield – In addition to improving raw material selection, our Molecule Management technology also enables us to optimize the yields and blending of high-value products on a real-time basis. The approach is built on ExxonMobil’s proprietary technology and petroleum knowledge base, enabled by years of worldwide experience. Overall, our Molecule Management technology is currently delivering approximately $850 million per year in pretax benefits. We are in the process of extending optimization technologies into our transportation systems.
A new 125-megawatt cogeneration facility at ExxonMobil’s Antwerp, Belgium, refinery is planned to start up in 2008, increasing energy efficiency of the plant.
IMPROVING OPERATING EFFICIENCY
Worldwide cash operating costs at our refineries are substantially below the industry average, as confirmed by external benchmarking. Our worldwide company average unit cash operating costs have been within the first quartile of individual refineries since 2004. We have continued to widen our operating expense advantage.
We achieve industry-leading unit cost performance by leveraging our scale and integration as well as our leading-edge technology to capture efficiencies. We have been successful in developing energy and cost efficiencies that offset much of the inflationary pressures and expenses related to operating facility improvements, new process units, and production growth.
Energy Initiatives – Improved energy efficiency is a key contributor to our cost performance and we continue to outpace industry in this area. ExxonMobil’s proprietary Global Energy Management System (GEMS) focuses on opportunities that reduce the energy consumed at our refineries and chemical plants. Over $1.5 billion of annual pretax savings have been identified since 2000, equal to 15 to 20 percent of the energy consumed at our refining and chemical facilities. As of year-end 2007, we have captured nearly 60 percent of these savings.

EXXON MOBIL CORPORATION ▪ 2007 FINANCIAL & OPERATING REVIEW  73
ExxonMobil continues to make significant investments in cogeneration facilities with several start-ups planned over the next few years. Cogeneration requires substantially less energy than separate conventional steam and power generation. While improving efficiency, our GEMS improvements and cogeneration of electricity also reduce greenhouse gas emissions.
Cost Efficiencies – In addition to energy efficiency improvement, we reduce costs through economies of scale. We use common support organizations at our integrated sites and our global training initiative improves overall workforce productivity.
Our global procurement organization also increases our competitive advantage. By utilizing our purchasing scale, market intelligence, and global best practices, our manufacturing sites are supplied with materials and services at costs lower than industry.
MAINTAINING CAPITAL DISCIPLINE
Refining & Supply capital expenditures are focused on selective and resilient investments that yield competitive advantage. These investments meet product quality requirements, reduce environmental impact, further upgrade safety systems, lower operating costs, and produce higher-value products and chemical feedstocks using lower-cost raw materials. We also implement projects that enhance refinery capacity and yield at much less than grassroots cost, generating an attractive return, even at bottom-of-cycle market conditions.
In 2007 we completed construction and successfully started up several projects that produce lower-sulfur motor fuels, including gasoline projects in Japan and diesel projects in North America and Europe, with additional start-ups planned for 2008. Our 2007 investments included new facilities to reduce diesel sulfur at our refinery in Baton Rouge, Louisiana.
New facilities to reduce diesel sulfur were installed at our refinery in Baton Rouge, Louisiana, in 2007.
ExxonMobil’s proprietary SCANfining technology, which was most recently applied at our refinery in Wakayama, Japan, provides a competitive edge by producing lower-sulfur gasoline with less octane loss and a minimum of new investment.
ExxonMobil’s proprietary Capital Project System, EMCAPS, continues to provide industry-leading performance in project development and execution. Over the last five years, our project cost effectiveness averaged 5 to 10 percent better than the refining industry, as confirmed by external benchmarking.

(1)	Solomon data available for even years only.

(2)	Only even-year data plotted for 2002-2006.

74  EXXON MOBIL CORPORATION ▪ 2007 FINANCIAL & OPERATING REVIEW
Fuels Marketing
ExxonMobil Fuels Marketing creates long-term value by selling high-quality products and services daily to millions of customers across the globe. Our respected Exxon, Esso, Mobil, and On the Run brands serve customers “on the move” at more than 32,000 retail service stations. ExxonMobil’s fuel products and services are also provided through our three business-to-business segments — Industrial and Wholesale, Aviation, and Marine — to nearly 1 million customers worldwide.
Fuels Marketing provides a secure and ratable outlet for our refineries and continues to be well-positioned to successfully compete in a dynamic and competitive marketplace. We focus on key business fundamentals: superior safety and environmental performance, self-help improvements from global scale and integration, disciplined portfolio restructuring and capital management, and customer focused marketing initiatives.
Diverse Customer Base Provides Global Outlet

Service Stations	32,000
Industrial and Wholesale Customers	1 million
Aviation Operations	630 airports
Marine Operations	180 ports
INTEGRATION AND OPERATING EFFICIENCIES
We continue to leverage integration with our refining business across the four Fuels Marketing business lines. Downstream cross-functional teams focus on optimizing product placement across the broad spectrum of customer segments to capture the highest value for our refined molecules. Highgrading sales to higher-value channels increased fuels margins by more than $100 million in 2007.
Self-help improvements continue to reduce operating expenses through the global application of innovative technologies, centralization of support activities, and automation of work processes. The combined impact of our efficiency initiatives offset inflation and reduced operating expenses by over $150 million in 2007 and 5 percent since 2003. Similarly, productivity improvements have enabled a workforce reduction of 25 percent over the past four years.
DISCIPLINED CAPITAL MANAGEMENT
The Fuels Marketing capital management strategy combines selective investments and disciplined asset highgrading to optimize the profitability of our business. Investments are prioritized through a rigorous, disciplined, and globally consistent market-planning process using sophisticated tools and demographic models.
Customers find convenience, quality, and value at our popular On the Run stores.
ExxonMobil Aviation supplies aviation fuel at approximately 630 airports worldwide.

EXXON MOBIL CORPORATION ▪ 2007 FINANCIAL & OPERATING REVIEW  75
Our investment decisions are complemented by equally selective divestments that highgrade our asset base and optimize overall financial returns. In addition, our portfolio restructuring activities have further enhanced integration with our refining assets. This disciplined and consistent approach has improved our capital efficiency by over 45 percent since 2003.
NONFUELS MARGIN GROWTH
Further increasing nonfuels margin continues to be one of our key priorities to optimize retail site profitability. Drawing on our worldwide retailing experience and extensive consumer and market research, Fuels Marketing offers innovative market-specific retail formats and products to fully meet our customers’ needs and expectations by delivering convenience, quality, and value.
In certain markets, we use strategic alliances with leading food and grocery marketers to complement our fuels brand and to enhance the convenience store offering by leveraging the strength of our partners’ brand value, expertise, and distribution network. Examples include our alliances with Tesco in the United Kingdom and Thailand, Doutor and 7-Eleven in Japan, NTUC Fairprice in Singapore, and Tim Hortons in Canada.
Nonfuels margin growth from convenience products, car washes, alliances, rents, and card payment programs has increased site productivity nearly 30 percent since 2003, increasing the resiliency of our retail business and improving returns.
ExxonMobil’s network of more than 32,000 service stations, like this site in Charlotte, North Carolina, provides high-quality products and services to customers “on the move.”

76  EXXON MOBIL CORPORATION ▪ 2007 FINANCIAL & OPERATING REVIEW
Lubricants & Specialties
ExxonMobil is the world’s No. 1 supplier of lube basestocks and a leading marketer of finished lubricants, asphalt, and specialty products. Our three global brands, Mobil, Exxon, and Esso, identify ExxonMobil products that are sold around the world. At the forefront of these brands is Mobil 1, the world’s leading synthetic motor oil. Major original equipment manufacturers trust us to deliver technically superior products that protect their customers’ engines and industrial equipment, enabling peak performance. Our dedicated global organization and strong distributor network focus on the reliable supply of high-quality lubricants and providing technical application expertise to customers around the globe.
Global Lubricants Leadership Position

Lube Basestock Refineries	12
Average Capacity Per Lube Refinery	2 times industry
Blend Plants	37
Lube Basestock Market Share	18 percent
Finished Lubricant Market Share	12 percent
We produce high-quality basestocks through interests in 12 lube refineries, supplying volumes twice as large as our next competitor. Our finished lubricants are manufactured through a network of over 35 blend plants.
TECHNOLOGY LEADERSHIP
ExxonMobil’s Mobil, Exxon, and Esso lubricants continue to meet customer needs for automotive, industrial, commercial transportation, aviation, and marine applications around the world. Customers rely on our products because of their quality, reliability, technology leadership, close association with leading original equipment manufacturers, and their demonstrated ability to withstand the severest performance tests, including those of motorsports racing such as NASCAR, American Le Mans, Porsche SuperCup, and Formula 1. Additionally, our products are backed by a variety of technical services designed to provide customers with worry-free operations.
We continue to introduce new and innovative high-quality products, building on our reputation as a technology leader. We have expanded our U.S. Mobil 1 product offering with two advanced fuel economy products, providing consumers with the benefits of outstanding engine protection and improved gasoline mileage. In China and Russia, two of our key growth markets, our passenger vehicle product lines have been enhanced to meet the diverse needs of the expanding consumer base. In Russia, this includes a new Mobil 1 10W60 product specifically designed to meet the needs of older vehicles.
Mobil 1 Advanced Fuel Economy meets the needs of fuel efficiency conscious consumers.
STRATEGIC GLOBAL ALLIANCES
Globally respected brands and industry-leading technology enable ExxonMobil to build enduring and successful strategic global alliances with automotive and industrial equipment manufacturers. We enjoy strong relationships with global partners such as Toyota, Caterpillar, Chrysler, General Motors, Peugeot, and Porsche, where we collaborate on developing innovative new lubricants. This approach leads to long-standing technology partnerships, such as our 10-year relationship with Porsche. Porsche recommends Mobil 1 motor oil exclusively, and every new Porsche automobile rolls off the assembly line filled with Mobil 1 motor oil. Motorsports sponsorships, like those in Formula 1 with the McLaren Mercedes team, and NASCAR and IRL with Penske Racing, provide ideal environments for developing and demonstrating our high-performance lubricants. Race-proven Mobil 1, the Official Motor Oil of NASCAR, is used by more than 60 percent of the teams in the top three NASCAR circuits.
Over 60 percent of the teams in the top three NASCAR circuits use Mobil 1 oil, the Official Motor Oil of NASCAR.

EXXON MOBIL CORPORATION ▪ 2007 FINANCIAL & OPERATING REVIEW  77
ExxonMobil and Porsche celebrated 10 years of partnership. Porsche recommends Mobil 1 motor oil exclusively and every new Porsche automobile rolls off the assembly line filled with Mobil 1 oil.
WORLD-CLASS BRANDS
ExxonMobil continues to grow its presence in the premium segments of the finished lubes business.
Mobil 1, our flagship engine oil, is recommended for more than 50 percent of new luxury vehicles sold in the North American market. No other motor oil holds as many engine specification approvals. The growing list of automotive manufacturers recommending Mobil 1 oil for their high-performance vehicles includes the makers of Aston Martin, Bentley, Cadillac, Chrysler, Corvette, Dodge, Mercedes Benz, Porsche, Saab, Acura, and Nissan. Mobil 1 oil enjoys more manufacturer recommendations than any other oil brand.
We are also leaders in the industrial lubricants sector, where we market the Mobil Industrial Lubricants brand. Our primary focus is on delivering solutions to lubrication challenges, which help improve our customers’ productivity.
In 2007 we introduced Pegasus 1005 oil, formulated to extend the life and improve the productivity of natural gas engines through excellent wear protection, reduced deposits, long oil life, and superb catalyst compatibility. Our Mobilgear SHC XMP series of gear oils is the benchmark in the wind power sector offering outstanding all-around performance, and is used by several leading wind turbine manufacturers globally.
We also closely monitor our customers’ satisfaction levels. Our 2007 survey results show that we continue to exceed business-to-business industry benchmarks for customer loyalty and satisfaction.
GROWTH IN PROFITABLE EMERGING MARKETS
As economies around the world develop and industrialize, they bring increased demand for high-quality industrial and automotive lubricants. Our strong global brands, proprietary technology, and low-cost, efficient, and reliable supply chain capability enable us to take advantage of these growth opportunities. For example, in China and Russia, we have leveraged our well-recognized brands, strong equipment manufacturer relationships, and technical expertise to become a leading lubes marketer, growing our business more than twofold since 2000.

(1)	Source: ExxonMobil analysis of available industry data.
Our state-of-the-art operation at Serviburnu,
Turkey, supplies Mobil 1 motor oil to the
rapidly growing Eastern European markets.

78  EXXON MOBIL CORPORATION ▪ 2007 FINANCIAL & OPERATING REVIEW
Fujian Venture
In mid-2007 ExxonMobil, along with our partners Saudi Aramco, Sinopec, and Fujian Province, formed the only fully integrated refining, petrochemicals, and fuels marketing venture with foreign participation in China.
EMERGING MARKET GROWTH
World-class scale and integration, industry-leading efficiency, leading-edge technology, and globally respected brands enable ExxonMobil to take advantage of attractive emerging-growth opportunities around the globe. For example, our assets are well-positioned and configured to supply liquids to meet demand growth in the Asia Pacific region, which we estimate will average 2 to 3 percent annually through 2020. The Fujian venture will serve to meet China’s growing demand for petroleum products and petrochemicals.
PROJECT SCOPE
The manufacturing portion of the venture expands an existing 80-thousand-barrel-per-day refinery in Quanzhou, Fujian Province, to a 240-thousand-barrel-per-day, high-conversion facility. It also includes a world-scale integrated chemical plant, with a new 800-thousand-tons-per-year ethylene steam cracker and integrated polyethylene, polypropylene, and paraxylene units. The project is expected to start up in 2009. The fuels marketing portion of the venture includes approximately 750 retail sites and a network of distribution terminals and is the market leader in the Fujian Province. Total investment for the Fujian venture is about $5 billion.
AN INTEGRATED APPROACH
The combined venture allows participation across the value chain from crude supply and processing through product manufacturing to fuels and chemical marketing, and is the only fully integrated venture announced in China with foreign participation. This integrated approach, combined with leading technology, scale, and world-class operations, positions this venture to be highly competitive in the growing Chinese market. China’s demand for petroleum products is expected to grow about 4 percent per year through 2020.
(Above Left) Construction at the Fujian refinery in China is progressing toward start-up in 2009. (Above Right) Approximately 750 retail sites are included in the fuels marketing portion of the venture. (Below) Preconstruction illustration of the Fujian manufacturing plant expansion, which will triple refining capacity at the site and add a world-scale integrated chemical plant.

EXXON MOBIL CORPORATION ▪ 2007 FINANCIAL & OPERATING REVIEW  79
Downstream Operating Statistics
THROUGHPUT, CAPACITY, AND UTILIZATION(1)

	2007	2006	2005	2004	2003

Refinery Throughput(2) (thousands of barrels per day)
United States	1,746	1,760	1,794	1,850	1,806
Canada	442	442	466	468	450
Europe	1,642	1,672	1,672	1,663	1,566
Japan	618	649	691	685	704
Asia Pacific excluding Japan	798	785	799	738	686
Latin America/Other	325	295	301	309	298

Total worldwide	5,571	5,603	5,723	5,713	5,510

Average Refinery Capacity(3) (thousands of barrels per day)
United States	1,963	1,957	1,949	1,940	1,919
Canada	502	502	502	502	501
Europe	1,759	1,817	1,803	1,786	1,768
Japan	769	769	769	772	774
Asia Pacific excluding Japan	983	971	997	1,014	1,027
Latin America/Other	330	329	323	317	308

Total worldwide	6,306	6,345	6,343	6,331	6,297

Utilization of Refining Capacity (percent)
United States	89	90	92	95	94
Canada	88	88	93	93	90
Europe	93	92	93	93	89
Japan	80	84	90	89	91
Asia Pacific excluding Japan	81	81	80	73	67
Latin America/Other	98	90	93	97	97

Total worldwide	88	88	90	90	88

(1)	Excludes ExxonMobil’s minor interests in certain small refineries.

(2)	Refinery throughput includes 100 percent of crude oil and feedstocks sent directly to atmospheric distillation units in operations of ExxonMobil and majority-owned subsidiaries. For companies owned 50 percent or less, throughput includes the greater of either crude and feedstocks processed for ExxonMobil or ExxonMobil’s equity interest in raw material inputs.

(3)	Refinery capacity is the stream-day capability to process inputs to atmospheric distillation units under normal operating conditions, less the impact of shutdowns for regular repair and maintenance activities, averaged over an extended period of time. These annual averages include partial-year impacts for capacity additions or deletions during the year. Any idle capacity that cannot be made operable in a month or less has been excluded. Capacity volumes include 100 percent of the capacity of refinery facilities managed by ExxonMobil or majority-owned subsidiaries. At facilities of companies owned 50 percent or less, the greater of either that portion of capacity normally available to ExxonMobil or ExxonMobil’s equity interest is included.
Low-Sulfur Gasoline and Diesel Facility Start-Ups

2007	Location

SCANfining Unit	Kawasaki, Japan
SCANfining Unit	Sakai, Japan
SCANfining Unit	Chiba, Japan
Distillate Hydrotreater Upgrade	Baton Rouge, Louisiana
Distillate Hydrotreater Upgrade	Fawley, United Kingdom
Distillate Hydrotreater Upgrade	Slagen, Norway

2008 (Anticipated)
Distillate Hydrotreater Upgrade	Port-Jerome-Gravenchon, France
Distillate Hydrotreater Upgrade	Fos-sur-Mer, France
Distillate Hydrotreater Upgrade	Chalmette, Louisiana

80  EXXON MOBIL CORPORATION ▪ 2007 FINANCIAL & OPERATING REVIEW
REFINING CAPACITY AT YEAR-END 2007(1)

						Capacity at 100%
					ExxonMobil						ExxonMobil
					Share	Atmospheric	Catalytic		Residuum		Interest
(thousands of barrels per day)					KBD(2)	Distillation	Cracking	Hydrocracking	Conversion(3)	Lubricants(4)%

United States
Torrance	California		●		150	150	96	21	53	0	100
Joliet	Illinois		●	▲	240	240	93	0	56	0	100
Baton Rouge	Louisiana	■	●		503	503	229	27	114	16	100
Chalmette	Louisiana		●	▲	97	193	68	19	38	0	50
Billings	Montana		●		60	60	23	6	10	0	100
Baytown	Texas	■	●		567	567	205	27	85	22	100
Beaumont	Texas	■	●		349	349	113	62	48	10	100
Total United States					1,966	2,062	827	162	404	48

Canada
Strathcona	Alberta				187	187	61	0	0	2	69.6
Dartmouth	Nova Scotia			▲	82	82	31	0	0	0	69.6
Nanticoke	Ontario		●	▲	112	112	48	0	0	0	69.6
Sarnia	Ontario	■	●		121	121	30	18	24	6	69.6
Total Canada					502	502	170	18	24	8

Europe
Antwerp	Belgium	■	●		305	305	35	0	0	0	100
Dunkirk	France				0	0	0	0	0	6	50
Fos-sur-Mer	France		●	▲	119	119	30	0	0	0	82.9
Port-Jerome-Gravenchon	France	■	●		233	233	38	0	0	13	82.9
Karlsruhe	Germany		●	▲	78	310	86	0	25	0	25
Augusta	Italy		●	▲	198	198	47	0	0	18	100
Trecate	Italy		●	▲	174	174	33	0	0	0	75.4
Rotterdam	The Netherlands	■	●		191	191	0	51	41	0	100
Slagen	Norway				116	116	0	0	32	0	100
Fawley	United Kingdom	■	●		326	326	89	0	33	9	100
Total Europe					1,740	1,972	358	51	131	46

Japan
Chiba	Japan		●		88	175	34	40	0	0	50
Kawasaki(5)	Japan	■	●		296	296	88	23	0	0	50
Okinawa(5)	Japan				90	90	0	0	0	0	43.8
Sakai(5)	Japan		●	▲	140	140	40	0	0	0	50
Wakayama(5)	Japan		●	▲	155	155	37	0	0	7	50
Total Japan					769	856	199	63	0	7

■	Integrated refinery and chemical complex

●	Cogeneration capacity

▲	Refineries with some chemical production

(1)	Capacity data is based on 100 percent of rated refinery process unit stream-day capacities under normal operating conditions, less the impact of shutdowns for regular repair and maintenance activities, averaged over an extended period of time.

(2)	ExxonMobil share reflects 100 percent of atmospheric distillation capacity in operations of ExxonMobil and majority-owned subsidiaries. For companies owned 50 percent or less, ExxonMobil share is the greater of ExxonMobil’s equity interest or that portion of distillation capacity normally available to ExxonMobil.

(3)	Includes thermal cracking, visbreaking, coking, and hydrorefining processes.

(4)	Lubes capacity based on dewaxed oil production.

(5)	Operated by majority-owned subsidiaries.

(6)	Facility mothballed.

EXXON MOBIL CORPORATION ▪ 2007 FINANCIAL & OPERATING REVIEW  81
REFINING CAPACITY AT YEAR-END 2007(1)(continued)

						Capacity at 100%
					ExxonMobil						ExxonMobil
					Share	Atmospheric	Catalytic		Residuum		Interest
(thousands of barrels per day)					KBD(2)	Distillation	Cracking	Hydrocracking	Conversion(3)	Lubricants(4)%

Asia Pacific excluding Japan
Adelaide(6)	Australia				0	0	0	0	0	0	100
Altona	Australia				78	78	29	0	0	0	100
Fujian	China				20	80	28	0	10	0	25
Port Dickson	Malaysia				86	86	0	0	0	0	65
Whangerei	New Zealand				29	107	0	30	0	0	19.2
Jurong/PAC	Singapore	■	●		605	605	0	35	116	35	100
Sriracha	Thailand	■	●		174	174	42	0	0	0	87.5
Total Asia Pacific excluding Japan					992	1,130	99	65	126	35

Latin America/Other
Campana	Argentina		●	▲	86	86	27	0	24	0	100
Acajutla	El Salvador				22	22	0	0	0	0	65
Martinique	Martinique				2	17	0	0	0	0	14.5
Managua	Nicaragua			▲	20	20	0	0	0	0	100
Yanbu	Saudi Arabia				200	400	91	0	46	0	50
Total Latin America/Other					330	545	118	0	70	0

Total worldwide					6,299	7,067	1,771	359	755	144

■	Integrated refinery and chemical complex

●	Cogeneration capacity

▲	Refineries with some chemical production

(1)	Capacity data is based on 100 percent of rated refinery process unit stream-day capacities under normal operating conditions, less the impact of shutdowns for regular repair and maintenance activities, averaged over an extended period of time.

(2)	ExxonMobil share reflects 100 percent of atmospheric distillation capacity in operations of ExxonMobil and majority-owned subsidiaries. For companies owned 50 percent or less, ExxonMobil share is the greater of ExxonMobil’s equity interest or that portion of distillation capacity normally available to ExxonMobil.

(3)	Includes thermal cracking, visbreaking, coking, and hydrorefining processes.

(4)	Lubes capacity based on dewaxed oil production.

(5)	Operated by majority-owned subsidiaries.

(6)	Facility mothballed.

(1)	ExxonMobil capacity share, excluding divestments and acquisitions.

(1)	ExxonMobil capacity share, excluding divestments and acquisitions. Conversion includes catalytic cracking, hydrocracking, and coking.

82  EXXON MOBIL CORPORATION ▪ 2007 FINANCIAL & OPERATING REVIEW
PETROLEUM PRODUCT SALES(1) BY GEOGRAPHIC AREA

(thousands of barrels per day)	2007	2006	2005	2004(2)	2003(2)

United States
Motor gasoline, naphthas	1,601	1,598	1,646	1,695	1,606
Heating oils, kerosene, diesel oils	470	520	494	484	456
Aviation fuels	235	236	259	250	234
Heavy fuels	121	81	90	98	93
Lubricants, specialty, and other petroleum products	290	294	333	345	340
Total United States	2,717	2,729	2,822	2,872	2,729

Canada
Motor gasoline, naphthas	207	204	209	250	249
Heating oils, kerosene, diesel oils	139	143	145	186	184
Aviation fuels	25	24	25	33	29
Heavy fuels	33	32	37	37	36
Lubricants, specialty, and other petroleum products	57	70	82	109	104
Total Canada	461	473	498	615	602

Europe
Motor gasoline, naphthas	414	427	424	557	558
Heating oils, kerosene, diesel oils	723	738	734	895	840
Aviation fuels	177	188	182	203	197
Heavy fuels	220	202	204	214	217
Lubricants, specialty, and other petroleum products	239	258	280	270	249
Total Europe	1,773	1,813	1,824	2,139	2,061

Asia Pacific
Motor gasoline, naphthas	403	409	421	513	523
Heating oils, kerosene, diesel oils	477	493	535	594	599
Aviation fuels	111	106	112	113	109
Heavy fuels	276	288	285	222	218
Lubricants, specialty, and other petroleum products	152	165	208	247	226
Total Asia Pacific	1,419	1,461	1,561	1,689	1,675

Latin America
Motor gasoline, naphthas	151	160	166	181	180
Heating oils, kerosene, diesel oils	172	180	188	209	203
Aviation fuels	48	48	47	46	43
Heavy fuels	48	55	48	44	40
Lubricants, specialty, and other petroleum products	27	26	24	24	24
Total Latin America	446	469	473	504	490

Middle East/Africa
Motor gasoline, naphthas	74	68	91	105	122
Heating oils, kerosene, diesel oils	113	117	134	149	150
Aviation fuels	45	49	51	53	50
Heavy fuels	17	24	25	44	34
Lubricants, specialty, and other petroleum products	34	44	40	40	44
Total Middle East/Africa	283	302	341	391	400

Worldwide
Motor gasoline, naphthas	2,850	2,866	2,957	3,301	3,238
Heating oils, kerosene, diesel oils	2,094	2,191	2,230	2,517	2,432
Aviation fuels	641	651	676	698	662
Heavy fuels	715	682	689	659	638
Lubricants, specialty, and other petroleum products	799	857	967	1,035	987

Total worldwide(3)	7,099	7,247	7,519	8,210	7,957

Purchases/sales with the same counterparty included above	—	—	—	(699)	(687)
Total, net of purchases/sales with the same counterparty	7,099	7,247	7,519	7,511	7,270

(1)	Petroleum product sales include 100 percent of the sales of ExxonMobil and majority-owned subsidiaries, and the ExxonMobil equity interest in sales by companies owned 50 percent or less.

(2)	Including purchases/sales with the same counterparty.

(3)	2007, 2006, and 2005 petroleum product sales data are reported net of purchases/sales contracts with the same counterparty.

EXXON MOBIL CORPORATION ▪ 2007 FINANCIAL & OPERATING REVIEW  83
PETROLEUM PRODUCT SALES(1)

(thousands of barrels per day)	2007	2006	2005	2004(2)	2003(2)

Market and Supply Sales(1)
Market sales
Motor gasoline, naphthas	2,077	2,133	2,186	2,248	2,273
Heating oils, kerosene, diesel oils	1,448	1,544	1,618	1,625	1,626
Aviation fuels	408	440	475	503	514
Heavy fuels	383	396	387	382	367
Lubricants, specialty, and other petroleum products	297	323	316	495	483
Total market sales	4,613	4,836	4,982	5,253	5,263

Total supply sales	2,486	2,411	2,537	2,957	2,694

Total market and supply sales(3)	7,099	7,247	7,519	8,210	7,957

Purchases/sales with the same counterparty included above	—	—	—	(699)	(687)

Total market and supply sales, net of purchases/sales with the same counterparty	7,099	7,247	7,519	7,511	7,270

(1)	Market sales are to retail site dealers, consumers (including government and military), jobbers, and small resellers. Supply sales are to large oil marketers, large unbranded resellers, and other oil companies.

(2)	Including purchases/sales with the same counterparty.

(3)	2007, 2006, and 2005 petroleum product sales data are reported net of purchases/sales contracts with the same counterparty.
RETAIL SITES

(number of sites at year end)	2007	2006	2005	2004	2003

United States
Owned/leased	2,225	2,375	2,544	2,698	3,072
Distributors/resellers	8,679	8,742	8,992	9,421	9,401
Total United States	10,904	11,117	11,536	12,119	12,473

Canada
Owned/leased	583	613	690	720	787
Distributors/resellers	1,327	1,327	1,288	1,258	1,287
Total Canada	1,910	1,940	1,978	1,978	2,074

Europe
Owned/leased	4,249	4,508	4,569	4,727	4,817
Distributors/resellers	2,843	2,886	3,022	3,154	3,582
Total Europe	7,092	7,394	7,591	7,881	8,399

Asia Pacific
Owned/leased	2,568	2,696	2,795	2,912	2,912
Distributors/resellers	4,844	5,368	5,662	5,888	6,318
Total Asia Pacific	7,412	8,064	8,457	8,800	9,230

Latin America
Owned/leased	1,196	1,246	1,325	1,388	1,429
Distributors/resellers	2,885	3,008	3,155	3,437	3,891
Total Latin America	4,081	4,254	4,480	4,825	5,320

Middle East/Africa
Owned/leased	625	713	933	1,214	1,360
Distributors/resellers	362	366	457	557	632
Total Middle East/Africa	987	1,079	1,390	1,771	1,992

Total
Owned/leased	11,446	12,151	12,856	13,659	14,377
Distributors/resellers	20,940	21,697	22,576	23,715	25,111

Total worldwide	32,386	33,848	35,432	37,374	39,488

Implementation of global best practices for steam cracker operations at the Baytown Olefins Plant contributed to ExxonMobil Chemical’s record operating reliability and energy efficiency performance in 2007.

CHEMICAL STATISTICAL RECAP	2007	2006	2005	2004	2003

Earnings (millions of dollars)	4,563	4,382	3,943	3,428	1,432
Prime product sales(1) (thousands of metric tons)	27,480	27,350	26,777	27,788	26,567
Average capital employed(2) (millions of dollars)	13,430	13,183	14,064	14,608	14,099
Return on average capital employed(2) (percent)	34.0	33.2	28.0	23.5	10.2
Capital expenditures (millions of dollars)	1,782	756	654	690	692

(1)	Prime product sales include ExxonMobil’s share of equity-company volumes and finished-product transfers to the Downstream. Carbon-black oil volumes are excluded.

(2)	See Frequently Used Terms on pages 94 through 97.

EXXON MOBIL CORPORATION ▪ 2007 FINANCIAL & OPERATING REVIEW  85
CHEMICAL STRATEGIES
ExxonMobil Chemical continues to deliver superior returns and earnings growth through the effective implementation of our fundamental strategies. Proven over several decades, these strategies reflect our ongoing commitment to the petrochemical business:
▪	Focus on businesses that capitalize on core competencies

▪	Capture full benefits of integration across ExxonMobil operations

▪	Consistently deliver best-in-class performance

▪	Selectively invest in advantaged projects

▪	Build proprietary technology positions
Together with our core business practices and focus on operations integrity, these strategies remain the foundation for our business, and ultimately, our performance.

(1)	Includes the chemical segments of Royal Dutch Shell, BP (through 2004), and Chevron, as well as Dow Chemical, the sole publicly traded chemical-only competitor with a significant portfolio overlap. Competitor values are estimated on a consistent basis with ExxonMobil, based on public information.
2007 Results and Highlights
Best-ever reliability and energy efficiency achieved through continued focus on operational excellence.
Earnings were a record $4.6 billion, up 4 percent versus 2006. ExxonMobil continued to benefit from our unique business portfolio, global presence, downstream integration, and feedstock advantages. Specialty business earnings exceeded $1 billion for the first time.
Return on average capital employed was 34 percent, up from 33 percent in 2006. Chemical returns continued to exceed the average of our major chemical competitors. While making substantial investments to support long-term growth, we achieved an average annual return of 17 percent over the last 10 years. During this period, our competition averaged 8 percent.
Prime product sales of 27.5 million tons were 0.5 percent higher than 2006. Premium product sales volumes increased by 8 percent.
Revenue of $53 billion increased 9 percent from 2006.
Chemical capital expenditures were $1.8 billion, with construction under way on growth projects in Singapore and Fujian, China. We continued selective investment in high-return efficiency projects, low-cost debottlenecks, and growth of our profitable specialty businesses.
CHEMICAL COMPETITIVE ADVANTAGES
Portfolio Quality – Our unique mix of Chemical businesses delivers superior performance relative to competition throughout the business cycle.
Global Integration – Synergies with the Upstream and Downstream continue to be identified and realized. Benefits are derived from the physical integration of sites, coordinated planning, global networks, feedstock integration, shared services, and best-practice sharing.
Discipline and Consistency – Our consistent and relentless focus on all aspects of operational excellence has produced industry-leading practices and systems.
Value Maximization – Our proprietary technology has successfully led to the development and growth of higher-value premium products in both our commodity and specialty businesses.
Long-Term Perspective – Through a highly structured capital management approach, we invest in projects that can compete in the toughest market environments based on feedstock, technology, and marketing advantages.

86  EXXON MOBIL CORPORATION ▪ 2007 FINANCIAL & OPERATING REVIEW
Chemical Strategies
Through implementation of focused, long-term strategies, ExxonMobil has consistently demonstrated superior returns across the business cycle, and has strengthened our position as one of the world’s premier petrochemical companies.
Premier Petrochemical Company

Return on Capital Employed (10-year average)	17 percent
Businesses Ranked 1 or 2 by Market Position	>90 percent
Capital Employed (at year end)	$14 billion
Prime Product Sales (metric tons)	27.5 million
Percent Integrated Capacity	>90 percent
Businesses

Worldwide Rank
Based on Market Position
■ Commodities
Paraxylene	#1
Olefins	#2
Polyethylene	#2
Polypropylene	#5
■ Specialties
Butyl Polymers	#1
Fluids	#1
Plasticizers/Oxo Alcohols	#1
Synthetics	#1
Oriented Polypropylene Films	#1
Adhesive Polymers	#1
Specialty Elastomers	#2
Petroleum Additives	#2
ExxonMobil’s aromatics plant in Rotterdam, the Netherlands, produces paraxylene to meet the rapidly growing demand for PET plastic beverage bottles.
FOCUS ON BUSINESSES THAT
CAPITALIZE ON CORE COMPETENCIES
ExxonMobil has developed a unique portfolio of chemical businesses over many years, with a balance of profitable commodity and specialty business growth.
Built on a number of fundamental competitive advantages, we hold leadership positions in some of the largest-volume and highest-growth commodity petrochemical products in the world. Specifically we are:
▪	One of the largest worldwide producers of olefins, the basic petrochemical building blocks for numerous derivative products.

▪	One of the largest worldwide producers of polyolefins, including polyethylene, the largest-volume plastic; and polypropylene, one of the fastest-growing and most-versatile polymers. These products are used in a wide variety of applications ranging from diapers to automobiles to appliances.

▪	The largest global manufacturer of paraxylene and benzene. Paraxylene is one of the fastest-growing petrochemicals and the main raw material for polyester fibers and polyethylene terephthalate (PET) bottles. Benzene is a primary building block for a broad array of products ranging from nylon carpeting to polystyrene packaging.
We have also built a leadership position in a diverse set of specialty businesses. These products deliver higher value to our customers through advanced performance in many applications. These businesses include butyl polymers, specialty elastomers, synthetic lubricant basestocks, petroleum additives, oriented polypropylene films, plasticizers, oxo alcohols, hydrocarbon and oxygenated fluids, and adhesive polymers. We have developed strong competitive advantages through the use of proprietary technology, advantaged feedstocks, operational excellence, and synergies across business lines. Our specialty businesses are strong performers throughout the business cycle.

EXXON MOBIL CORPORATION ▪ 2007 FINANCIAL & OPERATING REVIEW  87
The Singapore Chemical Plant is fully integrated with ExxonMobil’s largest refinery. The Singapore complex is one of the largest integrated manufacturing sites in the world.
CAPTURE FULL BENEFITS OF INTEGRATION ACROSS EXXONMOBIL OPERATIONS
ExxonMobil Chemical has a network of manufacturing sites around the world. More than 90 percent of the chemical capacity we own and operate is integrated with our large refining complexes or natural gas processing plants.
Integration continues to be one of the key differentiating factors that allows ExxonMobil to consistently outperform competition. Our manufacturing sites are designed and operated to take advantage of the flexibility and cost savings that result from physical integration. Optimization of feedstock and production plans through the use of sophisticated models provides benefits that are not easily duplicated without common ownership and colocation of refinery and chemical facilities. At these sites, maintenance, laboratory, engineering, and other services are shared, and best practices in areas such as safety, reliability, and project execution are transferred across all organizations.
CONSISTENTLY DELIVER
BEST-IN-CLASS PERFORMANCE
Underpinning our performance is a consistent and relentless focus on operational excellence in every aspect of our business. Business practices and systems have been developed and continuously improved over many years to deliver industry-leading performance and to ensure uncompromising integrity of our operations.
ExxonMobil’s disciplined approach to safety, productivity, reliability, and quality improvement continues to increase the contribution of existing assets. Over the last four years, improved reliability, elimination of constraints, and technology advances have added the equivalent capacity of about one-and-a-half steam crackers at significantly less than grassroots cost.
Energy efficiencies are systematically identified and captured at ExxonMobil facilities through the extensive use of our Global Energy Management System, a corporate-wide set of best practices and technologies. We also continue to invest in cogeneration facilities around the world. As a result, the energy consumed per unit of output has decreased by about 9 percent over the last four years. In steam cracking, our improvement pace is twice that of industry.
The company also benefits by applying a disciplined approach to a number of marketing initiatives. Through focus in areas such as transactional excellence, optimization of supply chain networks, and growth of premium products in target markets, we have improved service to our customers while significantly reducing costs. A key enabler in achieving these results is our Global Enterprise Management System, which facilitates common global practices across our businesses.
Our polyolefins plant in Baton Rouge, Louisiana, earned the Distinguished Safety Award from the National Petrochemical and Refiners Association for an unprecedented fifth consecutive year.

88  EXXON MOBIL CORPORATION ▪ 2007 FINANCIAL & OPERATING REVIEW
SELECTIVELY INVEST IN ADVANTAGED PROJECTS
In 2007 we continued to progress plans to meet demand growth in Asia with final investment decisions for projects in Singapore and Fujian, China. These two projects, along with proposed investments in Qatar and Saudi Arabia, build on an advantaged geographic footprint of strategically located world-scale facilities.
We also continued to grow our specialty businesses and to progress low-cost debottleneck and high-return efficiency projects. We seek investment opportunities offering competitive advantages that support growth and achieve industry-leading returns.
Specialty Business Growth – Low-cost expansions of our Singapore and Antwerp, Belgium, hydrocarbon fluids facilities will increase our capability to supply customers with tailor-made solutions to their application needs. ExxonMobil is the world’s largest producer of aromatic and dearomatized hydrocarbon fluids.
Tonen Chemical, our affiliate in Japan, has begun a feasibility study to build a battery separator film (BSF) manufacturing facility in Gumi, South Korea. The BSF facility would supply the rapidly growing lithium-ion battery market, including emerging opportunities for hybrid and electric vehicle batteries.
A debottleneck of the Beaumont Synthetics plant increases the capacity to produce SpectraSyn Ultra high-viscosity polyalphaolefins (PAO) by 40 percent. High-performance lubricants formulated with SpectraSyn Ultra PAO have significantly improved properties for engine wear and energy efficiency.
A new facility producing a broad spectrum of specialty compounded polymer products started up in Baton Rouge, Louisiana. The project is part of our global strategy to provide engineered thermoplastic materials to the automotive and consumer product industries.
The Yanpet facility is one of two successful ExxonMobil petrochemical joint ventures in the Kingdom of Saudi Arabia with Saudi Basic Industries Corporation.
Commodity Business Expansion – An expansion of the aromatics plant in Rotterdam, the Netherlands, will increase the facility’s production of paraxylene and benzene by 25 and 20 percent respectively, making this world-scale plant ExxonMobil’s largest paraxylene production facility. The new unit will use our proprietary PxMax technology, which increases paraxylene yield and improves process efficiency.
Start-up of the 75-thousand-tons-per-year Singapore steam cracker debottleneck reflects our continued implementation of low-cost investments around the world that increase capacity and feedstock flexibility at much less than grassroots cost.
APPROVED MAJOR PROJECTS

			Capacity(1)
			(metric tons
Commodities		Product	per year)

2007	Antwerp, Belgium	Polyethylene	27,000
	Singapore	Ethylene	75,000

2009	Fujian, China	Ethylene	200,000
		Paraxylene	175,000
		Polyethylene	200,000
		Polypropylene	100,000
	Rotterdam, the Netherlands	Benzene	20% increase
		Paraxylene	25% increase

2011	Singapore	Ethylene	1,000,000
		Polyethylene	1,300,000
		Polypropylene	450,000
		Paraxylene	80,000
		Benzene	340,000

			Capacity(1)
			(metric tons
Specialties		Product	per year)

2007	Antwerp, Belgium	Hydrocarbon Fluids	50,000
	Baton Rouge, Louisiana	Compounded Polymers	40,000
	Beaumont, Texas	Synthetics	15% increase
	Edison, New Jersey	Synthetics	10% increase

2008	Baytown, Texas	Bromobutyl Rubber	60% increase
	Notre-Dame-de-Gravenchon, France	Adhesive Polymers	18,000
	Pensacola, Florida	Compounded Polymers	1 line
	Singapore	Hydrocarbon Fluids	130,000

2011	Singapore	Oxo Alcohols	125,000
		Specialty Elastomers	300,000

(1)	ExxonMobil equity share of capacity addition.

EXXON MOBIL CORPORATION ▪ 2007 FINANCIAL & OPERATING REVIEW  89
Well-positioned for Asia Growth
Over the next 10 years, we expect about 60 percent of the world’s petrochemical demand growth will occur in Asia, with over one-third in China alone. By 2015 we expect Asia will account for 50 percent of global demand for key commodity products. Our investments in the Middle East and Asia to meet this growth are based on long-term competitive advantages, including integration with other operations, advantaged feedstocks, and market access.
China – Construction began on the integrated refining and petrochemical facility located in Quanzhou, Fujian Province. This project includes construction of an 800-thousand-tons-per-year ethylene steam cracker and integrated polyethylene, polypropylene, and paraxylene units. Start-up is scheduled for 2009.
Singapore – In 2007 we made the decision to build a second world-scale petrochemical project at our integrated refining and chemical facility in Singapore. Project start-up is expected in early 2011.
Saudi Arabia – We are working with our partner, Saudi Basic Industries Corporation (SABIC), to progress feasibility studies at our petrochemical joint ventures, Kemya and Yanpet, to supply synthetic rubber, thermoplastic specialty polymers, and carbon black for emerging local and international markets.
Qatar – In cooperation with Qatar Petroleum, we continue to progress studies for a petrochemical complex in Ras Laffan Industrial City, Qatar, including a world-scale ethylene steam cracker and associated derivative units. The complex would utilize feedstock from gas development projects in Qatar’s North Field and employ ExxonMobil’s proprietary steam cracking furnace and polyethylene technologies.
Chemical projects currently under development could increase our capacity in the Middle East and Asia by approximately 60 percent.
SINGAPORE PETROCHEMICAL PROJECT
The addition of a second world-scale petrochemical project at our integrated site in Singapore reinforces ExxonMobil’s commitment to meet increasing demand in Asia.
The new complex will include a 1-million-tons-per-year ethylene steam cracker; polyethylene, polypropylene, specialty elastomer, and benzene units; and expansions to the existing oxo alcohol and paraxylene units. The steam cracker and derivatives units will be fully integrated within the existing complex to maximize synergies. Proprietary steam cracker technology will enable a broad range of feedstocks to be processed.
The project also significantly increases our ability to supply higher-value products for consumer, packaging, automotive, and construction markets. By employing our latest proprietary metallocene catalyst technologies for polyethylene and specialty elastomers, we are able to provide high-performance products to the rapidly growing Asian markets.
This project builds on ExxonMobil’s position as the single largest foreign investor in Singapore. We expect the project will result in approximately 400 new plant and business positions in Singapore, and construction activity will require more than 10,000 people at its peak.

90  EXXON MOBIL CORPORATION ▪ 2007 FINANCIAL & OPERATING REVIEW
BUILD PROPRIETARY TECHNOLOGY POSITIONS
Development and deployment of technology are key competitive advantages and major sources of differentiation for ExxonMobil. We focus significant research in the development of leading process and product technology, including identification and utilization of lower-cost, advantaged feedstocks, and commercialization of premium products.
Lower-Cost, Advantaged Feedstocks – A significant portion of our research and development program is committed to developing processes that enable us to run heavier, lower-cost feedstocks. Through process technology development, synergies with Refining & Supply and the Upstream, and selective investment, we have significantly increased our ability to process a broad range of feeds. This feedstock flexibility captures additional value regardless of economic environment. Approximately 60 percent of our ethylene production is from advantaged feeds and we expect continued growth going forward.
Another example of our competitive advantage is in steam cracking. New furnaces we are building are 20 percent larger than those typically used in the industry and have a 4- to 5-percent conversion advantage. Application of latest technology and global best practices in the design of the new Singapore ethylene steam cracker will give it the greatest feed flexibility of any ExxonMobil steam cracker in the world.
Olefins produced from advantaged steam cracking feeds are ultimately used to produce a number of premium products.
About 60 years ago, ExxonMobil began operating the world’s first steam cracker. Today, steam cracking remains the foundation of the petrochemical industry.
ExxonMobil produces metallocene-based polyethylene resins with outstanding film qualities for greenhouse roofing. In China, the world’s largest agricultural film market, the use of high-quality films helps farmers compete in both local and international markets.
Premium Product Development – Throughout our Chemical businesses, a key focus area is the continued upgrading of products to meet evolving customer needs. Through close collaboration with customers and application of proprietary technology, we have developed a large number of value-added products within both our specialty and commodity businesses. These “premium products” are backed by a strong intellectual property position and have growth rates well above the industry average. Premium products are a key component of our investment plan, including production of metallocene-based polyethylene and specialty elastomers in Singapore.

EXXON MOBIL CORPORATION ▪ 2007 FINANCIAL & OPERATING REVIEW  91
Overview of Key Products
ExxonMobil Chemical is a premier supplier of olefins, polyolefins, and aromatics, and has strong market positions in a wide variety of other petrochemicals. New and enhanced products and applications are continually being developed to meet evolving customer needs.
Polyethylene
Automotive – fuel tanks, storage tanks
Consumer – milk bottles, storage containers, toys
Packaging – flexible food packaging, bags
Polypropylene
Appliance – clothes washer parts, dishwasher liners
Automotive – interior and exterior trim parts
Consumer – packaging, diapers, health care
Specialty Elastomers
Automotive – hoses, belts, door and window seals
Consumer – appliance parts, household goods
Industrial – roof sheeting, electrical cable insulation
Butyl Polymers
Automotive – hoses, tubing, engine mounts
Tires – inner liners, sidewalls, inner tubes
Adhesive Polymers
Consumer – tapes, labels, diaper assembly
Industrial – glues, packaging, road marking, tires
Oriented Polypropylene Film
Consumer – flexible packaging, labels
Industrial – tapes, protective laminates
Petroleum Additives
Transportation – motor and gear lubricants, transportation fuels
Synthetic Base Fluids
Automotive – synthetic engine, gear, and transmission oils
Industrial – synthetic lubricants, fiber-optic cable gel
Oxygenated Fluids
     Consumer – paints, cleaning fluids, de-icing fluids, rubbing alcohol
     Industrial – paints, adhesives, magnetic tapes
Hydrocarbon Fluids
     Consumer – aerosol products, paints, lighter fluids
     Industrial – degreasers, agricultural chemicals, adhesives, inks
Oxo Alcohols and Acids
     Consumer – tapes, shampoo
     Industrial – cleaners, coatings
     Petroleum Additives – motor oil
Plasticizers
     Automotive – dashboards, side moldings
     Construction – flooring, wall covering, carpet backing
     Consumer – garden hoses, sports equipment, shoes
Aromatics
     Automotive – polyurethane parts, headlights
     Consumer – PET bottles and packaging, polyester and nylon fabrics, CDs/DVDs
     Industrial – paints, coatings
Butyl Polymers from ExxonMobil enhance tire life and performance.
Many of our products are used in packaging, including bottles, labels, and shipping wraps.

Today’s plastics have reduced the weight of automobiles by about 10 percent. From bumpers to door panels, parts made from our polymers are lighter weight, resulting in improved fuel economy.
Synthetic lubricants, adhesives, butyl rubber, hydrocarbon fluids, specialty elastomers, and plasticizers also play important roles in improving vehicle performance and lowering costs.
We also continue to develop new products, such as battery separator film for hybrid and electric vehicles, that will improve efficiency and performance for both the auto manufacturer and the consumer.
ExxonMobil offers numerous products for a wide variety of automotive applications.

92  EXXON MOBIL CORPORATION ▪ 2007 FINANCIAL & OPERATING REVIEW
Chemical Operating Statistics
LARGE/INTEGRATED PRODUCTION COMPLEX CAPACITY (Based on size or breadth of product slate)

(millions of metric tons per year)	Ethylene	Polyethylene	Polypropylene	Paraxylene	Additional Products

North America
Baton Rouge, Louisiana	1.0	1.3	0.4	—	P	B	E	A	F	O
Baytown, Texas	2.2	—	0.8	0.6	P	B			F
Beaumont, Texas	0.9	1.0	—	0.3	P						S
Mont Belvieu, Texas	—	1.0	—	—
Sarnia, Ontario	0.3	0.5	—	—	P				F	O

Europe
Antwerp, Belgium	0.5	0.3	—	—	P				F	O
Fawley, United Kingdom	0.1	—	—	—	P	B			F	O
Fife, United Kingdom	0.4	—	—	—
Meerhout, Belgium	—	0.5	—	—
Notre-Dame-de-Gravenchon, France	0.4	0.4	0.4	—	P	B	E	A		O	S
Rotterdam, the Netherlands	—	—	—	0.6						O

Middle East
Al Jubail, Saudi Arabia	0.6	0.6	—	—
Yanbu, Saudi Arabia	1.0	0.7	0.2	—	P

Asia Pacific
Kawasaki, Japan	0.5	0.1	—	—	P	B		A	F
Singapore	0.9	0.6	0.4	0.9	P				F	O
Sriracha, Thailand	—	—	—	0.5					F

All other	—	0.1	—	0.6

Total worldwide	8.8	7.1	2.2	3.5

P Propylene     B Butyl     E Specialty Elastomers     A Adhesive Polymers     F Fluids     O Oxo Alcohols     S Synthetics
OTHER MANUFACTURING LOCATIONS(1)

Location	Product
North America
Bayway, New Jersey		▲
Belleville, Ontario				◆
Chalmette, Louisiana	■
Dartmouth, Nova Scotia			●
Edison, New Jersey			●
Houston, Texas(2)	■
Joliet, Illinois	■
LaGrange, Georgia				◆
Pensacola, Florida		▲
Plaquemine, Louisiana		▲
Shawnee, Oklahoma				◆

Latin America
Campana, Argentina	■		●
Managua, Nicaragua			●
Paulinia, Brazil			●

Europe
Amsterdam, the Netherlands			●
Augusta, Italy	■
Brindisi, Italy				◆
Cologne, Germany		▲
Fos-sur-Mer, France	■
Geleen, the Netherlands		▲
Harnes, France(2)			●
Karlsruhe, Germany	■
Kerkrade, the Netherlands				◆
Newport, United Kingdom		▲
Trecate, Italy			●
Virton, Belgium				◆

Asia Pacific
Adelaide, Australia(2)			●
Jinshan, China		▲
Kashima, Japan		▲
Nasu, Japan				◆
Panyu, China			●
Sakai, Japan	■		●
Wakayama, Japan	■

(1)	Includes joint-venture plants, with the exception of the Infineum additives joint ventures.

(2)	Facility mothballed.

■	Olefins/Aromatics

▲	Polymers

●	Other Chemicals

◆	Films

EXXON MOBIL CORPORATION ▪ 2007 FINANCIAL & OPERATING REVIEW  93
VOLUMES

Includes ExxonMobil’s share of equity companies	2007	2006	2005	2004	2003

Worldwide Production Volumes (thousands of metric tons)
Ethylene	8,155	7,878	7,930	8,271	7,567
Polyethylene	6,693	6,275	6,213	6,248	6,091
Polypropylene	1,897	1,815	1,680	1,885	1,965
Paraxylene	2,995	3,038	2,785	2,826	2,531

Prime Product Sales Volumes(1) by Region (thousands of metric tons)
Americas(2)	12,034	11,907	11,523	12,842	11,939
Europe/Middle East/Africa	7,463	7,497	7,310	7,334	7,180
Asia Pacific	7,983	7,946	7,944	7,612	7,448

Total worldwide	27,480	27,350	26,777	27,788	26,567

Prime Product Sales Volumes (1) by Business (thousands of metric tons)
Less-cyclical specialty businesses	6,237	6,228	6,083	6,324	6,113
Olefins/polyolefins/aromatics/other	21,243	21,122	20,694	21,464	20,454

Total	27,480	27,350	26,777	27,788	26,567

(1)	Prime product sales include ExxonMobil’s share of equity-company volumes and finished product transfers to the Downstream. Carbon-black oil volumes are excluded.

(2)	Includes North America and Latin America.

94  EXXON MOBIL CORPORATION ▪ 2007 FINANCIAL & OPERATING REVIEW
Frequently Used Terms
Listed below are definitions of several of ExxonMobil’s key business and financial performance measures and other terms. These definitions are provided to facilitate understanding of the terms and their calculation. In the case of financial measures that we believe constitute “non-GAAP financial measures” under Securities and Exchange Commission Regulation G, we provide a reconciliation to the most comparable Generally Accepted Accounting Principles (GAAP) measure and other information required by that rule.
EARNINGS EXCLUDING ACCOUNTING CHANGE AND OTHER SPECIAL ITEMS
In addition to reporting U.S. GAAP defined net income, ExxonMobil also presents a measure of earnings that excludes earnings from a required accounting change and other special items quantified and described in our quarterly and annual earnings press releases. Earnings excluding the aforementioned items is a non-GAAP financial measure, and is included to facilitate comparisons of base business performance across periods. A reconciliation to net income is shown on page 10. We also refer to earnings excluding accounting changes and other special items as normalized earnings. Earnings per share amounts use the same average common shares outstanding as used for the calculation of net income per common share and net income per common share — assuming dilution.
OPERATING COSTS
Operating costs are the combined total of production, manufacturing, selling, general, administrative, exploration, depreciation, and depletion expenses from the Consolidated Statement of Income and ExxonMobil’s share of similar costs for equity companies. Operating costs are the costs during the period to produce, manufacture, and otherwise prepare the company’s products for sale — including energy costs, staffing, maintenance, and other costs to explore for and produce oil and gas, and operate refining and chemical plants. Distribution and marketing expenses are also included. Operating costs exclude the cost of raw materials, taxes, and interest expense. These expenses are on a before-tax basis. While ExxonMobil’s management is responsible for all revenue and expense elements of net income, operating costs, as defined below, represent the expenses most directly under management’s control. Information regarding these costs is therefore useful for investors and ExxonMobil management in evaluating management’s performance.
Reconciliation of Operating Costs

(millions of dollars)	2007	2006	2005	2004	2003

From ExxonMobil’s Consolidated Statement of Income
Total costs and other deductions	334,078	310,233	311,248	256,794	214,772
Less:
Crude oil and product purchases	199,498	182,546	185,219	139,224	107,658
Interest expense	400	654	496	638	207
Sales-based taxes	31,728	30,381	30,742	27,263	23,855
Other taxes and duties	40,953	39,203	41,554	40,954	37,645
Income applicable to minority and preferred interests	1,005	1,051	799	776	694

Subtotal	60,494	56,398	52,438	47,939	44,713
ExxonMobil’s share of equity-company expenses	5,619	4,947	4,520	4,209	3,937

Total operating costs	66,113	61,345	56,958	52,148	48,650

Components of Operating Costs

(millions of dollars)	2007	2006	2005	2004	2003

From ExxonMobil’s Consolidated Statement of Income
Production and manufacturing expenses	31,885	29,528	26,819	23,225	21,260
Selling, general, and administrative expenses	14,890	14,273	14,402	13,849	13,396
Depreciation and depletion	12,250	11,416	10,253	9,767	9,047
Exploration expenses, including dry holes	1,469	1,181	964	1,098	1,010

Subtotal	60,494	56,398	52,438	47,939	44,713
ExxonMobil’s share of equity-company expenses	5,619	4,947	4,520	4,209	3,937

Total operating costs	66,113	61,345	56,958	52,148	48,650

PRODUCTION SHARING CONTRACT NET INTEREST REDUCTIONS
Production Sharing Contract (PSC) net interest reductions are contractual reductions in ExxonMobil’s share of production volumes covered by PSCs. These reductions typically occur when cumulative investment returns or production volumes achieve thresholds as specified in the PSCs. Once a net interest reduction has occurred, it typically will not be reversed by subsequent events, such as lower crude oil prices.

EXXON MOBIL CORPORATION ▪ 2007 FINANCIAL & OPERATING REVIEW  95
PRICE AND SPEND IMPACTS ON VOLUMES
Price and spend impacts on volumes are fluctuations in ExxonMobil’s share of production volumes caused by changes in oil and gas prices or spending levels from one period to another. For example, at higher prices fewer barrels are required for ExxonMobil to recover its costs. According to the terms of contractual arrangements or government royalty regimes, price or spending variability can increase or decrease royalty burdens and/or volumes attributable to ExxonMobil. These effects generally vary from period to period with field spending patterns or market prices for crude oil or natural gas.
CAPITAL EMPLOYED
Capital employed is a measure of net investment. When viewed from the perspective of how the capital is used by the businesses, it includes ExxonMobil’s net share of property, plant, and equipment and other assets less liabilities, excluding both short-term and long-term debt. When viewed from the perspective of the sources of capital employed in total for the Corporation, it includes ExxonMobil’s share of total debt and shareholders’ equity. Both of these views include ExxonMobil’s share of amounts applicable to equity companies, which the Corporation believes should be included to provide a more comprehensive measure of capital employed.

(millions of dollars)	2007	2006	2005	2004	2003

Business uses: asset and liability perspective
Total assets	242,082	219,015	208,335	195,256	174,278
Less liabilities and minority share of assets and liabilities
Total current liabilities excluding notes and loans payable	(55,929)	(47,115)	(44,536)	(39,701)	(33,597)
Total long-term liabilities excluding long-term debt and equity of minority and preferred shareholders in affiliated companies	(50,543)	(45,905)	(41,095)	(41,554)	(37,839)
Minority share of assets and liabilities	(5,332)	(4,948)	(4,863)	(5,285)	(4,945)
Add ExxonMobil share of debt-financed equity-company net assets	3,386	2,808	3,450	3,914	4,151

Total capital employed	133,664	123,855	121,291	112,630	102,048

Total corporate sources: debt and equity perspective
Notes and loans payable	2,383	1,702	1,771	3,280	4,789
Long-term debt	7,183	6,645	6,220	5,013	4,756
Shareholders’ equity	121,762	113,844	111,186	101,756	89,915
Less minority share of total debt	(1,050)	(1,144)	(1,336)	(1,333)	(1,563)
Add ExxonMobil share of equity-company debt	3,386	2,808	3,450	3,914	4,151

Total capital employed	133,664	123,855	121,291	112,630	102,048

RETURN ON AVERAGE CAPITAL EMPLOYED (ROCE)
Return on average capital employed is a performance measure ratio. From the perspective of the business segments, ROCE is annual business segment earnings divided by average business segment capital employed (average of beginning- and end-of-year amounts). These segment earnings include ExxonMobil’s share of segment earnings of equity companies, consistent with our capital employed definition, and exclude the cost of financing. The Corporation’s total ROCE is net income excluding the after-tax cost of financing, divided by total corporate average capital employed. The Corporation has consistently applied its ROCE definition for many years and views it as the best measure of historical capital productivity in our capital-intensive, long-term industry, both to evaluate management’s performance and to demonstrate to shareholders that capital has been used wisely over the long term. Additional measures, which are more cash-flow based, are used to make investment decisions.
Return on Average Capital Employed

(millions of dollars)	2007	2006	2005	2004	2003

Net income	40,610	39,500	36,130	25,330	21,510
Financing costs (after tax)
Gross third-party debt	(339)	(264)	(261)	(461)	(490)
ExxonMobil share of equity companies	(204)	(156)	(144)	(185)	(172)
All other financing costs — net	268	499	(35)	378	2,196 (1)

Total financing costs	(275)	79	(440)	(268)	1,534

Earnings excluding financing costs	40,885	39,421	36,570	25,598	19,976

Average capital employed	128,760	122,573	116,961	107,339	95,373
Return on average capital employed — corporate total	31.8%	32.2%	31.3%	23.8%	20.9%

(1)	“All other financing costs — net” in 2003 includes interest income (after tax) associated with the settlement of a U.S. tax dispute.

96  EXXON MOBIL CORPORATION ▪ 2007 FINANCIAL & OPERATING REVIEW
TOTAL SHAREHOLDER RETURN
Shareholder return measures the change in value of an investment in stock over a specified period of time, assuming dividend reinvestment. We calculate shareholder return over a particular measurement period by: dividing (1) the sum of (a) the cumulative value of dividends received during the measurement period, assuming reinvestment, plus (b) the difference between the stock price at the end and at the beginning of the measurement period; by (2) the stock price at the beginning of the measurement period. For this purpose, we assume dividends are reinvested in stock at market prices at approximately the same time actual dividends are paid. Shareholder return is usually quoted on an annualized basis.
CAPITAL AND EXPLORATION EXPENDITURES (Capex)
Capital and exploration expenditures are the combined total of additions at cost to property, plant, and equipment and exploration expenses on a before-tax basis from the Consolidated Statement of Income. ExxonMobil’s Capex includes its share of similar costs for equity companies. Capex excludes depreciation on the cost of exploration support equipment and facilities recorded to property, plant, and equipment when acquired. While ExxonMobil’s management is responsible for all investments and elements of net income, particular focus is placed on managing the controllable aspects of this group of expenditures.
FINDING AND RESOURCE-ACQUISITION COSTS
Finding and resource-acquisition costs per oil-equivalent barrel is a performance measure that is calculated using the Exploration portion of Upstream capital and exploration expenditures and proved property acquisition costs divided by resource additions (in oil-equivalent barrels). ExxonMobil refers to new discoveries and acquisitions of discovered resources as resource additions. In addition to proved reserves, resource additions include quantities of oil and gas that are not yet classified as proved reserves, but which ExxonMobil believes will likely be moved into the proved reserves category and produced in the future.

	2007	2006	2005	2004	2003

Exploration portion of Upstream capital and exploration expenditures (millions of dollars)	1,909	2,044	1,693	1,283	1,215
Proved property acquisition costs (millions of dollars)	37	234	174	93	—
Total exploration and proved property acquisition costs (millions of dollars)	1,946	2,278	1,867	1,376	1,215
Resource additions (millions of oil-equivalent barrels)	2,010	4,270	4,365	2,940	2,115
Finding and resource-acquisition costs per oil-equivalent barrel (dollars)	0.97	0.53	0.43	0.47	0.57
LIQUIDS AND NATURAL GAS PROVED RESERVES
In this report, we use the term “proved reserves” to mean quantities of oil and gas that ExxonMobil has determined to be reasonably certain of recovery under existing economic and operating conditions on the basis of our long-standing, rigorous management review process. We only book proved reserves when we have made significant funding commitments for the related projects. In this report, we aggregate proved reserves of consolidated and equity companies, excluding royalties and quantities due others, since ExxonMobil does not view these reserves differently from a management perspective. To reflect management’s view of ExxonMobil’s total liquids reserves, proved reserves in this report also include oil sands reserves from Canadian Syncrude operations, which are reported separately as mining reserves in our Form 10-K and proxy statement. Oil sands reserves included in this report totaled 694 million barrels at year-end 2007, 718 million barrels at year-end 2006, 738 million barrels at year-end 2005, 757 million barrels at year-end 2004, and 781 million barrels at year-end 2003. For our own management purposes and as discussed in this report, we determine proved reserves based on price and cost assumptions that are consistent with those used to make investment decisions. Therefore, the proved reserves in this report are not directly comparable to the data reported in our Form 10-K and proxy statement. Based on regulatory guidance, ExxonMobil began in 2004 to state our results in the Form 10-K and proxy statement to reflect the impacts on proved reserves of utilizing December 31 liquids and natural gas prices (“year-end price/cost effects”). On this basis, year-end proved reserves, including year-end price/cost effects, 2007 proved reserves totaled 22.5 billion oil-equivalent barrels, 22.8 billion oil-equivalent barrels in 2006, 22.4 billion oil-equivalent barrels in 2005, and 21.7 billion oil-equivalent barrels in 2004. Excluding year-end price/cost effects, 2007 proved reserves totaled 22.7 billion oil-equivalent barrels, 2006 proved reserves totaled 22.7 billion oil-equivalent barrels, 2005 proved reserves totaled 22.4 billion oil-equivalent barrels, while 2004 proved reserves totaled 22.2 billion oil-equivalent barrels.
RESOURCES, RESOURCE BASE, AND RECOVERABLE RESOURCES
Resources, resource base, recoverable oil, recoverable hydrocarbons, recoverable resources, and similar terms used in this report are the total remaining estimated quantities of oil and gas that are expected to be ultimately recoverable. In addition to proved reserves, the resource base includes quantities of oil and gas that are not yet classified as proved reserves, but which ExxonMobil believes will likely be moved into the proved reserves category and produced in the future.
PROVED RESERVES REPLACEMENT RATIO
Proved reserves replacement ratio is a performance measure that is calculated using proved oil-equivalent reserves additions divided by oil-equivalent production. Both proved reserves additions and production include amounts applicable to equity companies. The ratio usually reported by ExxonMobil excludes sales and year-end price/cost effects, and includes Canadian oil sands mining operations in both additions and production volumes. See the definition of “liquids and natural gas proved reserves” above and the listing of inclusions and exclusions on pages 64 and 65.

EXXON MOBIL CORPORATION ▪ 2007 FINANCIAL & OPERATING REVIEW  97
PROVED RESERVES REPLACEMENT COSTS
Proved reserves replacement costs per oil-equivalent barrel is a performance measure ratio. Proved reserves replacement costs per barrel are costs incurred in property acquisition and exploration, plus costs incurred in development activities, divided by proved oil-equivalent reserves additions, excluding sales. Both the costs incurred and the proved reserves additions include amounts applicable to equity companies as well as Canadian oil sands operations and exclude year-end price/cost effects. See the definition of “liquids and natural gas proved reserves” on the preceding page.

(millions of dollars)	2007	2006	2005	2004	2003

Costs incurred
Property acquisition costs	194	597	453	134	45
Exploration costs	1,762	1,685	1,420	1,255	1,181
Development costs	11,570	12,103	10,561	9,122	9,856
Total costs incurred	13,526	14,385	12,434	10,511	11,082

(millions of barrels)	2007	2006	2005	2004	2003

Proved oil-equivalent reserves additions
Revisions	1,793	390	377	140	619
Improved recovery	35	29	31	28	116
Extensions/discoveries	251	881	1,461	1,809	961
Purchases	2	755	122	11	2
Total oil-equivalent reserves additions	2,081	2,055	1,991	1,988	1,698

Proved reserves replacement costs (dollars per barrel)	6.50	7.00	6.25	5.29	6.53
HEAVY OIL
Heavy oil, for the purpose of this report, includes heavy oil, extra heavy oil, and bitumen, as defined by the World Petroleum Congress in 1987 based on API gravity and viscosity at reservoir conditions. Heavy oil has an API gravity between 10 and 22.3 degrees. The API gravity of extra heavy oil and bitumen is less than 10 degrees. Extra heavy oil has a viscosity less than 10 thousand centipoise, whereas the viscosity of bitumen is greater than 10 thousand centipoise. The term “oil sands” is used to indicate heavy oil (generally bitumen) that is recovered in a mining operation.
CASH FLOW FROM OPERATIONS AND ASSET SALES
Cash flow from operations and asset sales is the sum of the net cash provided by operating activities and proceeds from sales of subsidiaries, investments, and property, plant, and equipment from the Summary Statement of Cash Flows. This cash flow is the total sources of cash from both operating the Corporation’s assets and from the divesting of assets. The Corporation employs a long-standing and regular disciplined review process to ensure that all assets are contributing to the Corporation’s strategic and financial objectives. Assets are divested when they are no longer meeting these objectives or are worth considerably more to others. Because of the regular nature of this activity, we believe it is useful for investors to consider sales proceeds together with cash provided by operating activities when evaluating cash available for investment in the business and financing activities, including shareholder distributions.

(millions of dollars)	2007	2006	2005	2004	2003

Net cash provided by operating activities	52,002	49,286	48,138	40,551	28,498
Sales of subsidiaries, investments and property, plant, and equipment	4,204	3,080	6,036	2,754	2,290

Cash flow from operations and asset sales	56,206	52,366	54,174	43,305	30,788

DISTRIBUTIONS TO SHAREHOLDERS
The Corporation distributes cash to shareholders in the form of both dividends and share purchases. Shares are purchased both to reduce shares outstanding and to offset shares issued in conjunction with company benefit plans and programs. For purposes of calculating distributions to shareholders, the Corporation only includes the cost of those shares purchased to reduce shares outstanding.

(millions of dollars)	2007	2006	2005	2004	2003

Dividends paid to ExxonMobil shareholders	7,621	7,628	7,185	6,896	6,515
Cost of shares purchased to reduce shares outstanding	28,000	25,000	16,000	8,000	5,000

Distributions to ExxonMobil shareholders	35,621	32,628	23,185	14,896	11,515

Memo: Gross cost of shares purchased to offset shares issued under benefit plans and programs	3,822	4,558	2,221	1,951	881

98  EXXON MOBIL CORPORATION ▪ 2007 FINANCIAL & OPERATING REVIEW
Index

Acreage	32, 33, 42, 46, 50, 54, 58, 62
Africa	33, 34, 37, 38, 39, 40, 41, 50-53
Americas gas market	36-37
Asia Pacific	19, 20, 33, 40, 41, 54-55, 78, 88, 89
Asian gas market	36, 37

Balance sheet	15
Business strategies	3, 4-5, 31, 69, 85

Canada	23, 33, 36, 42, 44-45
Capital and exploration expenditures	2, 5, 12-13, 30, 31, 68, 69, 73, 84, 85, 96
Capital employed	2, 11, 30, 68, 75, 84, 86, 95
Cash flow	2, 3, 5, 17, 97
Cash flow statement	17, 97
Chemical capacity	92
Chemical products	91
Chemical projects	78, 88-89
Chemical results	84-85
Chemical volumes	5, 93

Depreciation and depletion	14, 16, 17, 66, 67
Dividend and shareholder distributions	6
Downstream results	68-69

Earnings	3, 5, 6, 10, 30, 31, 42, 46, 50, 54, 58, 66-67, 68, 69, 84, 85, 86, 94, 95
Earnings, oil and gas	66-67
Earnings per barrel	31, 35
Energy management	8, 9, 36, 72, 73, 87
Energy outlook	18-21
Europe	33, 38, 40, 41, 46-49, 73, 77, 86, 88
European gas market	36-37
Exploration captures	33

Financial highlights	2
Finding and resource-acquisition costs	31, 40, 96
Frequently used terms	94-97
Fuels marketing	74-75, 78
Fujian Venture	29, 78, 89

Heavy oil	23, 32, 34, 35, 44, 45, 97

Income statement	16
Integration	5, 29, 31, 69, 70, 71, 74, 85, 87

Key financial ratios	2

LNG	20, 34, 36-37, 38, 43, 47, 49, 51, 54, 55, 56-57
Lubricants & Specialties	76-77

Middle East	19, 20, 29, 36, 37, 38, 40, 41, 54, 56-57, 88, 89
Molecule management	29, 69, 72

Operating costs	14, 66, 67, 69, 72, 74, 94

Petroleum product sales	5, 68, 69, 82-83
Price and Spend Impacts	41, 95
Production Sharing Contract	41, 53, 55, 59
Production volumes	5, 30, 31, 41, 60-61
Property, plant and equipment	14

Refinery utilization	68, 69, 79
Refining & Supply	70-73, 78
Refining capacity	70, 72, 79-81
Reserves and resources	30, 31, 32, 34, 40-41, 42, 46, 50, 54, 58, 63-65, 96, 97
Reserves replacement costs	65, 97
Reserves replacement ratio	30, 31, 41, 64-65, 96
Retail sites	74-75, 78, 83
Return on average capital employed	2, 3, 4, 11, 30, 31, 68, 69, 84, 85, 95
Russia/Caspian	8, 9, 24, 38, 40, 41, 58-59, 76, 77

Safety, health and environment	7-9
Share purchases	6, 97
South America	45

Technology	22-28
Tight gas	32, 34, 36, 40, 43
Total shareholder return	3, 6, 96

United States	33, 42-44
Upstream development project summary	39
Upstream production profile	41
Upstream results	30-31

Wells, net drilled	62

DATA TABLES
Corporate Financial Tables
Capital and Exploration Expenditures	12-13
Capital Employed/ROCE	11
Financial Statements	14-17
Functional Earnings	10

Business Tables
Upstream	60-67
Downstream	79-83
Chemical	92-93
Exxon Mobil Corporation has numerous affiliates, many with names that include ExxonMobil, Exxon, Mobil, and Esso. For convenience and simplicity, those terms and terms such as Corporation, company, our, we, and its are sometimes used as abbreviated references to specific affiliates or affiliate groups. Abbreviated references describing global or regional operational organizations, and global or regional business lines are also sometimes used for convenience and simplicity. Similarly, ExxonMobil has business relationships with thousands of customers, suppliers, governments, and others. For convenience and simplicity, words such as venture, joint venture, partnership, co-venturer, and partner are used to indicate business and other relationships involving common activities and interests, and those words may not indicate precise legal relationships.
The following are trademarks, service marks, or proprietary process names of Exxon Mobil Corporation or one of its affiliates: Esso, Exxon, Mobil, R3M, SCANfining, On the Run, Mobil 1, CFZ, EMpower, Mobilgear SHC XMP, MSDW-3, Mobil 1 ESP, Mobil 1 Delvac ESP, Mobil 1 Extended Performance, CorrCast, Electrofrac, Enable, Exxpro, PxMax, Mobil 1 Advanced Fuel Economy, Spectrasyn Ultra, Pegasus 1005, and Taking on the World’s Toughest Energy Challenges. The following third party trademarks or service marks, referenced in the text of the report are owned by the entities indicated: NASCAR (National Association for Stock Car Racing, Inc.), Formula 1 (Formula One Licensing BV), IRL (Indianapolis Motor Speedway Corporation), Tesco (Tesco Stores Limited), Doutor (Kabushiki Kaisha Doutor Coffee, dba Doutor Coffee Co., Ltd.), 7-Eleven (7-Eleven, Inc.), NTUC Fairprice (NTUC Fairprice Co-Operative Ltd.), Tim Hortons (The TDL Group Ltd.), Porsche and Porsche SuperCup (Dr. Ing. H.c.F. Porsche AG), Aston Martin (Aston Martin Lagonda Limited), Bentley (Bentley Motors Limited), Cadillac and Corvette (General Motors Corporation), Chrysler and Dodge (Chrysler Corporation), Mercedes and Mercedes Benz (Daimler AG), Saab (Saab Automobile Ab), Acura (Honda Motor Co., Ltd.) American Le Mans (Automobile Club de l’Ouest, A.C.O.), Nissan (Nissan Motor Co., Ltd.), McLaren (McLaren Racing Limited), Vodafone (Vodafone Group Plc).

General Information

CORPORATE HEADQUARTERS
Exxon Mobil Corporation
5959 Las Colinas Boulevard
Irving, TX 75039-2298

Additional copies may be obtained by writing or phoning:
Phone: 972-444-1000
Fax: 972-444-1505

SHAREHOLDER RELATIONS
Exxon Mobil Corporation
P.O. Box 140369
Irving, TX 75014-0369

MARKET INFORMATION
The New York Stock Exchange is the principal exchange on which Exxon Mobil Corporation common stock (symbol XOM) is traded.

ANNUAL MEETING
The 2008 Annual Meeting of Shareholders will be held at 9:00 a.m. Central Time on Wednesday, May 28, 2008, at:

The Morton H. Meyerson Symphony Center
2301 Flora Street
Dallas, Texas 75201

The meeting will be audiocast live on the Internet. Instructions for listening to this audiocast will be available on the Internet at *exxonmobil.com* approximately one week prior to the event.

ExxonMobil

EXXONMOBIL ON THE INTERNET
A quick, easy way to get information about ExxonMobil
ExxonMobil publications and important shareholder information are available on the Internet at *exxonmobil.com*:

- Publications
- Stock Quote
- Dividend Information
- Contact Information
- Shareholder Issues
- News Releases
- Investor Presentations
- Corporate Governance
- Shareholder Contacts
- *The Outlook for Energy*

PRINTED IN U.S.A.
©2008 EXXON MOBIL CORPORATION
WHETSTONE DESIGN LAB

5959 Las Colinas Boulevard
Irving, Texas 75039-2298
exxonmobil.com